EXHIBIT (c)(ii)

Consolidated Financial Statements of the Co-Registrant for the fiscal year ended June 30, 2016.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any economic downturn, ongoing economic, banking and sovereign debt risk in Europe and any stalling of the protracted United States recovery;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State or Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

2015–16 Report on State Finances of the Queensland Government – 30 June 2016
Incorporating the Outcomes Report and the AASB 1049 Financial Statements

Contents

Page

Message from the Treasurer	3

Outcomes Report - Uniform Presentation Framework

Overview and Analysis	4-01

Operating Statement by Sector	4-07

Balance Sheet by Sector	4-08

Cash Flow Statement by Sector	4-09

General Government Sector Taxes	4-10

General Government Sector Dividend and Income Tax Equivalent Income	4-10

General Government Sector Grant Revenue	4-11

General Government Sector Grant Expenses	4-11

General Government Sector Expenses by Function	4-12

General Government Sector Purchases of Non-financial Assets by Function	4-13

Loan Council Allocation	4-13

Certification of Outcomes Report	4-14

AASB 1049 Financial Statements

Overview and Analysis	5-01

Audited Financial Statements

Operating Statement	6-01

Balance Sheet	6-03

Statement of Changes in Net Assets (Equity)	6-04

Cash Flow Statement	6-06

Notes to the Financial Statements	6-07

Certification of Queensland State Government Financial Statements	6-91

Independent Auditor’s Report to the Treasurer of Queensland	6-92

Report on State Finances 2015–16 – Government of Queensland	1

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2	Report on State Finances 2015–16 – Government of Queensland

Message from the Treasurer

This Report on State Finances incorporates Queensland’s Outcomes Report and AASB1049 Financial Statements for the General Government Sector (GGS) and Whole of Government (Total State Sector), providing a comprehensive analysis of Government’s finances for the 2015-16 financial year.

The Outcomes Report

The Outcomes Report contains financial statements that are prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting. The primary objective of the UPF is to provide uniform and comparable reporting of Commonwealth, State and Territory Governments’ financial information.

Queensland’s annual Budget was prepared in accordance with the UPF. The Outcomes Report compares achieved financial results with revised forecasts contained in the 2016-17 Budget papers.

The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations sectors.

The AASB 1049 Financial Statements

The AASB 1049 Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AASB 1049 and other applicable standards. The statements present the Operating Statement, Balance Sheet and Cash Flows of the Queensland Total State Sector on a consolidated basis and the GGS on a partially consolidated basis.

AASB 1049 was released in October 2007. The standard aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government. A full set of financial statements is required for both the GGS and Total State Sector. Comparison is with the prior year, though the GGS financial statements also require analysis of variances between original budget and actuals.

Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).

A full list of consolidated entities is disclosed in Note 49 of the financial statements.

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statements for the current reporting period and to correct timing differences and/or errors from prior periods.

Related Publications

This report complements other key publications relating to the financial performance of the Queensland Public Sector including:

-	the annual Budget papers;

-	Budget updates including the Mid Year Fiscal and Economic Review;

-	the Treasurer’s Consolidated Fund Financial Report; and

-	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

I note the assurances of Treasury officials that both the Outcomes Report and the audited financial statements are presented on a true and fair basis and that the independent auditor’s report is unqualified.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

HON. CURTIS PITT MP

Treasurer

Minister for Aboriginal and Torres Strait Islander Partnerships

Minister for Sport

Report on State Finances 2015–16 – Government of Queensland	3

2015-16 Outcomes Report
Uniform Presentation Framework of the Queensland Government – 30 June 2016

Outcomes Report - Overview and Analysis

Overview

The General Government UPF net operating balance for 2015-16 was a surplus of $970 million. This is $818 million higher than the 2016-17 Budget estimated actual surplus of $152 million.

The 2015-16 result is the largest operating surplus since 2006-07.

Chart 4.1: General Government Sector net operating balance 2005-06 to 2015-16

Source: Queensland Report on State Finances AASB 1049 Statements 2005-06 to 2015-16

GGS gross borrowings at 30 June 2016 were $35.486 billion, slightly below the estimated actual of $35.698 billion and significantly below the 2014-15 Budget projection of $48.023 billion and 2015-16 Budget of $38.151 billion, as shown in Chart 4.2.

Chart 4.2: General Government Sector borrowings, 2015-16, estimates and actual

Source: Queensland State Budgets 2014-15 to 2016-17, 2015-16 MYFER and 2015-16 Report on State Finances

Report on State Finances 2015–16 – Government of Queensland	4-01

Outcomes Report - Overview and Analysis

Relative to 2014-15, the GGS gross borrowings decreased by $7.619 billion in 2015-16, while revenue increased by $1.025 billion. As a result, the debt to revenue ratio improved (decreased) from 87% in 2014-15 to 70% in 2015-16. The Government’s Debt Action Plan played a significant role in this improvement.

Non-financial Public Sector gross borrowings of $72.922 billion were $7.697 billion lower than the 2014-15 Budget projection. This outcome was $1.191 billion lower than the 2015-16 Budget of $74.113 billion.

The proportion of General Government capital investment funded through operating cash flows in 2015-16 was 115%, in line with the estimated actual at the time of the 2016-17 Budget. The outcome represents a significant improvement on the 2015-16 Budget projection of 83% and the 2015-16 MYFER estimate of 82%.

Chart 4.3: General Government Sector operating cashflows as a proportion of capital purchases, 2015-16, estimates and actual

Source: Queensland 2015-16 State Budget, 2015-16 MYFER, 2016-17 State Budget, and 2015-16 Report on State Finances

Fiscal principles

Following consideration of the Review of State Finances, prepared by Queensland Treasury, the Government tabled a revised Charter of Fiscal Responsibility in Parliament. In keeping with the requirement to regularly report progress against the principles set out in the Charter, the table on page 4-03 provides an overview of these fiscal principles and progress against them for the 2015-16 financial year. A new fiscal principle in relation to the size of the public service was introduced in the 2016-17 Budget and will be reported against from the 2016-17 year onwards.

Principle 1 - Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio

In managing GGS debt, a debt to revenue ratio is a key measure of the sustainability of a jurisdiction’s debt levels. Queensland’s debt to revenue ratio was 70% in 2015-16, slightly lower than the estimated actual.

The debt to revenue ratio peaked at 91% in 2012-13 and is expected to stabilise around 70%, as a result of the Government’s Debt Action Plan.

Principle 2 - Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenues rather than borrowing

Given the importance of managing GGS debt, the Government recognises that the size of the General Government operating surplus must be large enough that recurrent revenues, rather than borrowings, are the primary funding source for capital investment in the GGS.

The proportion of General Government capital investment funded through operating cash flows in 2015-16 was 115%, as estimated in the 2016-17 Budget.

Principle 3 - The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging

While the value of the capital program can fluctuate across individual years, the 2016-17 Budget provides for GGS capital purchases of non-financial assets to average of $6 billion across 2016-17 to 2019-20.

4-02	Report on State Finances 2015–16 – Government of Queensland

Outcomes Report - Overview and Analysis

Fiscal principles - continued

Principle 4 - Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates

Government has a clear role in providing an economic environment that supports business and jobs growth and does not place undue strain on households. In 2015-16, own-source revenue represented 8.7% of nominal gross state product, slightly above the estimate in the 2016-17 Budget, mainly due to additional revenue. Own source revenue is expected to average 7.5% of gross state product across the forward estimates.

Principle 5 - Target full funding of long term liabilities such as superannuation and WorkCover in accordance with actuarial advice.

Consistent with the long-standing practice of successive governments, the Queensland Government is committed to ensuring that the State sets aside assets, on an actuarially determined basis, to meet long term liabilities such as superannuation and WorkCover. The latest full actuarial review of the QSuper scheme was as at 30 June 2015 and was presented in a report dated 31 March 2016.

As at 30 June 2016, WorkCover Queensland was fully funded.

The fiscal principles of the Queensland Government 2015-16

Principle	Indicator
Debt to Revenue Ratio
Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio	Est. Actual	Outcome
	71%	70%
Capital purchases to Operating cash flows
Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenue rather than borrowings	Est. Actual	Outcome
	115%	115%
GGS purchases of non-financial assets
The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging	Est. Actual	Outcome
	$4.173 billion	$4.092 billion
Own-source revenue to gross state product ratio
Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates	Est. Actual	Outcome
	8.3%	8.7%
Target full funding of long-term liabilities such as superannuation in accordance with actuarial advice	The latest full actuarial review of the QSuper scheme as at 30 June 2015 found the scheme to be fully funded.

Report on State Finances 2015–16 – Government of Queensland	4-03

Outcomes Report - Overview and Analysis

Summary of Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by sector.

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome
	$ million	$ million	$ million	$ million	$ million	$ million
Revenue	49,976	50,995	11,310	11,863	56,203	57,608
Expenses	49,824	50,025	9,894	10,263	56,242	56,735
Net operating balance	152	970	1,416	1,600	(39)	873
Capital purchases	4,173	4,092	2,745	2,773	6,918	6,900
Fiscal balance	(940)	(461)	1,085	1,178	(1,462)	(1,020)
Borrowing	35,698	35,486	37,018	37,436	72,715	72,922

Note:

1.	Numbers may not add due to rounding

General Government Sector

General Government Revenue	2015-16 Est. Actual $ million	2015-16 Outcome $ million
Taxation revenue	12,660	12,547
Grants revenue	23,696	23,740
Sales of goods and services	5,409	5,926
Interest income	2,427	2,543
Dividend and income tax equivalent income	2,438	2,661
Other revenue	3,346	3,577
Total Revenue	49,976	50,995

Note:

1.	Numbers may not add due to rounding

Total GGS revenue was $1.019 billion higher than the 2015-16 estimated actual. Sales of goods and services were higher, mainly due to the grossing up of medical supplies in the Outcome and increased funding for health from the Commonwealth for higher activity through the Pharmaceutical Benefits Scheme. Higher income tax equivalents and dividends mainly from Electricity businesses and higher other revenue (royalties and contributed assets) were partly offset by lower taxes, primarily payroll tax and transfer duty.

	2015-16	2015-16
	Est. Actual	Outcome
General Government Expenses	$ million	$ million
Employee expenses	19,956	20,044
Superannuation expenses
Superannuation interest cost	778	767
Other superannuation expenses	2,548	2,507
Other operating expenses	14,895	15,000
Depreciation and amortisation	3,367	2,927
Other interest expenses	2,193	2,220
Grant expenses	6,088	6,559
Total Expenses	49,824	50,025

Note:

1.	Numbers may not add due to rounding

Total GGS expenses for 2015-16 were $201 million higher than expected in the 2016-17 Budget:

-	Grant expenses were $471 million higher than budgeted, though this was mainly due to a reallocation from other operating expenses in relation to payments to TAFE providers. The corresponding decrease in other operating expenses was offset by the grossing up of expenses on medical supplies and pharmaceutical sales as well as additional road expenses.

-	The lower depreciation expense follows a review of asset lives for road infrastructure.

4-04	Report on State Finances 2015–16 – Government of Queensland

Outcomes Report - Overview and Analysis

GGS expenditure is focussed on the delivery of core services to the community. As shown in Chart 4.4 below, education and health account for over half of the total expenses.

Chart 4.4: Expenses by Function1 (General Government Sector) 2015-16

[1]	Refer to page 4-12 for further detail of expenses in each function.

Net Operating Balance

The net operating balance is the net of revenue and expenses from transactions and was $970 million, compared to the 2016-17 Budget estimate for 2015-16 of $152 million. This difference is largely due to the higher revenue and lower depreciation expense, as discussed above.

Capital Purchases

GGS purchases of non-financial assets (i.e. capital expenditure) totalled $4.092 billion which was $81 million less than the 2016-17 Budget estimate for 2015-16 capital purchases.

Fiscal Balance

The fiscal balance or net lending/borrowing aggregate broadly shows how much of the acquisition of non-financial assets is financed by the net operating balance (excluding depreciation and non-cash grants) and how much by borrowing.

The improvement in the fiscal balance for 2015-16 from a deficit of $940 million at the time of the 2016-17 Budget to a deficit of $461 million is mainly due to the higher revenue as mentioned above.

Borrowing

Gross borrowings were $35.486 billion compared to the forecast of $35.698 billion. Net repayment of borrowing for the GGS for 2015-16 was $6.738 billion, compared to the estimate at the time of the 2016-17 Budget of $7.465 billion due to timing differences on borrowing reflected in higher cash balances.

Net Worth

The General Government’s net worth was $191.91 billion as at 30 June 2016, $24.826 billion higher than the estimated actual included in the 2016-17 Budget. The increase related mainly to the revaluation of roads and land under roads (including a prior year adjustment). Road infrastructure is now valued on a basis that more closely reflects the cost of largely working on existing (brownfield) road alignments rather than unconstrained greenfield sites. The remaining useful lives of some components of road assets were also extended as part of this review resulting in lower depreciation for the year.

Report on State Finances 2015–16 – Government of Queensland	4-05

Outcomes Report - Overview and Analysis

Operating Result

The operating result represents the result for the State under the Accounting Standards framework. The GGS operating result of $1.088 billion differs from the net operating balance as it includes valuation adjustments such as gains and losses on financial and non-financial assets and the effect of revising the capital structure of the Government owned corporations.

Comprehensive Result - Total Change in Net Worth

The comprehensive result includes revaluation of assets taken to reserves. The increase from the estimated actual to the actual comprehensive result was due mainly to the revaluations of non-financial assets discussed above.

Public Non-financial Corporations (PNFC) Sector

The Public Non-financial Corporations Sector comprises bodies such as Government-owned corporations that mainly engage in the production of goods and services (of a non-financial nature) for sale in the market place at prices that aim to recover most of the costs involved:

-	The PNFC Sector recorded a net operating surplus of $1.6 billion, $184 million higher than forecast. Both revenue and expenses were higher than forecast, mainly due to higher than expected demand for electricity generation.

-	The fiscal balance was a surplus of $1.178 billion, compared to an estimated surplus of $1.085 billion.

State Financial (Total State) Sector

The Total State Sector includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable:

-	The net operating balance for 2015-16 was a deficit of $494 million, while the operating result was a deficit of $4.088 billion as it includes the net increase in market value of QTC’s external borrowings and derivatives and QIC’s investments.

-	The cash deficit was $1.849 billion for 2015-16 after allowing for purchases of non-financial assets of $6.93 billion.

-	The net worth was $182.09 billion, an increase of over $20 billion to that published in 2014-15, which largely reflects the net effect of market value movements in infrastructure, investments and borrowings.

4-06	Report on State Finances 2015–16 – Government of Queensland

2015-16 Operating Statement by Sector ($ million)

								Public Financial	State
		General Government		Public Non-financial		Non-financial Public		Corporations	Financial
		Sector		Corporations Sector		Sector		Sector	Sector
		Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
	Revenue from Transactions
	Taxation revenue	12,660	12,547	—	—	12,345	12,231	—	12,226
	Grants revenue	23,696	23,740	719	699	23,845	23,823	—	23,746
	Sales of goods and services	5,409	5,926	10,336	10,777	13,863	14,882	1,702	16,327
	Interest income	2,427	2,543	58	62	2,485	2,605	5,060	1,565
	Dividend and income tax equivalent income	2,438	2,661	14	14	135	182	—	20
	Other revenue	3,346	3,577	183	310	3,530	3,884	98	3,974
	Total Revenue from Transactions	49,976	50,995	11,310	11,863	56,203	57,608	6,860	57,859

Less	Expenses from Transactions
	Employee expenses	19,956	20,044	1,630	1,625	21,483	21,571	270	21,632
	Superannuation expenses
	Superannuation interest cost	778	767	—	(12)	778	755	—	755
	Other superannuation expenses	2,548	2,507	218	201	2,766	2,709	17	2,726
	Other operating expenses	14,895	15,000	3,054	3,400	16,063	16,564	1,555	18,109
	Depreciation and amortisation	3,367	2,927	2,365	2,346	5,732	5,274	51	5,325
	Other interest expenses	2,193	2,220	1,897	1,885	3,888	3,904	6,094	3,847
	Grants expenses	6,088	6,559	15	15	5,533	5,958	77	5,958
	Other property expenses	—	—	715	802	—	—	53	—
	Total Expenses from Transactions	49,824	50,025	9,894	10,263	56,242	56,735	8,118	58,353
Equals	Net Operating Balance	152	970	1,416	1,600	(39)	873	(1,258)	(494)

	Other economic flows - included in operating result	397	119	(81)	(277)	(529)	(753)	420	(3,594)

	Operating Result	549	1,088	1,335	1,323	(568)	120	(838)	(4,088)

	Other economic flows - other movements in equity	(1,647)	22,639	(2,383)	(3,339)	(530)	23,608	(111)	24,555

	Comprehensive Result - Total Change in Net Worth	(1,098)	23,728	(1,048)	(2,016)	(1,098)	23,728	(948)	20,467

	KEY FISCAL AGGREGATES

	Net Operating Balance	152	970	1,416	1,600	(39)	873	(1,258)	(494)

Less	Net Acquisition of Non-financial Assets
	Purchases of non-financial assets	4,173	4,092	2,745	2,773	6,918	6,900	29	6,930
	Less Sales of non-financial assets	216	254	45	45	261	292	8	299
	Less Depreciation	3,367	2,927	2,365	2,346	5,732	5,274	51	5,325
	Plus Change in inventories	(29)	(37)	(20)	(35)	(49)	(72)	—	(72)
	Plus Other movements in non-financial assets	529	556	17	75	546	631	—	631
	Equals Total Net Acquisition of Non-financial Assets	1,091	1,431	331	422	1,422	1,893	(29)	1,865
	Equals Fiscal Balance	(940)	(461)	1,085	1,178	(1,462)	(1,020)	(1,229)	(2,359)

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Report on State Finances 2015–16 – Government of Queensland	4-07

2015-16 Balance Sheet by Sector ($ million)

							Public Financial	State
	General Government		Public Non-financial		Non-financial Public		Corporations	Financial
	Sector		Corporations Sector		Sector		Sector	Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Assets
Financial assets
Cash and deposits	648	1,104	1,278	1,542	1,926	2,646	1,334	1,876
Advances paid	708	632	33	33	733	657	—	657
Investments, loans and placements	33,317	33,612	361	530	33,679	34,142	142,869	65,646
Receivables	3,678	4,282	1,432	1,473	3,436	3,774	311	3,926
Equity
Investments in other public sector entities	21,323	20,477	—	—	3,148	3,269	—	—
Investments - other	166	157	226	267	392	424	—	425
Total financial assets	59,841	60,265	3,330	3,845	43,315	44,913	144,514	72,530
Non-financial Assets
Land and other fixed assets	175,269	200,647	60,753	60,166	236,021	260,813	224	261,037
Other non-financial assets	6,582	6,377	1,371	1,491	1,137	1,063	52	1,055
Total Non-financial Assets	181,851	207,024	62,124	61,657	237,158	261,876	277	262,092
Total assets	241,692	267,289	65,454	65,502	280,473	306,789	144,790	334,622
Liabilities
Payables	2,962	3,596	2,312	2,825	3,648	4,484	210	4,535
Superannuation liability	27,219	27,360	(252)	(171)	26,967	27,189	—	27,189
Other employee benefits	5,001	5,217	669	696	5,670	5,913	109	6,022
Deposits held	—	3	21	20	21	23	6,834	4,753
Advances received	566	514	8	8	566	514	—	514
Borrowing	35,698	35,486	37,018	37,436	72,715	72,922	131,579	102,955
Other liabilities	3,161	3,204	7,503	7,479	3,801	3,835	2,790	6,564
Total liabilities	74,607	75,380	47,278	48,294	113,388	114,879	141,521	152,532
Net Worth	167,084	191,910	18,176	17,208	167,084	191,910	3,269	182,090

Net Financial Worth	(14,766)	(15,114)	(43,948)	(44,449)	(70,074)	(69,966)	2,993	(80,002)
Net Financial Liabilities	36,090	35,591	N/A	N/A	73,222	73,235	N/A	80,002
Net Debt	1,590	654	35,374	35,359	36,964	36,013	(5,790)	40,043

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

4-08	Report on State Finances 2015–16 – Government of Queensland

2015-16 Cash Flow Statement by Sector ($ million)

							Public Financial	State
	General Government		Public Non-financial		Non-financial Public		Corporations	Financial
	Sector		Corporations Sector		Sector		Sector	Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Cash Receipts from Operating Activities
Taxes received	12,660	12,588	—	—	12,344	12,267	—	12,263
Grants and subsidies received	23,725	23,891	698	689	23,830	23,945	—	23,867
Sales of goods and services	5,662	6,083	11,455	11,917	14,882	16,211	1,812	17,773
Interest receipts	2,427	2,536	58	62	2,485	2,598	4,940	1,564
Dividends and income tax equivalents	3,729	3,754	14	14	201	199	—	20
Other receipts	4,326	4,385	205	214	4,530	4,596	99	4,688
Total	52,528	53,237	12,430	12,896	58,274	59,816	6,851	60,174
Cash Payments for Operating Activities
Payments for employees	(22,870)	(22,830)	(1,829)	(1,776)	(24,596)	(24,507)	(279)	(24,577)
Payments for goods and services	(16,107)	(16,459)	(3,775)	(3,778)	(17,661)	(18,389)	(77)	(18,466)
Grants and subsidies	(6,268)	(6,750)	(13)	(14)	(5,689)	(6,128)	(77)	(6,128)
Interest paid	(2,193)	(2,223)	(1,747)	(1,832)	(3,737)	(3,849)	(6,083)	(3,908)
Other payments	(311)	(271)	(1,512)	(1,558)	(918)	(928)	(1,476)	(2,314)
Total	(47,749)	(48,533)	(8,877)	(8,957)	(52,601)	(53,801)	(7,993)	(55,392)
Net Cash Inflows from Operating Activities	4,779	4,704	3,553	3,939	5,673	6,015	(1,142)	4,782
Cash Flows from Investments in Non-financial Assets
Purchases of non-financial assets	(4,173)	(4,092)	(2,745)	(2,773)	(6,918)	(6,900)	(31)	(6,930)
Sales of non-financial assets	216	254	45	45	261	292	7.563	299
Total	(3,958)	(3,838)	(2,700)	(2,729)	(6,658)	(6,607)	(23)	(6,630)
Net Cash Flows from Investments in Financial Assets for Policy Purposes	3,403	3,348	(3,383)	(3,331)	—	(2)	—	(2)
Net Cash Flows for Investments in Financial Assets for Liquidity Purposes	2,817	2,540	(61)	20	2,756	2,559	5,479	5,367
Receipts from Financing Activities
Advances received (net)	(137)	(111)	(1)	(1)	(138)	(112)	—	(112)
Borrowing (net)	(7,465)	(6,738)	4,553	4,461	(2,911)	(2,277)	2,337	53
Dividends paid	—	—	(2,659)	(2,669)	—	—	(97)	—
Deposits received (net)	—	1	(6)	(7)	(6)	(6)	(889)	(332)
Other financing (net)	—	—	(20)	(143)	—	(123)	(6,499)	(3,951)
Total	(7,602)	(6,848)	1,868	1,642	(3,055)	(2,517)	(5,149)	(4,341)
Net Increase/(Decrease) in Cash Held	(561)	(94)	(722)	(458)	(1,283)	(553)	(835)	(825)
Net cash from operating activities	4,779	4,704	3,553	3,939	5,673	6,015	(1,142)	4,782
Net cash from investments in non-financial assets	(3,958)	(3,838)	(2,700)	(2,729)	(6,658)	(6,607)	(23)	(6,630)
Dividends paid	—	—	(2,659)	(2,669)	—	—	(97)	—
Cash Surplus/(Deficit)	821	866	(1,806)	(1,459)	(985)	(593)	(1,263)	(1,849)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	821	866	(1,806)	(1,459)	(985)	(593)	(1,263)	(1,849)
Acquisitions under finance leases and similar arrangements	(350)	(341)	—	—	(350)	(341)	—	(341)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	471	525	(1,806)	(1,459)	(1,335)	(934)	(1,263)	(2,190)

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Report on State Finances 2015–16 – Government of Queensland	4-09

Outcomes Report - Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector Taxes

2015-16
Outcome
$ million
Taxes on employers’ payroll and labour force	3,712

Taxes on property
Land taxes	1,010
Stamp duties on financial and capital transactions	3,005
Other	679

Taxes on the provision of goods and services
Taxes on gambling	1,138
Taxes on insurance	866

Taxes on use of goods and performance of activities
Motor vehicle taxes	2,137

Total Taxation Revenue	12,547

Note:

1.	Numbers may not add due to rounding.

General Government Sector

Dividend and Income Tax Equivalent Income

2015-16
Outcome
$ million
Dividend and Income Tax Equivalent income from PNFC sector	2,493
Dividend and Income Tax Equivalent income from PFC sector	163
Other Dividend and Income Tax Equivalent income	6

Total Dividend and Income Tax Equivalent income	2,661

Note:

1.	Numbers may not add due to rounding.

4-10	Report on State Finances 2015–16 – Government of Queensland

Outcomes Report - Other General Government UPF Data

General Government Sector Grant Revenue

2015-16
Outcome
$ million
Current grant revenue

Current grants from the Commonwealth
General purpose grants	13,141
Specific purpose grants	6,421
Specific purpose grants for on-passing	2,465
Total current grants from the Commonwealth	22,027
Other contributions and grants	319
Total current grant revenue	22,347

Capital grant revenue

Capital grants from the Commonwealth
Specific purpose grants	1,365
Specific purpose grants for on-passing	—
Total capital grants from the Commonwealth	1,365
Other contributions and grants	28
Total capital grant revenue	1,394

Total grant revenue	23,740

Note:

1.	Numbers may not add due to rounding.

General Government Sector Grant Expenses

2015-16
Outcome
$ million
Current grant expenses

Private and not-for-profit sector	1,922
Private and not-for-profit sector on-passing	2,259
Local Government	190
Local Government on-passing	225
Grants to other sectors of Government	601
Other	219
Total current grant expense	5,416

Capital grant expenses

Private and not-for-profit sector	322
Local Government	677
Local Government on-passing	—
Grants to other sectors of Government	30
Other	114
Total capital grant expenses	1,143

Total grant expenses	6,559

Note:

1.	Numbers may not add due to rounding.

Report on State Finances 2015–16 – Government of Queensland	4-11

Outcomes Report - Other General Government UPF Data

General Government Sector Expenses by Function

2015-16
Outcome
$ million
General Public Services	1,648
Other general public services	1,648

Public Order and Safety	4,495
Police and fire protection services	2,239
Law courts and legal services	863
Prisons and corrective services	749
Other public order and safety	643

Education	11,810
Primary and secondary education	9,516
Tertiary education	596
Pre-school education and education not definable by level	1,452
Transportation of students	183
Education n.e.c.	62

Health	15,099
Acute care institutions	10,842
Mental health institutions	455
Nursing homes for the aged	226
Community health services	2,853
Public health services	352
Health research	200
Health administration n.e.c.	170

Social Security and Welfare	3,091
Welfare services	2,539
Social security and welfare n.e.c.	551

Housing and Community Amenities	1,455
Housing and community development	1,151
Water Supply	129
Sanitation and protection of the environment	175

2015-16
Outcome
$ million
Recreation and Culture	1,109
Recreation facilities and services	773
Cultural facilities and services	333
Recreation and cultural n.e.c.	3

Fuel and Energy	570
Electricity and other energy	570

Agriculture, Forestry, Fishing and Hunting	692
Agriculture	632
Forestry, fishing and hunting	60

Mining, manufacturing and construction	284
Mining and mineral resources other than fuels	114
Construction	170

Transport and Communications	5,303
Road transport	2,417
Water transport	128
Rail transport	1,684
Other transport	1,073

Other Economic Affairs	874
Tourism and area promotion	130
Labour and employment affairs	697
Other economic affairs	47

Other Purposes	3,597
Nominal superannuation interest	767
Public debt transactions	2,203
General purpose inter-government transactions	—
Natural disaster relief	57
Other purposes n.e.c.	569

Total	50,025

4-12	Report on State Finances 2015–16 – Government of Queensland

Outcomes Report - Other General Government UPF Data

General Government Sector Purchases of Non-financial Assets by

Function and Loan Council Allocation

General Government Sector

Purchases of Non-financial Assets by Function

2015-16
Outcome
$ million
General public services	84
Public order and safety	224
Education	460
Health	952
Social security and welfare	24
Housing and community amenities	331
Recreation and culture	86
Agriculture, forestry, fishing and hunting	23
Mining, manufacturing and construction	9
Transport and communications	1,877
Other economic affairs	3
Other purposes	19
Total	4,092

Note:

1.	Numbers may not add due to rounding

Loan Council Allocation

The Australian Loan Council requires all jurisdictions to advise the Loan Council Allocation (LCA) outcome for the last financial year as part of the annual Outcomes Report. The LCA represents each government’s call on financial markets for a given financial year.

The main reason for the lower Non-financial Public Sector cash deficit is the improved operating position of the GGS and lower capital expenditure in both the General Government and Public Non-financial Corporations sectors.

	2015-16	2015-16
	Budget	Outcome
	$ million	$ million
General Government Sector cash deficit/(surplus)[1]	584	(866)
PNFC Sector cash deficit/(surplus)[1]	1,100	1,459
Non-financial Public Sector cash deficit/(surplus)[1]	1,684	593
Acquisitions under finance leases and similar arrangements	385	341
ABS GFS cash deficit/(surplus)	2,068	934
Net cash flows from investments in financial assets for policy purposes	—	2
Memorandum items[2]	384	166

LOAN COUNCIL ALLOCATION	2,452	1,102

Notes:

1.	Figures in brackets represent surpluses
2.	Memorandum items include operating leases and local government borrowings
3.	Numbers may not add due to rounding

Report on State Finances 2015–16 – Government of Queensland	4-13

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements for the Queensland State Government, prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

This report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments and universities. Queensland public sector entities consolidated for this report are listed in the AASB 1049 Financial Statement, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i)	the Operating Statement and Cash Flows of the Queensland State Government for the financial year; and

(ii)	the Balance Sheet of the Government at 30 June 2016.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Glenn Miller	Jim Murphy
Acting Assistant Under Treasurer	Under Treasurer
Queensland Treasury	Queensland Treasury

23 November 2016

4-14	Report on State Finances 2015–16 – Government of Queensland

2015-16
AASB 1049 Financial Statements
Overview and Analysis – 30 June 2016

AASB 1049 - Overview and Analysis

The following analysis compares current year General Government Sector (GGS) and Total State Sector performance with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

AASB 1049 Whole of Government and General Government Sector Financial Reporting aims to harmonise the disclosure presentation to be consistent with the Uniform Presentation Framework disclosed in the Outcomes Report.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under AASB1049:

	General Government		Total State
	Sector		Sector
	2016	2015	2016	2015
	$ million	$ million	$ million	$ million
Taxation revenue	12,547	12,598	12,226	12,245
Grants revenue	23,740	23,583	23,746	23,601
Sales of goods and services	5,926	5,443	16,327	15,386
Interest income	2,543	2,470	1,565	1,358
Dividend and income tax equivalents income	2,661	2,554	20	15
Other revenue	3,577	3,322	3,974	3,706
Continuing Revenue from Transactions	50,995	49,970	57,859	56,311
Employee expenses	20,044	18,592	21,632	20,086
Superannuation expenses	3,275	3,197	3,482	3,405
Other operating expenses	15,000	14,539	18,109	17,086
Depreciation and amortisation	2,927	3,137	5,325	5,542
Other interest expense	2,220	2,328	3,847	3,978
Grants expenses	6,559	7,758	5,958	7,094
Continuing Expenses from Transactions	50,025	49,551	58,353	57,191

Net Operating Balance	970	420	(494)	(881)

Other Economic Flows - Included in Operating Result	119	3,530	(3,594)	1,362
Operating Result	1,088	3,949	(4,088)	481
Other Economic Flows - Other Movements in Equity	18,888	1,492	20,803	4,201
Comprehensive Result[1]	19,976	5,442	16,715	4,682

Purchases of non-financial assets	4,092	4,635	6,930	7,823

Fiscal Balance	(461)	(572)	(2,359)	(2,622)

Assets	267,289	252,596	334,622	316,254
Liabilities	75,380	80,663	152,532	150,879
Net Worth	191,910	171,933	182,090	165,375

Note:

1.	Comprehensive result is different to the Outcomes Report as it reflects the movement from the 2015 recast position, rather than the 2015 published position.

Report on State Finances 2015–16 – Government of Queensland	5-01

AASB 1049 - Overview and Analysis

Net Operating Balance

The GGS net operating balance was a surplus of $970 million compared to a restated surplus of $420 million in 2014-15.

GGS revenue grew by around 2% ($1.025 billion) while expenses grew by around 1% ($474 million) over the year.

The Total State Sector net operating balance also showed an improvement with a deficit of $494 million compared to a restated deficit of $881 million in 2014-15.

Revenue

Revenue from transactions increased from $49.97 billion in 2014-15 to be $50.995 billion in the GGS and totals $57.859 billion in the Total State Sector, an increase of $1.548 billion over 2014-15.

Revenues by type for the GGS and Total State Sector are shown in the following chart:

*	Other revenue includes dividends and tax equivalents income.

Taxation revenue decreased in 2015-16 by $51 million for GGS and $19 million for the Total State Sector. This reflects an elevated level of transfer duty on large business transactions in 2014-15 and subdued payroll tax collections in 2015-16.

Commonwealth and other grants comprised 47% of GGS revenue and 41% of Total State Sector revenue. Grant revenue overall increased $157 million from 2014-15 for the GGS and $145 million for the Total State Sector. The increase was primarily due to higher GST of $1.306 billion (increased size of pool and higher relativities) and specific purpose payments from the Commonwealth which increased $506 million, mainly for health and education services. These increases were largely offset by lower funding for NDRRA following a decision by the Commonwealth to defer the revenue due to later years, and lower grants for on-passing due to advance payments in the previous year.

Sales of goods and services increased by $483 million in 2015-16 to $5.926 billion in the GGS and increased by $941 million in the Total State Sector.

Dividend and income tax equivalent income was higher by $107 million in 2015-16, mainly due to higher income tax from the electricity entities.

GGS other revenue was $255 million higher in 2015-16 than 2014-15 mainly due to higher royalties, fines and non-cash contributions.

5-02	Report on State Finances 2015–16 – Government of Queensland

AASB 1049 - Overview and Analysis

Expenses

Total expenses for 2015-16 were $50.025 billion for the GGS and $58.353 billion for the Total State Sector respectively, $474 million and $1.162 million more than the previous year respectively.

Expenses by type are shown in the following chart:

Employee and superannuation expenses were 8% higher in 2015-16, consistent with the estimates in both the 2015-16 and 2016-17 Budgets. The increases are in the areas of Health and Education, reflecting the Government’s commitment to revitalising frontline services.

Other operating expenses were $461 million more than 2014-15 for the GGS (health, education and disability services) and were $1.023 billion higher for the Total State Sector. The increase for the Total State Sector is mainly from electricity generation to match demand and an increase in expected WorkCover claims costs.

Depreciation costs decreased by $210 million to $2.927 billion for the GGS mainly due to the reassessment of the remaining useful lives of road infrastructure.

Grant expenses decreased $1.199 billion in the GGS from 2014-15 mainly reflecting the on-passing of Commonwealth Financial Assistance Grants to local governments which were paid in advance in 2014-15. In addition, capital grants were lower due to the one off transfer in 2014-15 of certain assets to the Gold Coast City Council in relation to the Gold Coast Rapid Transport project and the transfer of the Central Queensland TAFE to the Central Queensland University.

Operating Result

The operating result is the surplus or deficit for the year under the Australian Accounting Standards framework. Valuation and other adjustments such as deferred tax, capital returns and market value interest are shown as other economic flows and are included in the operating result.

The GGS operating result for the 2015-16 year was a surplus of $1.088 billion (2014-15, $3.949 billion). The difference in the result is due to higher regearing dividends declared by PNFCs in 2014-15 as part of the Government’s Debt Action Plan, which are treated as capital returns for GFS purposes.

The Total State Sector operating result was a deficit of $4.088 billion compared to a surplus of $481 million in 2014-15. The lower result in 2015-16 arises from realised and unrealised market value adjustments to derivatives, investments and borrowings, as well as actuarial changes to liabilities.

Report on State Finances 2015–16 – Government of Queensland	5-03

AASB 1049 - Overview and Analysis

Fiscal Balance

The GGS fiscal deficit was $461 million for 2015-16 compared to a deficit of $572 million for 2014-15. The Total State Sector fiscal deficit was $2.359 billion for 2015-16 compared to a deficit of $2.622 billion for 2014-15. The improvements were mainly due to lower capital expenditure largely offsetting lower net operating balances once they are adjusted for non-cash items such as the grants to Gold Coast City Council and Central Queensland University mentioned above in the net operating balance analysis.

Assets

Assets controlled by the GGS at 30 June 2016 totalled $267.289 billion, an increase of $14.693 billion on 2014-15, while assets controlled by the State at 30 June 2016 totalled $334.622 billion (2015, $316.254 billion), an increase of $18.368 billion.

Financial assets in the GGS were $9.151 billion lower than 2014-15, partly due to the repatriation of assets set aside for Long Service Leave under the Government’s Debt Action Plan during 2015-16. In addition, receivables from GOCs are significantly lower following dividend payments during 2015-16 under the Debt Action Plan. Investments in the PNFC sector are lower in 2015-16 following revaluations of infrastructure as well as further regearing announced in the 2016-17 Budget. The investment in the PFC sector was lower following below average returns on investments.

Financial assets of the State decreased by $5.465 billion, due to the repatriation of Long Service Leave assets to repay debt, and utilisation of forward funding from previous years.

Non-financial assets increased by $23.843 billion in the GGS mainly due to the revaluation of roads infrastructure. There was an equivalent increase at the TSS level.

The main types of assets owned by the State are detailed in the following chart:

Total Assets by Type, 2015-16

Total State

Of the Total State Sector assets, GGS assets comprised 80%, made up of:

	General Government $M	Total State $M
Financial	60,265	72,530
Infrastructure	66,887	117,390
Land and buildings	120,809	125,412
Plant and equipment and other	19,328	19,290

	267,289	334,622

5-04	Report on State Finances 2015–16 – Government of Queensland

AASB 1049 - Overview and Analysis

Liabilities

Liabilities at 30 June 2016 totalled $75.38 billion for the GGS and $152.532 billion for the Total State Sector, a decrease of $5.283 billion over 2014-15 for the GGS and an increase of $1.653 billion for the State.

The decrease in liabilities for the GGS was largely due to an decrease in borrowings of $7.6 billion for the GGS, as debt was repaid under the Debt Action Plan. Partly offsetting this is an increase in employee entitlements mainly from actuarial adjustments to the value of superannuation liabilities.

For the Total State Sector, securities and derivatives largely held by QTC have decreased $438 million as repayments of interest-bearing liabilities have been largely offset by market value increases, while deposits, borrowings and advances held have decreased $886 million. Offsetting these decreases is an increase in employee entitlements (mainly superannuation) of $2.162 billion.

The components of State liabilities are shown in the following chart:

Total Liabilities by Type, 2015-16

Total State

Of the Total State Sector liabilities, GGS liabilities comprised 49%, made up of:

	General Government $M	Total State $M
Securities and derivatives	—	101,346
Deposits held, borrowing and advances	36,003	6,877
Employee benefit obligations	32,576	33,211
Other liabilities	6,800	11,098

	75,380	152,532

Cash Flow Statement

The GGS recorded positive net cash flows from operating activities of $4.704 billion which were used to fund capital purchases of $4.092 billion.

The Total State Sector recorded net cash flows from operating activities for the 2015-16 financial year of $4.782 billion. This, together with the Government’s Debt Action Plan has financed purchases of non-financial assets of $6.93 billion and the repayment of external debt.

Report on State Finances 2015–16 – Government of Queensland	5-05

2015-16 Audited Information Queensland General Government and Whole of Government Consolidated Financial Statements 30 June 2016

Operating Statement for Queensland

for the Year Ended 30 June 2016

			General Government
			Sector		Total State Sector
			2016	2015	2016	2015
		Notes	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions
	Taxation revenue	3	12,547	12,598	12,226	12,245
	Grants revenue	4	23,740	23,583	23,746	23,601
	Sales of goods and services	5	5,926	5,443	16,327	15,386
	Interest income	6	2,543	2,470	1,565	1,358
	Dividend and income tax equivalents income	7	2,661	2,554	20	15
	Other revenue	8	3,577	3,322	3,974	3,706
	Continuing Operations Total Revenue from Transactions		50,995	49,970	57,859	56,311

Less	Continuing Operations Expenses from Transactions
	Employee expenses	9	20,044	18,592	21,632	20,086
	Superannuation expenses
	Superannuation interest cost	48	767	878	755	873
	Other superannuation expenses	10	2,507	2,319	2,726	2,531
	Other operating expenses	11	15,000	14,539	18,109	17,086
	Depreciation and amortisation	12	2,927	3,137	5,325	5,542
	Other interest expense	13	2,220	2,328	3,847	3,978
	Grants expenses	14	6,559	7,758	5,958	7,094
	Continuing Operations Total Expenses from Transactions		50,025	49,551	58,353	57,191

Equals	Net Operating Balance		970	420	(494)	(881)

Add	Continuing Operations Other Economic Flows - Included in Operating Result
	Gains/(losses) on sale of assets/settlement of liabilities	15	3	37	(1,275)	86
	Revaluation increments/(decrements) and impairment (losses)/reversals	16	16	(24)	(666)	104
	Asset write-downs	17	(257)	(479)	(300)	(518)
	Actuarial adjustments to liabilities	18	(49)	640	(49)	640
	Deferred income tax equivalents		(187)	206	—	—
	Dividends and tax equivalents treated as capital returns	19	595	3,133	—	—
	Other	20	(3)	17	(1,304)	1,051
	Continuing Operations Total Other Economic Flows - Included in Operating Result		119	3,530	(3,594)	1,362

Equals	Operating Result from Continuing Operations		1,088	3,949	(4,088)	481

Add	Other Economic Flows - Other Movements in Equity
	Adjustments to opening balances *		—	3,525	—	3,552
	Revaluations**	21	18,889	(2,033)	20,805	649
	Other**	22	(1)	—	(1)	—
	Total Other Economic Flows - Other Movements in Equity		18,888	1,492	20,803	4,201

Equals	Comprehensive Result/Total Change in Net Worth		19,976	5,442	16,715	4,682

	KEY FISCAL AGGREGATES

	Net Operating Balance		970	420	(494)	(881)

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		4,092	4,635	6,930	7,823
	Less Sales of non-financial assets		254	418	299	541
	Less Depreciation		2,927	3,137	5,325	5,542
	Plus Change in inventories		(37)	(59)	(72)	(71)
	Plus Other movement in non-financial assets		556	(29)	631	72
	Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		1,431	992	1,865	1,741

Equals	Fiscal Balance		(461)	(572)	(2,359)	(2,622)

*	Refer to Statement of Changes in Net Assets (Equity)
**	Refer to page 6-02 for split of items in Other Movements in Equity between those that will and those that will not be reclassified subsequently to the Operating Result.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-01

Operating Statement for Queensland

for the Year Ended 30 June 2016

continued

	General Government
	Sector		Total State Sector
	2016	2015	2016	2015
	$M	$M	$M	$M
Analysis of Other Economic Flows - Other Movements in Equity

Per AASB 7 Financial Instruments: Disclosures, Other Movements in Equity per page 6-01 are required to be classified as follows:

Items that will not be reclassified subsequently to Operating Result
Increments/(decrements) in asset revaluation surplus	22,774	854	22,464	869
Increments/(decrements) on investments	(2,428)	(2,561)	(1)	6
Actuarial gain/(loss) on defined benefit superannuation plans (net of tax)	(1,408)	(307)	(1,491)	(183)
Other	(1)	—	(1)	—
Total items that will not be reclassified subsequently to Operating Result	18,938	(2,014)	20,970	692

Items that will be reclassified subsequently to Operating Result
Increments/(decrements) on cash flow hedges (net of tax)	(53)	(17)	(169)	(42)
Increments/(decrements) on available-for-sale financial assets	3	(1)	3	(1)
Total items that will be reclassified subsequently to Operating Result when certain conditions are met	(50)	(18)	(167)	(42)

This Operating Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the above components.

6-02	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Balance Sheet for Queensland

as at 30 June 2016

			General Government
			Sector		Total State Sector
			2016	2015	2016	2015
	Notes		$M	$M	$M	$M
Assets
Financial Assets
Cash and deposits	23		1,104	1,198	1,876	2,701
Receivables and loans
Receivables	24	(a)	4,282	7,588	3,926	3,582
Advances paid	24	(b)	632	640	657	672
Loans paid	24	(c)	90	96	10,054	9,821
Securities other than shares	25	(a)	33,522	36,050	55,592	60,778
Shares and other equity investments
Investments in public sector entities	25	(b)	20,477	23,685	—	—
Investments in other entities	25	(c)	8	8	274	291
Investments accounted for using equity method	26	(a)	150	151	150	151
Total Financial Assets			60,265	69,415	72,530	77,995

Non-Financial Assets
Inventories	28		507	541	1,161	1,212
Assets held for sale	29		123	112	130	119
Investment properties	30		341	334	661	653
Property, plant and equipment	32		198,996	174,911	258,161	234,309
Intangibles	33		714	713	1,348	1,324
Deferred tax asset			5,972	6,233	—	—
Other non-financial assets	34		370	337	632	641
Total Non-Financial Assets			207,024	183,181	262,092	238,258

Total Assets			267,289	252,596	334,622	316,254

Liabilities
Payables	35		3,596	3,255	4,535	4,019
Employee benefit obligations
Superannuation liability	36	(a)	27,360	25,869	27,189	25,566
Other employee benefits	36	(b)	5,217	4,724	6,022	5,483
Deposits held	37	(a)	3	3	4,753	5,085
Borrowings and advances
Advances received	37	(b)	514	625	514	625
Borrowings	37	(b)	35,486	43,105	1,610	2,053
Securities and derivatives	37	(c)	—	—	101,346	101,784
Deferred tax liability			814	674	—	—
Provisions	38		1,601	1,628	5,115	4,937
Other liabilities	39		790	780	1,449	1,328
Total Liabilities			75,380	80,663	152,532	150,879

Net Assets			191,910	171,933	182,090	165,375

Net Worth
Accumulated surplus/(deficit)			83,672	83,982	74,902	80,273
Reserves			108,238	87,951	107,188	85,102
Total Net Worth			191,910	171,933	182,090	165,375

KEY FISCAL AGGREGATES
Net Financial Worth			(15,114)	(11,248)	(80,002)	(72,884)
Net Financial Liabilities			35,591	34,933	80,002	72,884
Net Debt			654	5,749	40,043	35,575

This Balance Sheet should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net assets.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-03

Statement of Changes in Net Assets (Equity) for Queensland General Government Sector

for the year ended 30 June 2016

			Comprehensive Result for Period
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2016
Accumulated surplus	83,982	—	1,088	9	(1,408)	83,672
Revaluation reserve - financial assets	16,665	—	(2,478)	(10)	—	14,177
Revaluation reserve - non-financial assets	71,187	—	22,774	(10)	—	93,952
Other reserves	99	—	—	10	—	110

Total equity at the end of the financial year	171,933	—	21,385	(1)	(1,408)	191,910

			Comprehensive Result for Period [4]
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2015
Accumulated surplus [1]	79,417	209	3,949	715	(307)	83,982
Revaluation reserve - financial assets [2]	19,265	(21)	(2,580)	—	—	16,665
Revaluation reserve - non-financial assets [3]	67,710	3,337	854	(714)	—	71,187
Other reserves	100	—	—	(1)	—	99

Total equity at the end of the financial year	166,492	3,525	2,224	—	(307)	171,933

The following notes relate to prior year adjustments to equity:

[1]	The opening accumulated surplus has increased by $209 million as a result of non-financial asset revaluations. This increase mainly results from a change in the recognition of buildings on resumed land and a reversal of depreciation for road structures in national parks and state forests following a change in valuation methodology.

The movement in accumulated surplus for the period is mainly due to the de-recognition of capitalised expenses from capital work in progress to contractor expenses ($144 million) for Transport and Main Roads.

[2]	The movement in financial assets revaluation reserve for the period includes an increase of $263 million, mainly in relation to the change in value of the Public Non-financial Corporations Sector following a correction of the prior year valuation for Gladstone Ports Corporation’s assets.

[3]	The opening non-financial assets revaluation reserve has increased by $3.337 billion due to a review of previous land revaluations by Transport and Main Roads, and a change in methodology for revaluation of roads in national parks and state forests.

The movement in non-financial assets revaluation reserve for the period includes an increase of $82 million, mainly in relation to the tax effect of the correction to Gladstone Ports’ assets per 2 above.

[4]	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

6-04	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Statement of Changes in Net Assets (Equity) for Queensland Total State Sector

for the year ended 30 June 2016

			Comprehensive Result for Period
		Adjustments to		Transfers / Entity	Actuarial Gain / Loss	Closing
	Opening Balance	Opening Balances	Movements	Cessation	on Superannuation [1]	Balance
	$M	$M	$M	$M	$M	$M
2016
Accumulated surplus	80,273	—	(4,088)	208	(1,491)	74,902
Revaluation reserve - financial assets	1,218	—	(168)	(8)	—	1,042
Revaluation reserve - non-financial assets	82,547	—	22,464	(131)	—	104,880
Other reserves	1,337	—	—	(71)	—	1,267

Total equity at the end of the financial year	165,375	—	18,207	(1)	(1,491)	182,090

			Comprehensive Result for Period [4]
		Adjustments to		Transfers / Entity	Actuarial Gain / Loss	Closing
	Opening Balance	Opening Balances	Movements	Cessation	on Superannuation [1]	Balance
	$M	$M	$M	$M	$M	$M
2015
Accumulated surplus [2]	77,828	188	481	1,960	(183)	80,273
Revaluation reserve - financial asset [3]	1,255	—	(37)	—	—	1,218
Revaluation reserve - non-financial assets	80,533	3,364	869	(2,219)	—	82,547
Other reserves	1,078	—	—	260	—	1,337

Total equity at the end of the financial year	160,693	3,552	1,313	—	(183)	165,375

[1]	Refer to Note 48 - Retirement Benefit Obligations.

The following notes relate to prior year equity adjustments:

[2]	The opening accumulated surplus has increased by $188 million as a result of non-financial asset revaluations. This increase mainly results from a change in the recognition of buildings on resumed land and a reversal of depreciation for road structures in national parks and state forests following a change in valuation methodology.

The movement in accumulated surplus for the period is mainly due to the de-recognition of capitalised expenses from capital work in progress to contractor expenses ($144 million) for Transport and Main Roads.

[3]	The opening non-financial assets revaluation reserve has increased by $3.364 billion due to a review of previous land revaluations by Transport and Main Roads, and a change in methodology for revaluation of roads in national parks and state forests.

The movement in non-financial assets revaluation reserve for the period includes an increase of $272 million, mainly due to a correction of the prior year valuation for Gladstone Ports Corporation’s assets.

[4]	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-05

Cash Flow Statement for Queensland

for the Year Ended 30 June 2016

		General Government
		Sector		Total State Sector
		2016	2015	2016	2015
	Notes	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received		12,588	12,540	12,263	12,189
Grants and subsidies received		23,891	23,495	23,867	23,503
Sales of goods and services		6,083	5,930	17,773	17,179
Interest receipts		2,536	2,475	1,564	1,310
Dividends and income tax equivalents		3,754	2,091	20	11
Other receipts		4,385	4,407	4,688	4,776
		53,237	50,939	60,174	58,968

Cash paid
Payments for employees		(22,830)	(21,531)	(24,577)	(23,206)
Payments for goods and services		(16,459)	(15,916)	(18,466)	(18,256)
Grants and subsidies paid		(6,750)	(6,775)	(6,128)	(6,119)
Interest paid		(2,223)	(2,327)	(3,908)	(4,012)
Other payments		(271)	(277)	(2,314)	(2,285)
		(48,533)	(46,826)	(55,392)	(53,878)

Net Cash Flows from Operating Activities	40	4,704	4,112	4,782	5,090

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets		(4,092)	(4,635)	(6,930)	(7,823)
Sales of non-financial assets		254	418	299	541
		(3,838)	(4,217)	(6,630)	(7,281)

Financial Assets (Policy Purposes)
Equity disposals		3,348	22	(2)	—
		3,348	22	(2)	—

Financial Assets (Liquidity Purposes)
Sales of investments		5,547	3,173	38,431	41,597
Purchases of investments		(3,008)	(4,456)	(33,064)	(47,037)
		2,540	(1,283)	5,367	(5,441)
Net Cash Flows from Investing Activities		2,050	(5,478)	(1,266)	(12,722)

Cash Flows from Financing Activities
Cash received
Advances received		117	251	117	251
Proceeds of borrowing		667	2,956	6,060	2,693
Deposits received		5	9	121	1,397
Other financing (including interest bearing liabilities)		—	—	38,848	30,900
		789	3,217	45,146	35,241

Cash paid
Advances paid		(229)	(219)	(229)	(219)
Borrowing repaid		(7,404)	(1,331)	(6,007)	(2,921)
Deposits withdrawn		(5)	(7)	(453)	(105)
Other financing (including interest bearing liabilities)		—	—	(42,799)	(25,190)
		(7,638)	(1,556)	(49,487)	(28,435)
Net Cash Flows from Financing Activities		(6,848)	1,661	(4,341)	6,806

Net increase/(decrease) in Cash and Deposits Held		(94)	295	(825)	(826)
Cash and deposits at the beginning of the financial year		1,198	903	2,701	3,526
Cash and Cash Equivalents Held at the End of the Financial Year	23	1,104	1,198	1,876	2,701

KEY FISCAL AGGREGATES
Net Cash from Operating Activities		4,704	4,112	4,782	5,090
Net Cash Flow from Investments in Non-Financial Assets		(3,838)	(4,217)	(6,630)	(7,281)
CASH SURPLUS/(DEFICIT)		866	(105)	(1,849)	(2,191)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		866	(105)	(1,849)	(2,191)
Acquisitions under finance leases and similar arrangements		(341)	(470)	(341)	(479)
ABS GFS Cash Surplus/(Deficit) Including
Finance Leases and Similar Arrangements		525	(575)	(2,190)	(2,670)

This Cash Flow Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net cash flows.

6-06	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

Index of Notes

Note	Title	Page
1.	Basis of financial statements preparation	6-08
2.	Disaggregated information	6-14
3.	Taxation revenue	6-21
4.	Grants revenue	6-21
5.	Sales of goods and services	6-21
6.	Interest income	6-22
7.	Dividend and income tax equivalents income	6-22
8.	Other revenue	6-22
9.	Employee expenses	6-22
10.	Other superannuation expenses	6-22
11.	Other operating expenses	6-23
12.	Depreciation and amortisation	6-23
13.	Other interest expense	6-24
14.	Grants expenses	6-24
15.	Gains/(losses) on sale of assets/settlement of liabilities	6-24
16.	Revaluation increments/(decrements) and impairment (losses)/reversals	6-24
17.	Asset write-downs	6-26
18.	Actuarial adjustments to liabilities	6-26
19.	Dividends and tax equivalents treated as capital returns	6-26
20.	Other economic flows - included in operating result - other	6-26
21.	Other economic flows - other movements in equity - revaluations	6-27
22.	Other economic flows - other movements in equity - other	6-27
23.	Cash and deposits	6-27
24.	Receivables and loans	6-27
25.	Securities and shares	6-30
26.	Other investments	6-32
27.	Public private partnerships	6-33
28.	Inventories	6-36
29.	Assets held for sale	6-37
30.	Investment properties	6-37
31.	Restricted assets	6-37
32.	Property, plant and equipment	6-38
33.	Intangibles	6-49
34.	Other non-financial assets	6-51
35.	Payables	6-51
36.	Employee benefit obligations	6-51
37.	Deposits, borrowings and advances, securities and derivatives	6-53
38.	Provisions	6-55
39.	Other liabilities	6-57
40.	Reconciliation of operating result to net cash flows from operating activities	6-58
41.	Expenditure commitments	6-58
42.	Cash and other assets held in trust	6-59
43.	Contingent assets and liabilities	6-59
44.	Post balance date events	6-64
45.	Defeased cross border leases	6-64
46.	Financial risk management disclosure	6-64
47.	Net fair value of financial instruments	6-70
48.	Retirement benefit obligations	6-73
49.	Controlled entities	6-77
50.	Reconciliation to GFS	6-80
51.	Expenses from transactions by function	6-85
52.	Sector assets by function	6-85
53.	General Government Sector budget to actual comparison	6-86

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-07

Notes to the Financial Statements

1.	Basis of financial statements preparation

(a)	General information

This financial report is prepared for the Queensland General Government Sector (GGS) and the consolidated Total State Sector.

The GGS is a component of the Total State Sector. The GGS is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics’ (ABS) Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 (ABS GFS Manual). According to the ABS GFS Manual, the GGS consists of all government units and non-profit institutions controlled and mainly financed by government. Government units are legal entities established by political processes that have legislative, judicial or executive authority over other units and which provide goods and services to the community or to individuals on a non-market basis and make transfer payments to redistribute income and wealth. Non-profit institutions are created for the purpose of producing or distributing goods and services but are not a source of income, profit or other financial gain for the government. Refer Note 1(c) for further information on sectors.

Unless otherwise stated, references in this report to “the State” include both the GGS and Total State Sector.

(b)	The Government reporting entity

The Queensland Government economic entity (Total State Sector) includes all State Government departments, other General Government entities, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 49 for a full list of controlled entities included in each sector.

Under AASB 1049 Whole of Government and General Government Sector Financial Reporting, the preparation of the GGS financial report does not require full application of AASB 127 Consolidated and Separate Financial Statements and AASB 139 Financial Instruments: Recognition and Measurement. The GGS includes the value of all material assets, liabilities, equity, revenue and expenses of entities controlled by the GGS of Queensland. Assets, liabilities, revenue, expenses and cash flows of government controlled entities that are in the Public Non-financial Corporations Sector (PNFC) and the Public Financial Corporations Sector (PFC) are not separately recognised in the GGS. Instead, the GGS recognises an asset, being the controlling equity investment in those entities and recognises an increment or decrement relating to changes in the carrying amount of that asset, measured in accordance with AASB 1049.

Where control of an entity is obtained during the financial year, its results are included in the Operating Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

Generally, only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report (refer Note 49 for further details).

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

The ABS GFS Manual provides the basis upon which GFS information contained in the financial report is prepared. In particular, notes disclosing key fiscal aggregates of net worth, net operating balance, total change in net worth, fiscal balance or net lending/(borrowing) and cash surplus/(deficit), determined using the principles and rules in the ABS GFS Manual are included in the financial report together with a reconciliation of those key fiscal aggregates to the corresponding key fiscal aggregates determined in accordance with AASB 1049 (refer Note 50).

(c)	Sectors

Assets, liabilities, revenue and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is also disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the ABS GFS Manual follows:

General Government Sector (GGS)

The primary function of GGS agencies is to provide public services that:

-	are non-trading in nature and that are for the collective benefit of the community;

-	are largely financed by way of taxes, fees and other compulsory charges; and

-	involve the transfer or redistribution of income.

Public Non-financial Corporations Sector (PNFC Sector)

The primary function of enterprises in the PNFC Sector is to provide goods and services that:

-	are trading, non-regulatory or non-financial in nature; and

-	are financed by way of sales of goods and services to consumers.

6-08	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(c)	Sectors continued

Public Financial Corporations Sector (PFC Sector)

The PFC Sector comprises publicly-owned institutions which provide financial services, usually on a commercial basis.

Functions they perform may include:

-	central bank functions;

-	accepting on-call, term or savings deposits;

-	investment fund management;

-	having the authority to incur liabilities and acquire financial assets in the market on their own account; or

-	providing insurance services.

(d)	Compliance with prescribed requirements

This financial report has been prepared in accordance with the Financial Accountability Act 2009. In addition, the financial statements comply with AASB 1049 which requires compliance with all Australian Accounting Standards and Concepts, Interpretations and other authoritative pronouncements, except those identified below.

With respect to compliance with Australian Accounting Standards and Interpretations, the GGS and the Total State Sector have applied those requirements applicable to not-for-profit entities, as the GGS and the Total State Sector are classified as such. It is, however, recognised that the Total State Sector is an aggregation of both for-profit and not-for-profit entities.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

The financial report of the Total State Sector is a general purpose financial report. The financial report of the GGS is included as two separate columns adjacent to the Total State financial information. GGS information is shaded.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual.

The purpose of this financial report is to provide users with information about the stewardship by the Government in relation to the GGS and Total State Sector and accountability for the resources entrusted to it, information about the financial position, performance and cash flows of the GGS and Total State Sector and information that facilitates assessments of the macro-economic impact of the Government.

(e)	New and changed accounting standards

No new Australian Accounting Standards effective for the first time in 2015-16 had any material impact on this financial report.

Two Australian Accounting Standards have been early adopted for the 2015-16 year. These are:

AASB 2015-2 Amendments to Australian Accounting Standards—Disclosure Initiative: Amendments to AASB 101 [ AASB 7, AASB 101, AASB 134 & AASB 1049]

The amendments arising from this standard seek to improve financial reporting by providing flexibility as to the ordering of notes, the identification and location of significant accounting policies and the presentation of sub-totals, and provides clarity on aggregating line items. It also emphasises only including material disclosures in the notes. The State has applied this flexibility in preparing the 2015-16 financial statements, including co-locating significant accounting policies with the related breakdowns of financial statement figures in the notes.

AASB 2015-7 Amendments to Australian Accounting Standards—Fair Value Disclosures of Not-for-Profit Public Sector Entities [AASB 13]

This standard amends AASB 13 Fair Value Measurement and provides relief to not-for-profit public sector entities from certain disclosures about property, plant and equipment that is primarily held for its current service potential rather than to generate future net cash inflows. The relief applies to assets under AASB 116 Property, Plant and Equipment which are measured at fair value and categorised within level 3 of the fair value hierarchy (refer to Note 32).

As a result, the following disclosures are no longer required for those assets and, in early adopting the amendments, have been removed from the 2015-16 financial statements:

-	disaggregation of certain gains/losses on assets reflected in the operating result

-	quantitative information about the significant unobservable inputs used in the fair value measurement; and

-	a description of the sensitivity of the fair value measurement to changes in the unobservable inputs.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-09

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(e)	New and changed accounting standards continued

The following are the significant new and revised standards that apply as from reporting periods beginning on or after 1 January 2016:

AASB 124 Related Party Disclosures will apply to not-for-profit entities from reporting periods beginning on or after 1 July 2016. The accounting standard already applies to for-profit public sector entities. The accounting standard requires disclosures about the remuneration of key management personnel, transactions with related parties, and relationships between parent and controlled entities. The most significant implications of AASB 124 for the State’s financial statements will be the disclosures to be made about remuneration of key management personnel and significant transactions between Government entities and their related parties. For any such transactions, disclosures will include the nature of the related party relationship, as well as information about those transactions’ terms/conditions and amounts, any guarantees given/received, outstanding receivables/payables, commitments, and any receivables where collection has been assessed as being doubtful.

AASB 15 Revenue from Contracts with Customers will be effective from reporting periods beginning on or after 1 January 2017. This standard contains much more detailed requirements for the accounting for certain types of revenue from customers. Depending on the specific contractual terms, the new requirements may potentially result in a change to the timing of revenue from sales of the State’s goods and services, such that some revenue may need to be deferred to a later reporting period to the extent that the State has received cash but has not met its associated obligations (such amounts would be reported as an unearned revenue in the meantime). The State is yet to complete its analysis of current arrangements for sale of its goods and services but at this stage does not expect a significant impact on its present accounting practices.

AASB 2016-2 Amendments to Australian Accounting Standards—Disclosure Initiative: Amendments to AASB 107 will be effective from reporting periods beginning on or after 1 July 2017. The standard requires entities preparing financial statements in accordance with Tier 1 reporting requirements to provide additional disclosure that enable users of financial statements to evaluate changes in liabilities arising from financing activities. These disclosures will include both cash flows and non-cash changes between the opening and closing balance of the relevant liabilities and be disclosed by way of a reconciliation or roll forward as part of the notes to the statement of cash flows. The measurement of assets, liabilities, income and expenditure in the financial statements will be unaffected.

AASB 9 Financial Instruments and AASB 2014-7 Amendments to Australian Accounting Standards arising from AASB 9 (December 2014) will become effective from reporting periods ending on or after 1 January 2018. The main impacts of these standards on the State are that they will change the requirements for the classification, measurement, impairment and disclosures associated with the State’s financial assets. AASB 9 will introduce different criteria for whether financial assets can be measured at amortised cost or fair value.

The State has commenced reviewing the measurement of its financial assets against the new AASB 9 classification and measurement requirements. However, as the classification of financial assets at the date of initial application of AASB 9 will depend on the facts and circumstances existing at that date, the State’s conclusions will not be confirmed until closer to that time.

The potential impact of the new measurement requirements on the State is that the ‘held to maturity’ investments on the balance sheet will need to be measured at fair value and will no longer be classified as ‘held to maturity’.

AASB 16 Leases will become effective for reporting periods beginning on or after 1 January 2019. AASB 16 requires lessees to recognise a right-of-use asset (representing the right to use the underlying leased asset) and a liability (representing the obligation to make future lease payments) for all leases with a term of more than 12 months, unless the underlying assets are of low value. AASB 16 requirements for lessors remains largely unchanged from AASB 117 Leases. Depending on the specific leases arrangements, the new requirements may potentially result in the majority of what are currently classified as operating leases being reported on the Balance Sheet, hence a significant increase in assets and liabilities for the State. The State is yet to complete its analysis of current arrangements for leases to assess the full range of potential implications.

(f)	Reporting period

The reporting period of the GGS and Total State Sector is the year ended 30 June 2016.

(g)	Presentation

Currency and Rounding

All amounts in these statements are in Australian dollars and have been rounded to the nearest $1 million or where the amount is less than $500,000, to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

Comparative information

Where applicable, comparatives have been restated, to be consistent with changes in the financial statements’ presentation for the current reporting period. The impact of any prior year adjustments is noted in the Statement of Changes in Equity.

6-10	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(g)	Presentation continued

Errors

AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year; or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

Foreign currency

Foreign currency transactions are translated into Australian dollars at the rate of exchange prevailing at the date of the transaction. Amounts payable and receivable in foreign currencies at balance date are translated to Australian dollars at rates of exchange current at 30 June 2016.

Translation differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in other economic flows in the operating result, except when deferred in equity as qualifying cash flow hedges and net investment hedges or are attributable to part of the net investment in a foreign operation.

Translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in other economic flows in the operating result as part of the fair value gain or loss. Translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are included in the fair value reserve in equity.

Translation differences relating to borrowings are accounted for as exchange gains or losses in other economic flows in the operating result.

(h)	Basis of measurement

These financial statements use historical cost accounting principles as the measurement basis unless otherwise stated in the report. Other significant valuation methodologies used include:

Financial assets

-	receivables and loans (except onlendings) are measured at amortised cost;

-	held-to-maturity investments are measured at amortised cost;

-	available-for-sale investments are measured at fair value;

-	other financial assets, including onlendings by QTC, securities and derivatives, are recorded at fair value through profit or loss;

Financial liabilities

-	payables are measured at amortised cost;

-	finance lease liabilities, advances from the Commonwealth, interest bearing deposits and GGS loans from QTC are measured at amortised cost;

-	other financial liabilities, including securities and derivatives, are recorded at fair value through profit or loss;

Non-financial assets

-	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories.

-	land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost which approximates fair value; and

Non-financial liabilities

-	provisions in relation to superannuation, WorkCover, motor vehicle accident liabilities, Queensland Government Insurance Fund and the Queensland Government Long Service Leave Central Scheme are based on actuarial valuations, measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date.

(i)	Business combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the acquisition method, regardless of whether equity instruments or other assets and liabilities are acquired.

Cost is measured as the fair value of the assets given or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in other economic flows in the operating result but only after a reassessment of the identification and measurement of the net assets acquired.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-11

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(j)	Commonwealth taxation

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST).

Revenue, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances, the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables include GST. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet.

Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(k)	Related party transactions

A number of related party transactions which are at arm’s length and under normal commercial terms, have been disclosed in the financial statements of some of the agencies that are included in these consolidated financial statements. These transactions mainly relate to Government-owned corporations. Reference should be made to individual agency reports for further particulars of these transactions.

(l)	Classification

AASB 1049 requires the Operating Statement to include all items of revenue and expenses recognised in a period. All amounts relating to an item included in the determination of comprehensive result (total change in net worth) are classified as transactions or other economic flows in a manner that is consistent with the ABS GFS Manual. Key technical terms from the ABS GFS Manual that are used in this financial report are outlined in Notes 1(c) and 1(m).

Transactions are interactions between two units by mutual agreement or an action within a unit that is analytically useful to treat as a transaction. Other economic flows are changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets).

Where application of accounting standards results in a variance to GFS, a reconciliation to GFS is provided in Note 50.

(m)	Key GFS technical terms

ABS GFS Manual

The ABS GFS Manual refers to the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 as updated from time to time.

Cash surplus/(deficit)

The cash surplus/(deficit) is calculated as net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid. GFS cash surplus/(deficit) also deducts the value of assets acquired under finance leases and similar arrangements.

Convergence differences

Convergence differences are differences between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement and classification principles and rules.

Comprehensive result—total change in net worth before transactions with owners as owners

This is the net result of all items of revenue and expenses recognised for the period. It is the aggregate of operating result and other movements in equity, other than transactions with owners as owners.

Financial asset

A financial asset is any asset that is:

-	cash;

-	an equity instrument of another entity;

-	a contractual right:

(i)	to receive cash or another financial asset from another entity; or

(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or

6-12	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(m)	Key GFS technical terms continued

Financial asset continued

-	a contract that will or may be settled in the entity’s own equity instruments and is:

(i)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or

(ii)	a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

Key fiscal aggregates

Key fiscal aggregates are referred to as analytical balances in the ABS GFS Manual. These are data identified in the ABS GFS Manual as useful for macro-economic analysis purposes, including assessing the impact of a government on the economy. They are opening net worth, net operating balance (which equals change in net worth due to transactions), fiscal balance, change in net worth due to other changes in the volume of assets, total change in net worth, closing net worth and cash surplus/(deficit).

Net debt

Net debt equals (deposit liabilities held plus advances and borrowing liabilities) less (cash and deposits, plus investments and loans plus asset advances outstanding). It is based on the definition in the ABS GFS Manual.

Fiscal balance

Also known as Net lending/(borrowing), this measures the financing requirements of government, and is calculated as the net operating balance, less the net acquisition of non-financial assets. A positive result reflects a fiscal surplus (net lending position) and a negative result reflects a fiscal deficit (net borrowing position), based on the definition in the ABS GFS Manual.

Net operating balance

This is calculated as income from transactions minus expenses from transactions, based on the definition in the ABS GFS Manual.

Net worth

For the GGS, net worth is the result of assets less liabilities and shares/contributed capital. For the State, net worth is assets less liabilities since shares and contributed capital is zero. It is an economic measure of wealth and reflects the contribution of governments to the wealth of Australia.

Non-profit institution

A non-profit institution is a legal or social entity that is created for the purpose of producing or distributing goods and services but is not permitted to be a source of income, profit or other financial gain for the units that establish, control or finance it.

Non-financial asset

These are all assets that are not ‘financial assets’.

Operating result

Operating result is a measure of financial performance of the operations of the State for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as other movements in equity.

Other economic flows

Changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets) are other economic flows.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-13

Notes to the Financial Statements

2.	Disaggregated information

Operating Statement

		General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
		2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
		$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions

	Taxation revenue	12,547	12,598	—	—	—	—	(321)	(352)	12,226	12,245
	Grants revenue	23,740	23,583	699	763	—	—	(693)	(745)	23,746	23,601
	Sales of goods and services	5,926	5,443	10,777	10,237	1,702	1,766	(2,079)	(2,061)	16,327	15,386
	Interest income	2,543	2,470	62	68	5,060	4,937	(6,100)	(6,116)	1,565	1,358
	Dividend and income tax equivalents income	2,661	2,554	14	10	—	—	(2,656)	(2,549)	20	15
	Other revenue	3,577	3,322	310	342	98	58	(10)	(16)	3,974	3,706

	Continuing Operations Total Revenue from Transactions	50,995	49,970	11,863	11,420	6,860	6,762	(11,859)	(11,841)	57,859	56,311

Less	Continuing Operations Expenses from Transactions

	Employee expenses	20,044	18,592	1,625	1,534	270	250	(307)	(289)	21,632	20,086
	Superannuation expenses
	Superannuation interest cost	767	878	(12)	(5)	—	—	—	—	755	873
	Other superannuation expenses	2,507	2,319	201	199	17	13	—	—	2,726	2,531
	Other operating expenses	15,000	14,539	3,400	3,118	1,555	1,282	(1,846)	(1,852)	18,109	17,086
	Depreciation and amortisation	2,927	3,137	2,346	2,358	51	47	—	—	5,325	5,542
	Other interest expense	2,220	2,328	1,885	1,898	6,094	6,150	(6,351)	(6,398)	3,847	3,978
	Grants expenses	6,559	7,758	15	11	77	71	(693)	(745)	5,958	7,094
	Other property expenses	—	—	802	678	53	49	(856)	(727)	—	—

	Continuing Operations Total Expenses from Transactions	50,025	49,551	10,263	9,790	8,118	7,862	(10,053)	(10,012)	58,353	57,191

Equals	Net Operating Balance	970	420	1,600	1,629	(1,258)	(1,101)	(1,806)	(1,828)	(494)	(881)

* See Note 1(c) for explanation of sectors.

6-14	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Continuing Operations Other Economic Flows Included in Operating Result
Gain/(loss) on sale of assets /settlement of liabilities	3	37	(4)	8	(1,274)	41	—	—	(1,275)	86
Revaluation increments/(decrements) and impairment (losses)/reversals	16	(24)	(349)	71	(333)	56	—	—	(666)	104
Asset write-downs	(257)	(479)	(33)	(31)	(10)	(8)	—	—	(300)	(518)
Actuarial adjustments to liabilities	(49)	640	—	—	—	—	—	—	(49)	640
Deferred income tax equivalents	(187)	206	148	(123)	39	(83)	—	—	—	—
Dividends and tax equivalents treated as capital returns	595	3,133	—	—	—	—	(595)	(3,133)	—	—
Other	(3)	17	(38)	194	1,998	1,599	(3,261)	(759)	(1,304)	1,051

Continuing Operations Total Other Economic Flows Included in Operating Result	119	3,530	(277)	120	420	1,605	(3,856)	(3,892)	(3,594)	1,362

Continuing Operations Operating Result	1,088	3,949	1,323	1,749	(838)	504	(5,662)	(5,721)	(4,088)	481

Other Economic Flows Other Movements in Equity
Adjustments to opening balances	—	3,525	—	6	—	—	—	21	—	3,552
Revaluations	18,889	(2,033)	(982)	113	(1)	1	2,899	2,568	20,805	649
Other	(1)	—	—	—	—	—	—	—	(1)	—
Total Other Economic Flows Other Movements in Equity	18,888	1,492	(982)	120	(1)	1	2,899	2,588	20,803	4,201

Comprehensive Result	19,976	5,442	340	1,868	(839)	505	(2,763)	(3,132)	16,715	4,682

* See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-15

Notes to the Financial Statements

2.	Disaggregated information continued

			General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
			2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
			$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Transactions With Owners In Their Capacity as Owners
	Ordinary dividends provided or paid		—	—	(1,696)	(1,731)	(109)	(97)	1,806	1,828	—	—
	Dividends treated as capital returns paid or provided		—	—	(595)	(3,133)	—	—	595	3,133	—	—
	Equity injections/(withdrawals)		—	—	(309)	5	—	—	309	(5)	—	—
	Total Transactions With Owners In Their Capacity as Owners		—	—	(2,601)	(4,859)	(109)	(97)	2,710	4,957	—	—

	Total Change In Net Worth		19,976	5,442	(2,260)	(2,991)	(948)	407	(53)	1,824	16,715	4,682

	KEY FISCAL AGGREGATES

	Net Operating Balance		970	420	1,600	1,629	(1,258)	(1,101)	(1,806)	(1,828)	(494)	(881)

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		4,092	4,635	2,773	3,173	30	12	34	2	6,930	7,823
	Less	Sales of non-financial assets	254	418	45	124	7	(1)	(6)	—	299	541
	Less	Depreciation	2,927	3,137	2,346	2,358	51	47	—	—	5,325	5,542
	Plus	Change in inventories	(37)	(59)	(35)	(12)	—	—	—	—	(72)	(71)
	Plus	Other movement in non-financial assets	556	(29)	75	102	—	—	—	—	631	72
	Equals	Total Net Acquisition/(Disposal) of Non-Financial Assets	1,431	992	422	781	(28)	(34)	40	2	1,865	1,741

	Equals	Fiscal Balance	(461)	(572)	1,178	848	(1,230)	(1,067)	(1,846)	(1,831)	(2,359)	(2,622)

* See Note 1(c) for explanation of sectors.

6-16	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

2.	Disaggregated information continued

Balance Sheet

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets
Financial Assets

Cash and deposits	1,104	1,198	1,542	2,001	1,334	2,169	(2,104)	(2,667)	1,876	2,701
Receivables and loans
Receivables	4,282	7,588	1,473	1,360	311	248	(2,140)	(5,615)	3,926	3,582
Advances paid	632	640	33	41	—	—	(8)	(9)	657	672
Loans paid	90	96	110	111	90,833	89,429	(80,979)	(79,815)	10,054	9,821
Securities other than shares	33,522	36,050	421	201	52,035	57,583	(30,386)	(33,056)	55,592	60,778
Shares and other equity investments
Investments in public sector entities	20,477	23,685	—	—	—	—	(20,477)	(23,685)	—	—
Investments in other entities	8	8	267	284	—	—	—	—	274	291
Investments accounted for using equity method	150	151	—	—	—	—	—	—	150	151
Total Financial Assets	60,265	69,415	3,845	3,996	144,514	149,430	(136,094)	(144,846)	72,530	77,995

Non-Financial Assets

Inventories	507	541	654	671	—	—	—	—	1,161	1,212
Assets held for sale	123	112	7	7	—	—	—	—	130	119
Investment properties	341	334	319	319	—	—	—	—	661	653
Property, plant and equipment	198,996	174,911	58,971	59,159	194	240	(1)	(1)	258,161	234,309
Intangibles	714	713	603	598	31	13	—	—	1,348	1,324
Deferred tax assets	5,972	6,233	770	641	43	33	(6,786)	(6,908)	—	—
Other non-financial assets	370	337	332	357	9	6	(80)	(58)	632	641
Total Non-Financial Assets	207,024	183,181	61,657	61,752	277	292	(6,866)	(6,967)	262,092	238,258

Total Assets	267,289	252,596	65,502	65,749	144,790	149,721	(142,960)	(151,813)	334,622	316,254

* See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-17

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities

Payables	3,596	3,255	2,825	6,158	210	172	(2,096)	(5,567)	4,535	4,019
Employee benefit obligations
Superannuation liability	27,360	25,869	(171)	(304)	—	—	—	—	27,189	25,566
Other employee benefits	5,217	4,724	696	658	109	101	—	—	6,022	5,483
Deposits held	3	3	20	27	6,834	7,722	(2,104)	(2,667)	4,753	5,085
Borrowings and advances
Advances received	514	625	8	8	—	—	(8)	(9)	514	625
Borrowings	35,486	43,105	36,990	31,953	294	251	(71,159)	(73,256)	1,610	2,053
Securities and derivatives	—	—	446	175	131,285	134,666	(30,385)	(33,056)	101,346	101,784
Deferred tax liabilities	814	674	5,955	6,187	17	46	(6,786)	(6,908)	—	—
Provisions	1,601	1,628	839	861	2,723	2,500	(47)	(52)	5,115	4,937
Other liabilities	790	780	685	556	50	46	(76)	(55)	1,449	1,328

Total Liabilities	75,380	80,663	48,294	46,280	141,521	145,504	(112,662)	(121,568)	152,532	150,879

Net Assets	191,910	171,933	17,208	19,469	3,269	4,217	(30,297)	(30,245)	182,090	165,375

Net Worth

Contributed equity	—	—	8,288	8,598	37	37	(8,326)	(8,635)	—	—
Accumulated surplus/(deficit)	83,672	83,982	(910)	24	2,062	2,928	(9,922)	(6,661)	74,902	80,273
Reserves	108,238	87,951	9,830	10,847	1,170	1,252	(12,050)	(14,949)	107,188	85,102

Total Net Worth	191,910	171,933	17,208	19,469	3,269	4,217	(30,297)	(30,245)	182,090	165,375

KEY FISCAL AGGREGATES

Net Financial Worth	(15,114)	(11,248)	(44,449)	(42,284)	2,993	3,926	(23,431)	(23,278)	(80,002)	(72,884)
Net Financial Liabilities	35,591	34,933	N/A	N/A	N/A	N/A	N/A	N/A	80,002	72,884
Net Debt	654	5,749	35,359	29,810	(5,790)	(6,542)	9,820	6,559	40,043	35,575

* See Note 1(c) for explanation of sectors.

6-18	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

2.	Disaggregated information continued

Cash Flow Statement
	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received	12,588	12,540	—	—	—	—	(325)	(351)	12,263	12,189
Grants and subsidies received	23,891	23,495	689	743	—	—	(714)	(736)	23,867	23,503
Sales of goods and services	6,083	5,930	11,917	11,401	1,812	1,872	(2,038)	(2,024)	17,773	17,179
Interest receipts	2,536	2,475	62	68	4,940	4,786	(5,975)	(6,019)	1,564	1,310
Dividends and income tax equivalents	3,754	2,091	14	10	—	—	(3,748)	(2,090)	20	11
Other receipts	4,385	4,407	214	248	99	137	(10)	(16)	4,688	4,776
	53,237	50,939	12,896	12,469	6,851	6,795	(12,810)	(11,235)	60,174	58,968
Cash paid
Payments for employees	(22,830)	(21,531)	(1,776)	(1,707)	(279)	(257)	307	289	(24,577)	(23,206)
Payments for goods and services	(16,459)	(15,916)	(3,778)	(3,937)	(77)	(194)	1,848	1,792	(18,466)	(18,256)
Grants and subsidies paid	(6,750)	(6,775)	(14)	(9)	(77)	(71)	714	736	(6,128)	(6,119)
Interest paid	(2,223)	(2,327)	(1,832)	(1,790)	(6,083)	(6,194)	6,230	6,299	(3,908)	(4,012)
Other payments	(271)	(277)	(1,558)	(1,051)	(1,476)	(1,512)	992	556	(2,314)	(2,285)
	(48,533)	(46,826)	(8,957)	(8,496)	(7,993)	(8,228)	10,090	9,672	(55,392)	(53,878)

Net Cash Flows from Operating Activities	4,704	4,112	3,939	3,974	(1,142)	(1,433)	(2,720)	(1,563)	4,782	5,090

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	(4,092)	(4,635)	(2,773)	(3,173)	(30)	(12)	(34)	(2)	(6,930)	(7,823)
Sales of non-financial assets	254	418	45	124	7	(1)	(6)	—	299	541
	(3,838)	(4,217)	(2,729)	(3,049)	(23)	(13)	(40)	(2)	(6,630)	(7,281)

Financial Assets (Policy Purposes)	3,348	22	(3,331)	—	—	—	(20)	(22)	(2)	—

Financial Assets (Liquidity Purposes)	2,540	(1,283)	20	59	5,479	(5,267)	(2,671)	1,051	5,367	(5,441)

Net Cash Flows from Investing Activities	2,050	(5,478)	(6,040)	(2,990)	5,456	(5,280)	(2,732)	1,027	(1,266)	(12,722)

* See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-19

Notes to the Financial Statements

2.	Disaggregated information continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Consolidated
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash flows from Financing Activities
Advances received (net)	(111)	33	(1)	(1)	—	—	—	—	(112)	32
Proceeds of borrowing (net)	(6,738)	1,626	4,461	962	2,337	(2,815)	(7)	(1)	53	(228)
Dividends paid (net)	—	—	(2,669)	(1,375)	(97)	(190)	2,767	1,565	—	—
Deposits received (net)	1	3	(7)	1	(889)	2,248	563	(958)	(332)	1,292
Other financing (net)	—	—	(143)	(138)	(6,499)	6,896	2,691	(1,047)	(3,951)	5,710
Net Cash Flows from Financing Activities	(6,848)	1,661	1,642	(551)	(5,149)	6,138	6,014	(442)	(4,341)	6,806

Net increase/(decreased) in Cash Held	(94)	295	(458)	432	(835)	(575)	563	(978)	(825)	(826)
Cash at the beginning of the financial year	1,198	903	2,001	1,568	2,169	2,744	(2,667)	(1,689)	2,701	3,526
Cash and Cash Equivalents Held at the End of the Financial Year	1,104	1,198	1,542	2,001	1,334	2,169	(2,104)	(2,667)	1,876	2,701

KEY FISCAL AGGREGATES
Net Cash from Operating Activities	4,704	4,112	3,939	3,974	(1,142)	(1,433)	(2,720)	(1,563)	4,782	5,090
Net Cash Flow from Investments in Non-Financial Assets	(3,838)	(4,217)	(2,729)	(3,049)	(23)	(13)	(40)	(2)	(6,630)	(7,281)
Dividends Paid	—	—	(2,669)	(1,375)	(97)	(190)	2,767	1,565	—	—
CASH SURPLUS/(DEFICIT)	866	(105)	(1,459)	(450)	(1,263)	(1,636)	7	—	(1,849)	(2,191)

* See Note 1(c) for explanation of sectors.

6-20	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
3.	Taxation revenue

	Stamp Duties
	Transfer	3,005	3,082	3,005	3,082
	Motor vehicles	504	483	504	483
	Insurance	816	822	816	822
	Other duties	20	60	20	60
		4,344	4,448	4,344	4,448

	Payroll tax	3,712	3,804	3,610	3,703
	Vehicle registration fees	1,633	1,571	1,633	1,570
	Gaming taxes and levies	1,138	1,077	1,138	1,077
	Land tax	1,010	977	993	959
	Fire levy	457	435	457	435
	Guarantee fees	201	232	—	—
	Other taxes	51	52	51	52
		12,547	12,598	12,226	12,245

	Taxation revenue is recognised when one or more of the following events are satisfied:
	- the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;
	- the assessment is raised by the self-assessor (a person who lodges transactions online); and/or
	- the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

4.	Grants revenue

	Commonwealth
	General purpose payments
	GST revenue grants	13,122	11,816	13,122	11,816
	Other general purpose payments	19	2	21	19
	Specific purpose payments	5,948	5,442	5,951	5,445
	National partnership payments	1,838	3,056	1,838	3,056
	Grants for on-passing to non-Queensland Government entities	2,465	2,824	2,465	2,824
		23,392	23,140	23,397	23,160

	Other
	Other grants	197	254	151	212
	Industry/community contributions	151	189	198	229
		348	443	349	441
		23,740	23,583	23,746	23,601

Commonwealth and other grants are recognised as revenue when the State obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled.

5.	Sales of goods and services

	User charges
	Sale of goods and services	3,999	3,662	14,221	13,432
	Rental income	546	514	706	668
		4,545	4,176	14,927	14,101

	Fees
	Transport and other licences and permits	709	653	708	653
	Other regulatory fees	672	615	693	632
		1,381	1,268	1,400	1,285
		5,926	5,443	16,327	15,386

	To the extent practicable, revenue from the sale of goods and services, fines and regulatory fees is recognised when the transactions or events giving rise to the revenue occur.

	When revenue has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities (refer Note 39).

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-21

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
6.	Interest income

	Interest	2,543	2,470	1,565	1,358

	Interest revenue from financial assets other than those at fair value through profit and loss totalled:	2,505	2,384	141	132

7.	Dividend and income tax equivalents income

	Dividends	1,811	1,833	20	15
	Income tax equivalents	851	722	—	—
		2,661	2,554	20	15

For the GGS, dividends from PNFC and PFC sector entities are recorded as revenue from transactions where the dividends are declared out of current profits. Dividends paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows (refer Note 19).

	Dividends from the PNFC and PFC sectors are eliminated in the Total State Sector.

8.	Other revenue

	Royalties	2,122	21,058	2,122	2,058
	Land rents	162	166	163	166
	Donations, gifts and services received at below fair value	138	116	138	117
	Contributed assets	308	314	383	407
	Fines	514	408	514	408
	Other	333	261	655	551
		3,577	3,322	3,974	3,706

	Royalties are recognised when one or more of the following events are satisfied:
	- the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;
	- the assessment is raised by the self-assessor (a person who lodges transactions online); and/or
	- the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

Assets received at below fair value, including those received free of charge and that can be measured reliably, are recognised as revenue at their fair value when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

9.	Employee expenses

	Salaries and wages	17,476	16,241	19,035	17,679
	Annual leave	1,669	1,477	1,806	1,600
	Long service leave	463	486	527	526
	Other employee related expenses	436	388	265	282
		20,044	18,592	21,632	20,086

10.	Other superannuation expenses
	(refer Note 48 for additional disclosures)

	Accumulation contribution	1,562	1,385	1,743	1,554
	Defined benefit service cost	946	934	983	977
		2,507	2,319	2,726	2,531

6-22	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
11.	Other operating expenses

	Supplies and services	14,211	13,783	15,903	15,247
	Workcover Qld and other claims	122	94	1,539	1,225
	Other expenses	667	661	667	614
		15,000	14,539	18,109	17,086

	Audit fees charged by the Queensland Audit Office to entities included in these financial statements amounted to:	15	15	21	21

12.	Depreciation and amortisation

	Depreciation and amortisation expenses for the financial year were charged in respect of:
	Buildings	1,328	1,267	1,436	1,381
	Infrastructure	836	1,119	2,607	2,890
	Plant and equipment	525	524	856	836
	Major plant and equipment	25	29	94	149
	Heritage and cultural assets	29	5	29	5
	Leased plant and equipment	54	44	100	59
	Software development	132	148	232	254
	Capitalised depreciation expense	—	—	(29)	(33)
		2,927	3,137	5,325	5,542

A number of assets held by the State have been determined to have indefinite useful lives and are therefore not depreciated. Such assets include land, certain formation earthworks under roads, the Reference Collection of the Library Board of Queensland, the Art Collection and Library Heritage Collection held by the Queensland Art Gallery Board of Trustees, the State Collection and Library Heritage Collection of the Board of the Queensland Museum and certain other heritage and cultural assets that are subject to preservation requirements to maintain these assets in perpetuity.

Other non-financial assets are depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use) and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is probable.

Capital work in progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period.

Reference should be made to individual agency reports for details of depreciation and amortisation methodologies. The following provides an indication of the estimated useful lives of the different non-financial asset classes held by the State:

Asset class	Useful life
Property, plant and equipment
Buildings	1 - 166 years
Plant and equipment	1 - 100 years
Infrastructure assets	up to 200 years
Heritage and cultural assets	7 - 125 years

Intangibles
Computer software	1 - 25 years
Other intangibles (including intellectual property, licences and access rights)	1 - 150 years

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-23

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
13.	Other interest expense

	Interest	2,114	2,228	3,737	3,872
	Finance charges relating to finance leases	79	74	81	76
	Other	27	26	29	31
		2,220	2,328	3,847	3,978

	Interest expense on financial liabilities other than those at fair value through profit and loss amounts to:	2,220	2,328	173	141

14.	Grants expenses

	Grants - recurrent	4,696	4,836	4,674	4,818
	Grants - capital	1,048	2,029	1,023	2,018
	Grants to first home owners	95	92	95	92
	Personal benefit payments	166	166	166	166
	Community service obligations	554	634	—	—
		6,559	7,758	5,958	7,094

15.	Gains/(losses) on sale of assets/settlement of liabilities

	Gains/(losses) on sale of financial assets/liabilities
	Gains/(losses) on sale of available-for-sale financial assets	1	1	1	2
	Gains/(losses) on sale of derivatives	—	—	(723)	(25)
	Gains/(losses) on sale of other investments/settlement of liabilities	—	—	(551)	65

	Gains/(losses) on sale of non-financial assets
	Gains/(losses) on sale of investment property	(1)	—	(2)	—
	Gains/(losses) on sale of non-financial assets	4	36	1	44
		3	37	(1,275)	86

16.	Revaluation increments/(decrements) and impairment (losses)/reversals

	Revaluation increments/(decrements) of financial assets
	Revaluation increments/(decrements) - derivatives	(2)	(6)	(120)	(49)
	Revaluation increments/(decrements) - other investments	2	11	(217)	135
		—	6	(337)	85
	Revaluation increments/(decrements) of non-financial assets
	Revaluation increments/(decrements) - investment property	6	127	(1)	135
	Revaluation increments/(decrements) - other non-current assets	18	(43)	(119)	(28)
		24	84	(120)	107
	Revaluation increments/(decrements) - environmental certificates/obligations	—	—	(8)	19

	Revaluation increments/(decrements) - self generating and regenerating assets	5	2	5	2

	Impairment (losses)/reversals
	Impairment (losses)/reversals - receivables and loans	5	(111)	(81)	(133)
	Impairment (losses)/reversals - financial assets at fair value through profit and loss	(1)	—	(1)	—
	Impairment (losses)/reversals - assets held for sale	—	(4)	—	(4)
	Impairment (losses)/reversals - non-financial assets	—	—	(107)	29
	Impairment (losses)/reversals - intangible assets	(17)	(1)	(17)	(1)
		(13)	(116)	(206)	(109)
		16	(24)	(666)	104

At each reporting date, an assessment is undertaken as to whether there are any indications that a physical or intangible asset is impaired. An impairment loss is recognised when an asset’s carrying amount exceeds its recoverable amount. The recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and value in use. Value in use is based on discounted cash flows using a risk adjusted discount rate where assets are held primarily for the generation of cash flows or otherwise, depreciated replacement cost.

6-24	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

16.	Revaluation increments/(decrements) and impairment (losses)/reversals continued

The carrying values of assets that have previously been impaired are assessed annually to determine if there has been a reversal in impairment. Where this exists, the impairment is reversed only to the extent that the re-assessed value does not exceed the original carrying value net of the depreciation and amortisation. Impairment on goodwill is not reversed.

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are discussed below.

Impairment - electricity generators

The value-in-use of electricity generators is determined on the estimated future cash flows based on the continuing use of the asset, discounted to a present value.

The cash flow projections are prepared using forecast economic, market and industry trends, market based assumptions (such as demand, pricing and operational costs), and capital expenditure programs that willing market participants might reasonably adopt. The present value of projected cash flows is determined using a discount rate. Determination of the weighted-average cost of capital (WACC) is based on separate analysis of debt and equity costs, utilising publicly available information including the risk free interest rate, an industry risk premium, and the underlying cost of debt.

CS Energy recognised asset impairment adjustments of $73 million in the 2015-16 financial year. The charge principally relates to the full impairment of property, plant and equipment in respect to the Solar Boost project. The decision not to complete the project was made due to a number of technical and contractual difficulties encountered during construction and the resultant negative impact on the project’s commercial prospects.

Impairment - water assets

On 1 January 2013, the businesses of the former Queensland Bulk Water Transport Authority (LinkWater) and the SEQ Water Grid Manager were transferred into the Queensland Bulk Water Supply Authority (Seqwater) by regulation under the South East Queensland Water (Restructuring) Act 2007 (Restructuring Act).

Seqwater charges South East Queensland distributor-retailers, local governments and other customers for the supply of bulk water, with bulk water prices passed through to customers. From 1 July 2008, a price path was implemented to phase-in price rises associated with the construction of the South East Queensland water grid. Under the price path, prices progressively transition to full cost recovery over a ten year period ending in 2017-18, with the under-recovery of costs during this period funded by debt. Price path debt will be repaid over the following ten year period ending in 2027-28.

In April 2013, the Government announced a revised bulk water price path which reflected a range of measures to lower costs (and moderate price increases), which included:

-	removing the previous requirement to build additional infrastructure in the foreseeable future from the regional water security program for South East Queensland; and

-	reduced administrative costs resulting from the merger of the bulk water entities.

The bulk water prices charged by Seqwater are a function of the bulk water price path, which is calculated using generally accepted regulated pricing principles. At the end of the ten year price path in 2017-18, all councils in South East Queensland will be at the ‘common price’, paying the same bulk water prices. Price setting periods have included a two year period from 2007-08, a three year period from 2010-13 and more recently another two year period from 2013-15 including indicative prices for the following three years.

In May 2014, the Queensland Competition Authority (QCA), the State’s independent economic regulator, was tasked with recommending prices for the next three years of the price path, 2015-16 to 2017-18. The QCA’s review included, but was not limited to, assessing Seqwater’s future and proposed capital expenditure to ensure this expenditure is both prudent and efficient. Both Seqwater (in their submission to the QCA as part of the review) and the QCA identified efficiencies and cost savings. As a result, the recommended ‘common price’ for 2017-18 is 12 per cent lower than the indicative ‘common price’ introduced in 2013. The Government accepted the QCA’s recommendations and a decision notification was gazetted on 3 July 2015.

The result is that Seqwater’s customers have certainty in regard to prices, and Seqwater has a higher degree of certainty in regard to its primary revenue stream. Bulk water price revenue is a function of price and usage (the bulk water price is a completely volumetric charge), and as such future revenues will depend on water demand as well as price.

Seqwater has performed an impairment assessment on its bulk water asset base reflecting the three most likely bulk water pricing scenarios up to and post 2028. This represents a change from the prior year single pricing scenario of escalating 2.5 per cent CPI into perpetuity post 2028. The impairment assessment resulted in Seqwater reporting a $204 million decrement against dams and weirs, a $255 million decrement against water treatment plants and a $248 million decrement against pipelines and other. Of this, $474 million was recognised as a decrease in the asset revaluation surplus.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-25

Notes to the Financial Statements

16.	Revaluation increments/(decrements) and impairment (losses)/reversals continued

Impairment of financial assets

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flow of that asset.

Evidence of impairment may include significant financial difficulties of the debtor, the probability that the debtor will enter bankruptcy or financial reorganisation and payment default or delinquency in interest or principal payments. All financial assets, except for those measured at fair value through profit or loss, are subject to annual review for impairment, in accordance with AASB 139. The amount of the impairment loss is recognised in other economic flows included in the operating result. Receivables are assessed regularly for bad and doubtful debts. Bad debts are written off as they are incurred.

For financial assets carried at amortised cost, the carrying amount of the asset is reduced through the use of a provision account and the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The adjustment is recognised in other economic flows included in the operating result.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised. For financial assets measured at amortised cost, the reversal is recognised in other economic flows included in the operating result.

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
17.	Asset write-downs

	Bad debts written off not previously impaired	(85)	(80)	(127)	(99)
	Inventory write-down (net)	(10)	(9)	(11)	(28)
	Other assets written off/scrapped	(162)	(391)	(162)	(391)
		(257)	(479)	(300)	(518)

18.	Actuarial adjustments to liabilities

	Long service leave - gains/(losses)	(120)	512	(120)	512
	Insurances and other - gains/(losses)	70	128	70	128
		(49)	640	(49)	640

19.	Dividends and tax equivalents treated as capital returns

	Dividends	595	3,133	—	—
		595	3,133	—	—

For GGS, dividends and tax equivalents from PNFC and PFC sector entities paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows.

	There were no tax equivalents treated as capital returns in 2015-16 or 2014-15.

	Dividends and tax equivalents treated as capital returns from the PNFC and PFC sectors are eliminated in the Total State Sector.

20.	Other economic flows - included in operating result - other

	Net market value interest revenue/(expense)	3	9	(1,260)	846
	Time value adjustments	(2)	8	(55)	(36)
	Share of net profit/(loss) of associates and joint ventures accounted for using the equity method	(2)	(2)	(2)	(2)
	Onerous contracts expense	—	—	22	248
	Other economic flows nec	(2)	2	(9)	(5)
		(3)	17	(1,304)	1,051

6-26	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
21.	Other economic flows - other movements in equity - revaluations

	Revaluations of financial assets - increments/(decrements)
	Available-for-sale financial assets	3	(1)	3	(1)
	Investments	(2,428)	(2,561)	(2)	7
	Cash flow hedges	(53)	(17)	(169)	(42)
		(2,478)	(2,580)	(168)	(37)
	Revaluations of non-financial assets - increments/(decrements)
	Property, plant and equipment	22,774	852	22,464	867
	Intangible assets	—	2	—	2
		22,774	854	22,464	869

	Actuarial gain/(loss) on defined benefit superannuation plans	(1,408)	(307)	(1,491)	(183)
		18,889	(2,033)	20,805	649

22.	Other economic flows - other movements in equity - other

	Equity transfers and adjustments including those from ceased entities	(1)	—	(1)	—

23.	Cash and deposits

	Cash	49	79	503	382
	Deposits on call	104	159	1,373	2,318
	QTC cash funds	951	960	—	—
		1,104	1,198	1,876	2,701

	Reconciliation to Cash Flow Statement

	Balances as above	1,104	1,198	1,876	2,701
	Balances per Cash Flow Statement	1,104	1,198	1,876	2,701

All material cash balances held by agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole of Government basis.

Cash and deposits includes cash on hand, cash at bank, deposits at call (which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value) and money market deposits net of outstanding bank overdrafts. Where a net overdraft arises on cash at bank, the overdraft is included in borrowings on the Balance Sheet.

24.	Receivables and loans

Receivables and loans are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans include finance leases and loans supporting policy objectives of the Government rather than for liquidity management purposes. Settlement on finance leases is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment.

Receivables and loans are initially measured at fair value plus any directly attributable transaction costs. Subsequently, receivables and loans (except onlendings) are recorded at amortised cost using the effective interest method less any impairment losses (receivables and loans are assessed periodically for impairment). The effective interest rate is the rate that exactly discounts estimated future cash flows over the expected life of a financial instrument (or when appropriate, a shorter period) to the net carrying amount of that instrument. Onlendings are recognised at fair value through profit or loss.

Any interest income is recognised in the operating result in the period in which it accrues. For further details on the State revenue recognition, refer to the relevant revenue notes (Notes 3 to 8) and Note 16 for impairment.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-27

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
24.	Receivables and loans continued

	(a) Receivables
	Current
	Trade debtors	976	880	2,434	2,160
	Interest receivable	65	58	20	23
	GST input tax credits receivable	235	250	262	271
	Dividends and guarantee fees receivable	1,501	5,005	—	—
	Royalties and land rents revenue receivable	175	40	175	40
	Taxes receivable	252	288	256	292
	Income tax equivalents receivable	312	444	—	—
	Other receivables	1,275	1,126	1,258	1,194
		4,792	8,091	4,405	3,982
	Less: Allowance for doubtful debts/impairment losses	677	676	720	704
		4,115	7,415	3,685	3,278

	Non-current
	Trade debtors	113	129	163	171
	Other	85	82	191	183
		198	211	353	354
	Less: Allowance for doubtful debts/impairment losses	31	38	112	50
		167	173	241	304
		4,282	7,588	3,926	3,582

	(b) Advances paid
	Current
	Advances	106	104	113	111
	Less: Allowance for doubtful debts/impairment losses	17	17	17	17
		89	86	96	94

	Non-current
	Advances	546	556	564	581
	Less: Allowance for doubtful debts/impairment losses	3	3	3	3
		543	554	561	579
		632	640	657	672

	(c) Loans paid
	Current
	Finance leases	10	11	11	12
		10	11	11	12
	Non-current
	Onlendings	—	—	9,854	9,615
	Finance leases	81	84	189	194
		81	84	10,043	9,809
		90	96	10,054	9,821

	Finance lease receivables due:
	Not later than 1 year	10	12	17	18
	Later than 1 year but not later than 5 years	35	39	61	65
	Later than 5 years	52	52	247	254
		97	102	326	336
	Less: Future finance revenue	7	6	125	130
		90	96	200	207

6-28	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
24.	Receivables and loans continued

	(d) Minimum operating lease payments receivable not recognised in the financial statements:

	Not later than 1 year	18	17	70	69
	Later than 1 year but not later than 5 years	73	60	237	227
	Later than 5 years	173	157	812	759
		264	234	1,119	1,055

	(e) Impairment of receivables and loans

	In accordance with AASB7 Financial Instruments: Disclosures, details of ‘Past due but not impaired’ and ‘Individually impaired’ receivables and loans are included in the tables below. This information has been sourced from GGS and Total State entities with material receivables and loans balances.

General Government Sector
	Past due not impaired				Individually Impaired
	1 Month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M	$M
As at 30 June 2016

Trade receivables	27	9	5	20	122
Other receivables and loans	52	49	44	635	485
	79	58	49	655	607

As at 30 June 2015

Trade receivables	25	4	13	17	118
Other receivables and loans	62	46	21	434	508
	87	49	34	451	626

Total State Sector
	Past due not impaired				Individually Impaired
	1 Month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M	$M
As at 30 June 2016

Trade receivables	27	9	5	20	122
Other receivables and loans	52	49	44	635	485
	79	58	49	655	607

As at 30 June 2015

Trade receivables	25	4	12	17	115
Other receivables and loans	62	46	21	434	508
	87	49	33	451	623

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-29

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
25.	Securities and shares

	(a) Securities other than shares

	Current
	Term deposits	89	133	89	133
	Rental Purchase Plan	4	4	4	4
	Securities/bonds	352	195	4,977	7,420
	Fixed rate notes	2,082	5,432	—	—
	Investments managed by QIC Limited*	1,667	1,173	4,859	7,765
	Derivatives
	Derivatives - cash flow hedges	—	—	53	18
	Other derivatives	—	2	142	79
	Other	—	—	4,122	4,884
		4,193	6,939	14,247	20,304
	Non-current
	Term deposits	262	288	262	288
	Rental Purchase Plan	187	188	187	188
	Securities/bonds	—	—	7,142	5,562
	Fixed rate notes	28,303	27,624	—	—
	Investments managed by QIC Limited*	491	927	32,587	33,234
	Derivatives
	Derivatives - cash flow hedges	—	—	2	14
	Other derivatives	—	1	270	326
	Other	85	82	896	861
		29,328	29,111	41,346	40,474

		33,522	36,050	55,592	60,778

	* Total State investments managed by QIC Limited were allocated over the following categories:
	Cash			10,515	8,150
	Fixed interest			5,269	9,842
	Global equities			6,114	7,401
	Property and infrastructure			5,948	5,570
	Other			9,600	10,036

				37,446	40,999

	(b) Investments in public sector entities

	General Government Sector investment in public sector entities	20,477	23,685

The GGS has equity investments in PNFCs and PFCs that are measured as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis. Investments in public sector entities on this basis differ from valuations under GFS. Refer to Note 50 for the reconciliation to GFS.

Note 1(c) outlines the functions of the PNFC and PFC sectors. Refer to Note 49 for a comprehensive list of entities within each sector. Investments in the PNFC and PFC Sectors are eliminated on consolidation of the Total State Sector.

6-30	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

25.	Securities and shares continued

(c) Investments in other entities - shares in entities that are not controlled or associated

Investments in entities that are neither controlled/jointly controlled by, nor associates of, the Government are valued at fair value with changes in valuation of these investments treated in a manner consistent with AASB 139 Financial Instruments: Recognition and Measurement.

	General Government Sector		Total State Sector
	2016	2015	2016	2015
	$M	$M	$M	$M
Current
Shares at fair value through profit and loss	—	—	265	282

Non-current
Shares at fair value through profit and loss	7	7	7	7
Available-for-sale shares	1	1	3	3

	8	8	9	9

	8	8	274	291

The State’s securities and shares in (a), (b) and (c) above are classified as either held-to-maturity investments, available-for-sale financial assets or financial assets at fair value through profit or loss. The carrying amount of financial assets in each of the categories is disclosed in Note 47.

Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity where the State has the intention and ability to hold such investments to maturity. Held-to-maturity investments are initially recognised at fair value plus any directly attributable transaction costs. Subsequently, held-to-maturity investments are measured at amortised cost using the effective interest method, less any impairment losses.

If a class of held-to-maturity investments is tainted or the State fails to keep these investments to maturity other than for specific circumstances explained in AASB 139, it will be required to reclassify the whole class as available-for-sale. The State would also not be able to classify any financial assets as held-to-maturity for the following two annual reporting periods.

Held-to-maturity financial assets primarily comprise term deposits and fixed rate notes with QTC. It is the State’s intention to hold these investments until maturity. Deposits and fixed rate notes held with QTC are eliminated on consolidation of the Total State Sector.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or that are not classified as other categories of financial assets. Such assets are measured at fair value with unrealised gains/losses recognised directly in equity, except for impairment losses and foreign exchange losses on monetary available-for-sale financial assets which are recognised as other economic flows in the operating result. For GGS, investments in other public sector entities are classified as available-for-sale.

Total State Sector available-for-sale financial assets include bank bonds, corporate bonds, Government bonds and share investments.

Financial assets at fair value through profit or loss

Financial assets are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial assets at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Financial assets at fair value through profit or loss held by the State include money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, interests in Rental Purchase Plan agreements and the Pathways Shared Equity program, investments managed by QIC Limited, other investments in managed funds, shares and derivatives. The accounting policy for derivatives is discussed in Note 37.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-31

Notes to the Financial Statements

26.	Other investments

Investments in other entities refer to claims on other entities (or arrangements) entitling the State to a share of the income of the entity and a right to a share of the residual assets of the entity should it be wound up (in the case of associates and joint ventures) or a share of revenue, expenses, assets and liabilities of the arrangement (in the case of joint operations). These investments are held at market value.

There are two main categories:

-	investments accounted for using the equity method (investments in associates and joint ventures); and

-	investments in joint operations.

(a) Investments accounted for using the equity method

Associates are those entities over which the State has significant influence but not control. Joint ventures are joint arrangements whereby the State has joint control and rights to the net assets of the arrangements. Such entities are accounted for using the equity method of accounting in accordance with AASB 128 Investments in Associates and Joint Ventures. The State’s share of its associates’ or joint ventures’ post-acquisition profits or losses (less dividends) is recognised in the Operating Statement as an other economic flow and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment. Dividends from associates and joint ventures are recognised as revenue from transactions in the Operating Statement.

The following investments held by the State in unlisted associated and joint venture entities are accounted for using equity method:

Name of entity	Principal activity			Ownership interest		Equity accounted amount
				2016	2015	2016	2015
				%	%	$M	$M
Dumaresq-Barwon Border Rivers Commission	Water management	(i	)	50	50	70	70

Translational Research Institute Trust	Medical research and education	(ii	)	25	25	80	81

General Government Sector						150	151

Total State Sector						150	151

(i)	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest.

(ii)	Translational Research Institute (TRI) Trust is a Discretionary Unit Trust founded by four members, of which Queensland Health is one. Each founding member holds 25 units in the TRI Trust and equal voting rights. The TRI Trust seeks to design, construct and maintain the TRI Facility and ensure it is operated and managed to promote medical study, research and education.

(b) Investments in joint operations

Joint operations are joint arrangements whereby the State has control and rights to the assets, and obligations for the liabilities, relating to the arrangements. Such arrangements are accounted for in accordance with AASB 11 Joint Arrangements. The State recognises its share of jointly held or incurred assets, liabilities, revenue and expenses in the joint operations.

General Government Sector

Joint arrangements that contribute less than $4 million in net assets and/or net revenue to the Balance Sheet or Operating Statement are as follows:

Department of Infrastructure, Local Government and Planning

The Department of Infrastructure, Local Government and Planning holds a 50% interest in a joint venture with the Mackay Regional Council to develop residential land within the Andergrove Urban Development Area.

6-32	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

26.	Other investments continued

(b) Investments in joint operations continued

Total State Sector

Joint arrangements for the Total State Sector include the GGS joint ventures above, in addition to the following:

CS Energy Limited

The following are the joint operations in which CS Energy Limited has an interest:

Name	Principal Activities	2016	2015
		Interest	Interest
Callide Power Management Pty Ltd	Joint Operation Manager	50%	50%
Callide Power Trading Pty Ltd	Electricity Marketing Agent	50%	50%
Callide Oxyfuel Project	Electricity generation	75%	75%

Stanwell Corporation Limited

Stanwell has an 84% interest in the Woodlands Hardwood Plantation Joint Venture and a 19% interest in the Tarong Hoop Pine Joint Venture. The interests are in unincorporated joint operations with Hancock Queensland Plantations Pty Ltd, the principal activity of which is the establishment of a viable commercial plantation of trees.

Stanwell holds a 50% participating interest in the Kogan North Joint Venture, a gas development joint operation with Australian CBM Pty Ltd.

27.	Public private partnerships

There is currently no Australian Accounting Standard specifically addressing accounting for private sector financed infrastructure assets from a grantor’s perspective. The following policies have been adopted pending the development of an accounting standard for the grantor.

Agreements equally proportionately unperformed arising from Public Private Partnerships (PPPs) are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Any leasing arrangements are disclosed in accordance with AASB 117 Leases. Further, the commitments for future payments under finance leases are also disclosed as commitments in Note 41.

The following PPPs apply to both the GGS and Total State Sector statements.

Education and Training

(a) Southbank Education and Training Precinct

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on State’s land. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Axiom over the life of the contract. The arrangement involved the refurbishment or demolition of existing buildings and the development of new buildings.

Construction work was completed on 31 October 2008 and the State has entered into a Head Lease and Sublease with Axiom. The State will pay abatable, undissected service payments to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the facility is constructed is owned and recognised as an asset of the State.

The fair value of the buildings was recognised as a finance lease asset with the corresponding recognition for future payments as a finance lease liability.

(b) South East Queensland schools - Aspire

In April 2009, the State Government entered into a contractual arrangement with Aspire Schools (Qld) Pty Limited (Aspire) to design, construct, maintain and partially finance seven schools of the State for a period of 30 years on State’s land. Construction work commenced in May 2009 and was finalised in January 2014. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Aspire over the life of the contract.

The State will lease back these schools from Aspire and will pay abatable, undissected service payments to Aspire for the operation, maintenance and provision of the schools. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the schools are constructed is owned and recognised as an asset of the State.

The fair value of the buildings was recognised as a finance lease asset with the corresponding recognition for future payments as a finance lease liability.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-33

Notes to the Financial Statements

27.	Public private partnerships continued

Education and Training continued

(c) Queensland schools - Plenary

In December 2013, the State Government entered into a contractual arrangement with Plenary Schools Pty Ltd (Plenary) for the construction and management of 10 schools in South East Queensland. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Plenary over the life of the contract. The project period is for 30 years and is expected to end in December 2043.

At 30 June 2016, construction of Stage 1 at six schools has been completed. Under current arrangements the State is scheduled to pay a series of capital contributions during the construction phase of the project totalling $190 million. These contribution payments result in lower service payments over the period of the concession.

Upon the completion of the construction, the fair value of the buildings will be recognised as a finance lease asset with the corresponding recognition for future payments as a finance lease liability. The land on which the schools are/will be constructed is owned and recognised as an asset of the State.

Queensland Health and Hospital and Health Services (HHSs)

The State Government has entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on State land. After an agreed period of time, ownership of these facilities will pass to Queensland Health or the relevant HHS.

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Queensland Health	Sunshine Coast University Hospital*	Exemplar Health Partnership	25 years	Scheduled commencement in April 2017
Metro North HHS	Butterfield Street car park	International Parking Group Pty Ltd	25 years	January 1998
Metro North HHS	Bramstone Terrace car park	International Parking Group Pty Ltd	25 years	November 1998
Metro North HHS	The Prince Charles Hospital car park	International Parking Group Pty Ltd	22 years	November 2000
Metro North HHS	The Prince Charles Hospital Early Education Centre	Queensland Child Care Services Pty Ltd	20 years	April 2007
Metro South HHS	The Princess Alexandra Hospital multi storey car park	International Parking Group Pty Ltd	25 years	February 2008
Sunshine Coast HHS	Noosa Hospital and Specialist Centre	Ramsay Health Care	20 years	September 1999
Sunshine Coast HHS	Sunshine Coast University Private Hospital	Ramsay Health Care	5 years / 25 years	December 2013
Gold Coast HHS	The Gold Coast University Hospital western car park	SurePark Pty Ltd	31 years	July 2010
Townsville HHS	Medilink	Trilogy Funds Management Ltd	40 years	January 2012
Townsville HHS	Goodstart Early Learning	Trilogy Funds Management Ltd	40 years	February 2012

* The share of construction costs contributed by Queensland Health is currently recognised as works in progress asset.

To date, other than the Sunshine Coast University Hospital Project, no rights or obligations relating to these facilities have been recognised by Queensland Health or HHSs, other than those associated with land rental and the provision of various services under the agreements.

The State has also entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on departmental land. After an agreed period of time, ownership of these facilities will pass to the State. The State does not control the facilities associated with these arrangements and accordingly, does not recognise these facilities and any rights or obligations that may attach to these arrangements other than those recognised under generally accepted accounting principles.

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Metro North HHS	Caboolture Private Hospital	Affinity Health Ltd	25 years	May 1998
Metro North HHS	Holy Spirit Northside Private Hospital	The Holy Spirit Northside Private Hospital Ltd	40 years	September 1999
Metro South HHS	Redlands Private Hospital	Sisters of Mercy in Queensland	25 years + 30 years	August 1999
Metro South HHS	Translational Research Institute Building	Translational Research Institute Pty Ltd	30 years + 20 years	May 2013
Metro South HHS	University of Queensland Training Facility – Redlands Hospital	University of Queensland	20 years	August 2015
Metro South HHS	University of Queensland Training Facility – Queen Elizabeth II Jubilee Hospital	University of Queensland	20 years	September 2015
Gold Coast HHS	Gold Coast Private Hospital	Healthscope Ltd	50 years	March 2016

6-34	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

27.	Public private partnerships continued

Transport and Main Roads

(a) Brisbane Airport Rail Link

The Brisbane Airport Rail Link (BARL) is a public passenger rail system built and owned by Airtrain Citylink Limited (Airtrain) to link the Brisbane Domestic and International Airports to the existing Queensland Rail network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land for the BARL and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL assets at no cost to the State.

The State Government leases airport land from the Brisbane Airport Corporation and sub-leases the land to Airtrain.

(b) Gold Coast Rapid Transit Project Operator Franchise

In May 2011, the State Government entered into a contractual arrangement with GoldLinQ Consortium (GoldLinQ) to finance, design, build, operate and maintain the Gold Coast light rail system linking key activity centres from Griffith University (Gold Coast Campus) and the Gold Coast University Hospital to Broadbeach via Southport. The operation of the system commenced in July 2014. At the end of the 15-year operations period, ownership of the system will be transferred to the State.

GoldLinQ Consortium partially financed construction of the system, with the State providing a capital contribution. During operations, GoldLinQ Consortium will be paid monthly performance based payments for operations, maintenance and repayment of the debt finance used to construct the system. The State will receive fare-box and advertising revenue generated by the system.

In April 2016, the State entered into a contractual arrangement with GoldLinQ for stage two of the Gold Coast Light Rail system. Stage two will connect the existing light rail system at Gold Coast University Hospital Light Rail station to heavy rail at the Helensvale station. The construction is expected to be completed and operational by April 2018.

(c) AirportLink

In June 2008, the State Government entered into a 45-year service concession arrangement with BrisConnections Operations Pty Ltd and BrisConnections Nominee Company Pty Ltd to design, construct and maintain the AirportLink toll road (AirportLink). In April 2016, Transurban Queensland assumed responsibility for AirportLink and now operates AirportLink under the service concession arrangement.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll road for the concession period and also assume the demand and patronage risk. The State does not recognise any assets associated with the arrangement. At the end of the service concession period, AirportLink assets will be transferred at no cost to the State.

(d) Toll road arrangements

A Road Franchise Agreement (RFA) was established between the State and Queensland Motorways Limited (QML) on 1 April 2011 for the operation, maintenance and management of the Gateway and Logan Motorways for a period of 40 years. In 2014, Transurban Queensland acquired QML and now operates the Gateway Motorway and Logan Motorway toll roads under the RFA with the State.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll roads for the period of the franchise and also assumes the demand and patronage risk for the franchise period. The State does not recognise any assets associated with the arrangement. At the end of the RFA concession period, the toll roads infrastructure assets will be transferred to the State.

(e) New Generation Rollingstock

In January 2014, the State Government entered into a 32-year contractual arrangement with NGR Project Company Pty Ltd (Bombardier NGR Consortium) for the design, construction and maintenance of 75 new six car train sets and a new purpose-built maintenance centre. The arrangement will involve the State paying the consortium a series of availability payments over the concession period of 30 years.

In June 2016, the maintenance centre was accepted by the State. All trains are expected to be in service by December 2018.

At the expiry of the concession period, the State will retain ownership of the trains and the maintenance centre.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-35

Notes to the Financial Statements

27.	Public private partnerships continued

Transport and Main Roads continued

(f) Toowoomba Second Range Crossing

In August 2015, the State Government entered into a contractual arrangement with Nexus Infrastructure Consortium to finance, design, build, operate and maintain a range crossing connecting the Warrego Highway at Helidon Spa in the east with the Gore Highway at Athol in the west, via Charlton.

The State will provide contributions during the construction stage of the project and ongoing service payments over the 25 year operation and maintenance period. On commissioning of the toll road in late 2018, the State will recognise a lease asset at fair value which will be depreciated over the life of the asset, and a corresponding lease liability, which will be reduced by the state contribution and monthly repayments. Maintenance payments will be expensed during the relevant year. Contributions made prior to the road commissioning are recognised as prepayments.

The Toowoomba Second Range Crossing will be a toll road. Tolls will not be finalised until closer to the opening of the road.

At the expiry of the concession period, the State will retain ownership of the range crossing.

Development at 1 William Street Brisbane

1 William Street is a commercial office tower development. Cbus Property was the successful tenderer with a bid of $653 million and on 21 December 2012, the State entered into a sublease pre-commitment via a series of transaction documents involving:

-	a project deed (overarching document);

-	a development lease (from the State to the developer during construction phase, which runs for approximately 4 years);

-	a ground lease (covering land tenure from the State to the developer for 99 years post-construction phase); and

-	a sublease (from the developer to the State for the building tenure, being 15 years).

The State’s commitment for the operating lease payments is contingent on the completion of the building and accordingly these amounts are included in Note 43 Contingent assets and liabilities.

Further information may be obtained from the individual financial reports of the relevant agencies.

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
	Estimated cash flows for Public Private Partnerships
	Inflows
	Not later than 1 year	40	38	40	38
	Later than 1 year but not later than 5 years	178	156	178	156
	Later than 5 years but not later than 10 years	283	235	283	235
	Later than 10 years	391	387	391	387
		892	816	892	816

	Outflows
	Not later than 1 year	(1,389)	(669)	(1,389)	(669)
	Later than 1 year but not later than 5 years	(2,888)	(2,258)	(2,888)	(2,258)
	Later than 5 years but not later than 10 years	(2,434)	(2,017)	(2,434)	(2,017)
	Later than 10 years	(7,975)	(7,311)	(7,975)	(7,311)
		(14,686)	(12,254)	(14,686)	(12,254)
	Estimated Net Cash Flow	(13,794)	(11,438)	(13,794)	(11,438)

28.	Inventories

	Current
	Raw materials	11	11	280	279
	Work in progress	42	52	70	71
	Finished goods	142	123	194	221
	Land held for resale	273	317	273	317
	Inventories held for distribution	27	24	27	24
	Assets formerly held for lease	5	6	5	6
	Environmental certificates held for sale/surrender	—	—	143	125
	Other	7	8	170	169
		507	541	1,161	1,212

6-36	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

28.	Inventories continued

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories. Cost is determined on weighted average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition, except for training costs which are expensed as incurred. Where inventories are acquired for no or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Inventories held for distribution are those inventories which the State distributes for no or nominal consideration. These are measured at cost, adjusted for any loss of service potential. Land held for resale is stated at the lower of cost and net realisable value. Such cost is assigned by specific identification and includes the cost of acquisition and development.

All inventories are classified as current non-financial assets.

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
29.	Assets held for sale

	Land	103	96	110	98
	Buildings	15	11	15	11
	Investment properties	—	—	—	5
	Plant and equipment	5	5	5	5
		123	112	130	119

Non-current assets classified as held for sale consist of those assets that are determined to be available for immediate sale in their present condition, for which their sale is highly probable within the next twelve months.

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations, non-current assets held for sale are measured at the lower of carrying amount and fair value less costs to sell and are not depreciated or amortised.

While an asset is classified as held for sale, an impairment loss is recognised for any write downs of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset, but not in excess of any cumulative impairment loss previously recognised.

30.	Investment properties

	Land, buildings and work in progress at independent valuation	341	334	661	653

	Movements in investment properties were not material.

Pursuant to AASB 140 Investment Property, properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Operating Statement as other economic flows and no depreciation expense or asset impairment is recognised.

31.	Restricted assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

	Cash to be used to further medical research in specified areas	90	89	90	90
	Cash and property, plant and equipment to be used for other specific purposes	168	257	185	269
		259	346	275	359

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-37

Notes to the Financial Statements

32.	Property, plant and equipment

General Government Sector

			Gross			Accumulated			Written down value
						depreciation/impairment
			2016	2015		2016	2015		2016	2015
			$M	$M		$M	$M		$M	$M
Land			87,402	80,712		(19)	(18)		87,383	80,694
Buildings			49,481	48,785		(16,055)	(15,504)		33,426	33,281
Infrastructure			86,203	71,067		(19,316)	(20,545)		66,887	50,522
Major plant and equipment			668	624		(346)	(319)		322	306
Heritage and cultural assets			2,019	1,199		(670)	(175)		1,349	1,023
Plant and equipment			5,716	5,474		(3,313)	(3,049)		2,403	2,426
Leased plant and equipment			2,949	2,443		(518)	(481)		2,431	1,962
Capital work in progress			4,794	4,697		—	—		4,794	4,697

			239,232	215,002		(40,236)	(40,091)		198,996	174,911

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	80,694	76,812	33,281	31,454	50,522	49,899	306	301	1,023	951
Acquisitions	125	188	255	356	3	2	5	2	4	5
Disposals	(85)	(118)	(13)	(10)	(158)	(238)	—	—	—	—
Revaluation increments/(decrements)	6,527	3,766	1,055	660	15,210	(3,722)	23	19	67	57
Impairment (losses)/reversals	—	—	—	(2)	—	(1)	—	—	—	—
Depreciation and amortisation	—	—	(1,329)	(1,267)	(836)	(1,119)	(25)	(29)	(29)	(5)
Net asset transfers	122	46	176	2,090	2,145	5,700	13	12	284	15

Carrying amount at end of year	87,383	80,694	33,426	33,281	66,887	50,522	322	306	1,349	1,023

			Plant and equipment		Leased plant and equipment		Capital work in progress		Total
			2016	2015	2016	2015	2016	2015	2016	2015
			$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year			2,426	2,423	1,962	1,347	4,697	10,086	174,911	173,274
Acquisitions			351	346	341	470	3,041	3,280	4,126	4,649
Disposals			(35)	(33)	(1)	(2)	(4)	(71)	(296)	(471)
Revaluation increments/(decrements)			1	(2)	41	(53)	—	—	22,924	726
Impairment (losses)/reversals			—	—	—	—	—	—	—	(2)
Depreciation and amortisation			(525)	(524)	(54)	(44)	—	—	(2,796)	(2,989)
Net asset transfers			186	215	142	244	(2,940)	(8,598)	128	(277)

Carrying amount at end of year			2,403	2,426	2,431	1,962	4,794	4,697	198,996	174,911

6-38	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

32.	Property, plant and equipment continued

Total State Sector

	Gross		Accumulated depreciation/impairment		Written down value
	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M
Land	90,145	83,329	(49)	(39)	90,096	83,290
Buildings	52,862	51,974	(17,546)	(16,873)	35,316	35,101
Infrastructure	162,493	146,118	(45,103)	(45,378)	117,390	100,740
Major plant and equipment	2,435	2,509	(1,203)	(1,138)	1,232	1,371
Heritage and cultural assets	2,019	1,199	(670)	(175)	1,349	1,024
Plant and equipment	9,664	9,345	(5,210)	(4,847)	4,453	4,498
Leased plant and equipment	3,707	3,128	(918)	(830)	2,789	2,298
Capital work in progress	5,535	5,986	—	—	5,535	5,986

	328,859	303,590	(70,699)	(69,281)	258,161	234,309

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	83,290	79,235	35,101	33,300	100,740	98,728	1,371	1,767	1,024	951
Acquisitions	130	192	262	377	175	167	7	2	4	5
Disposals	(96)	(147)	(21)	(15)	(169)	(262)	(5)	(1)	—	—
Revaluation increments/(decrements)	6,575	3,885	1,130	698	14,690	(3,236)	(117)	(467)	67	57
Impairment (losses)/reversals	(2)	9	—	(2)	(101)	83	—	—	—	—
Depreciation and amortisation	—	—	(1,436)	(1,381)	(2,607)	(2,890)	(94)	(149)	(29)	(5)
Net asset transfers	199	117	280	2,123	4,663	8,149	69	219	284	15

Carrying amount at end of year	90,096	83,290	35,316	35,101	117,390	100,740	1,232	1,371	1,349	1,024

	Plant and equipment		Leased plant and equipment		Capital work in progress		Total
	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	4,498	4,475	2,298	1,689	5,986	11,542	234,309	231,688
Acquisitions	394	444	341	479	5,608	6,108	6,921	7,775
Disposals	(48)	(48)	(1)	(2)	(8)	(81)	(347)	(556)
Revaluation increments/(decrements)	8	(2)	41	(53)	—	—	22,394	882
Impairment (losses)/reversals	(2)	(15)	—	—	—	—	(106)	75
Depreciation and amortisation	(856)	(836)	(100)	(59)	—	—	(5,122)	(5,320)
Net asset transfers	458	481	211	244	(6,052)	(11,582)	112	(235)

Carrying amount at end of year	4,453	4,498	2,789	2,298	5,535	5,986	258,161	234,309

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-39

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially capitalised and recorded at cost. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector mandates asset recognition thresholds for departments and not-for-profit statutory bodies as follows:

Asset class	Asset recognition threshold
Land	$1 (all land)

Buildings	$10,000

Infrastructure	$10,000

Plant & equipment	$5,000

Major plant & equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Leased assets (finance leases)	The threshold for the class to which the asset would belong if it were not subject to a finance lease.

Heritage & cultural assets	$5,000

Work in progress	n/a

Library reference collections	$1,000,000

Asset recognition thresholds for other entities within the Total State Sector do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116, administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity and their cost can be measured reliably. Any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost, or for nominal consideration, that can be measured reliably are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and valuation

Land, buildings, infrastructure, major plant and equipment, and heritage and cultural assets are valued at fair value in accordance with AASB 13, AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector.

Other classes of assets are valued at cost which approximates fair value.

On initial recognition, all costs incurred in purchasing or constructing the asset and getting it ready for use are capitalised to the value of the asset. Costs also include the initial estimate of the costs of dismantling and restoring the site on which it is located, where that obligation is recognised and measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets.

6-40	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement continued

Recording and valuation continued

Subsequent costs are added to the carrying amount of the asset when it improves the condition of the asset beyond its originally assessed standard of performance or capacity. Otherwise, subsequent costs are expensed.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that class of assets, except to the extent it reverses a revaluation decrement for the class of assets previously recognised as an other economic flow in the Operating Statement. A decrease in the carrying amount on revaluation is charged as an other economic flow in the Operating Statement, to the extent it exceeds the balance of the relevant asset revaluation reserve for the same class of assets.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset. Energy entities’ easements are disclosed as part of property, plant and equipment because they are considered to be an integral part of the property, plant and equipment of those entities.

Non-reciprocal transfers of assets between wholly-owned Queensland public sector entities, are accounted for as adjustments to contributed equity in accordance with AASB Interpretation 1038 Contributions by Owners Made to Wholly-owned Public Sector Entities.

Impairment

Property, plant and equipment assets are assessed for indicators of impairment on an annual basis. If an indicator of possible impairment exists, the State determines the asset’s recoverable amount, being the higher of the asset’s fair value less costs to sell and current replacement cost. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss.

An impairment loss is recognised as an other economic flow in the Operating Statement, unless the asset is carried at a revalued amount. When assets are measured at a revalued amount, the impairment loss is offset against the asset revaluation surplus of the relevant class. Impairment losses are reversed when there is an indication that the impairment loss may no longer exist and there has been a change in the estimated recoverable amount.

Refer to Note 16 for further information on the State’s policy on impairment, and for any impairment losses recognised in the Operating Statement.

Land under roads

Land under roads is included in the asset class ‘land’ until road declarations for each land portion are confirmed. The value included in the balance of land is approximately $52 billion (2014-15: $47 billion).

All land under roads acquired is recorded at fair value in accordance with AASB 13 and AASB 116 using an englobo basis based on the statutory land valuations (as agreed by all state Valuers-General in 2009).

The englobo method reflects the characteristics that would be taken into account by a potential buyer of land under roads that is made available for sale (after having the legislative restriction removed). Englobo valuation is inclusive of all potential land uses and assumes that if removal of the legislative restriction occurred, land under roads would revert to its original state before subdivision. The methodology is appropriate for all land under roads, regardless of its location or whatever type of road infrastructure (if any) is currently on it.

Fair value is determined by the State Valuation Services using an acceptable, reliable valuation methodology which is undertaken by multiplying the total area of land under roads within each local government area by the average statutory value of all freehold and leasehold land within the corresponding local government area. The statutory valuations for non-rural land are determined on the basis of site value, with the unimproved value used for rural land.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-41

Notes to the Financial Statements

32.	Property, plant and equipment continued

Recognition and measurement continued

Property, plant and equipment held for rental

Items of property, plant and equipment that have been held for rental to others are routinely sold in the course of the State’s ordinary business, these assets are transferred to inventories at their carrying amount when they cease to be rented and become held for sale. Cash received from the subsequent sale of assets that were previously held for rental to others and cash paid to purchase these assets are recognised as operating activities rather than investing activities.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly derived from observable inputs or estimated using another valuation technique.

Observable inputs are publicly available data that are relevant to the characteristics of the assets/liabilities being valued. Observable inputs used by the State include, but are not limited to, published sales data for land and general office buildings.

Unobservable inputs are data, assumptions and judgements that are not available publicly but are relevant to the characteristics of the assets/liabilities being valued. Significant unobservable inputs used by the State include, but are not limited to, subjective adjustments made to observable data to take account of the characteristics of the State assets/liabilities, internal records of recent construction costs (and/or estimates of such costs) for assets’ characteristics/functionality, and assessments of physical condition and remaining useful life. Unobservable inputs are used to the extent that sufficient relevant and reliable observable inputs are not available for similar assets/liabilities.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use.

All assets and liabilities of the State for which fair value is measured or disclosed in the financial statements are categorised within the following fair value hierarchy, based on the data and assumptions used in the most recent specific appraisals:

– Level 1:	represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

– Level 2:	represents fair value measurements that are substantially derived from inputs (other than quoted prices included within level 1) that are observable, either directly or indirectly; and

– Level 3:	represents fair value measurements that are substantially derived from unobservable inputs.

None of the State’s valuations of non-financial assets are eligible for categorisation into level 1 of the fair value hierarchy.

More specific fair value information about the State’s property, plant and equipment is outlined below.

6-42	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 fair value reconciliation

General Government Sector
	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	58,900	55,256	28,755	27,411	50,553	49,930	279	271	1,070	999
Acquisitions	3	1	185	482	4	2	5	—	4	6
Disposals	(71)	(43)	(18)	(13)	(5)	(5)	—	—	—	—
Revaluation increments/(decrements)	5,084	3,404	1,183	719	15,200	(3,723)	23	20	63	56
Impairment (losses)/reversals	—	8	(11)	(1)	—	(1)	—	—	—	—
Depreciation and amortisation	(4)	(4)	(1,189)	(1,149)	(830)	(1,116)	(24)	(24)	(28)	(5)
Net asset transfers	366	278	230	1,306	1,993	5,466	34	12	275	15

Carrying amount at end of year	64,278	58,900	29,136	28,755	66,915	50,553	317	279	1,384	1,070

							Leased plant and equipment		Total
							2016	2015	2016	2015
							$M	$M	$M	$M
Carrying amount at beginning of year							523	470	140,080	134,338
Acquisitions							97	58	298	549
Disposals							—	—	(94)	(61)
Revaluation increments/(decrements)							21	—	21,574	475
Impairment (losses)/reversals							—	—	(11)	6
Depreciation and amortisation							(6)	(5)	(2,082)	(2,304)
Net asset transfers							—	—	2,899	7,077

Carrying amount at end of year							634	523	162,665	140,081

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-43

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 fair value reconciliation

Total State Sector
	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	60,694	56,972	30,593	29,283	100,936	98,863	1,344	1,737	1,070	999
Acquisitions	46	27	246	506	949	1,089	6	—	4	6
Disposals	(79)	(57)	(26)	(17)	(14)	(25)	(5)	(1)	—	—
Revaluation increments/(decrements)	5,152	3,463	1,261	758	14,731	(3,260)	(116)	(467)	63	56
Impairment (losses)/reversals	—	10	(11)	(1)	(107)	119	—	—	—	—
Depreciation and amortisation	(10)	(7)	(1,292)	(1,259)	(2,572)	(2,856)	(94)	(144)	(28)	(5)
Net asset transfers	421	286	272	1,323	3,672	7,006	90	219	275	15

Carrying amount at end of year	66,224	60,694	31,043	30,593	117,596	100,936	1,227	1,344	1,384	1,070

							Leased plant and equipment		Total
							2016	2015	2016	2015
							$M	$M	$M	$M
Carrying amount at beginning of year							523	470	195,160	188,325
Acquisitions							97	58	1,348	1,685
Disposals							—	—	(124)	(102)
Revaluation increments/(decrements)							21	—	21,111	551
Impairment (losses)/reversals							—	—	(117)	127
Depreciation and amortisation							(6)	(5)	(4,002)	(4,276)
Net asset transfers							—	—	4,731	8,849

Carrying amount at end of year							634	523	218,108	195,160

6-44	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value

General Government Sector
Description	Fair value at 30 June 2016 $M	Significant unobservable inputs
Land	64,278

Level 3 land assets are mainly comprised of those held by the Department of Natural Resources and Mines and Department of National Parks, Sport and Racing. These assets are classified as land under roads, reserves and unallocated state land, national parks and leasehold land.

Land under roads not subject to freehold or leasehold title or reserve tenure vests in the State. This land is valued using the englobo approach as agreed by State Valuers-General. The most significant unobservable input in the valuation of land under roads is the valuers’ judgement in relation to the value that the market would assign to the restrictions placed on the land.

The valuation of reserves and unallocated state land is based, where possible, on recent sales in the general location of the land, adjusted for specific attributes of and restrictions on the land being valued. As such, the most significant unobservable input into the valuation of reserves and unallocated state land is the valuers’ professional judgement applied in determining the fair value.

National park land is valued with reference to sales of land with a similar topography and location. This market data is adjusted by the valuer to reflect the nature of restrictions upon national park land. Accordingly, the most significant input to the valuation of national park land is the valuers’ judgement in relation to the adjustments potential market participants would make to the price paid for this land in light of the restrictions.

Leasehold land is valued using the present value of the future income from leases over the land. In calculating the value of leasehold land, the discount rate applied to the leases is a significant unobservable input.

Buildings	29,136

Buildings classified as Level 3 are those, which due to their specialised nature and/or construction, do not have an active market. These assets are generally valued using a depreciated replacement cost approach.

Within level 3 buildings, major sub-groups exist which are valued using similar methods. The most significant of these groups are schools and early childhood buildings, correctional centres, court houses and juvenile justice facilities, health services buildings (including hospitals) and social housing.

Schools and early childhood buildings are valued on a depreciated replacement cost basis, utilising published current construction costs for the standard components of the buildings. Adjustments and allowances are made for specialised fit out requirements and more contemporary construction/design approaches. Significant judgement is also required in determining the remaining service life of these buildings.

Correctional centres, court houses and juvenile justice facilities are valued using a depreciated replacement cost approach. Significant inputs into this approach are construction costs, locality allowances for regional and remote facilities, remaining useful life and current condition assessments.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-45

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

General Government Sector continued
Description	Fair value at 30 June 2016 $M	Significant unobservable inputs
Buildings continued

Health services buildings (including hospitals) are valued using depreciated replacement cost. In determining the replacement cost of each building, the estimated replacement cost of the asset, or the likely cost of construction, an assessment is performed based on historical records and adjusted for contemporary design/construction practices. The resulting values are adjusted using published locality indices to allow for regional and remote location. The valuers apply professional judgement in assessing the asset’s current condition and remaining service life.

Social housing is valued using market based inputs. However, because multi-unit properties do not have separate titles, significant adjustments are made by valuers. Significant unobservable inputs to the valuers’ adjustments are the discount rate applied to represent the cost of obtaining strata title.

Infrastructure	66,915

Level 3 infrastructure within the General Government sector is primarily roads held by the Department of Transport and Main Roads, and roads and tracks within national parks and state forests. Due to their specialised nature and the lack of an active market for infrastructure, these assets are valued using a depreciated replacement cost methodology.

Road infrastructure, and roads and tracks within national parks and state forests are valued based on a combination of raw material and other costs of construction compiled by an external expert and internal assumptions based on engineering professional judgement. These inputs take into consideration climatic and environmental conditions for each location and are adjusted for contemporary technology and construction techniques. Accordingly, the most significant unobservable input to the valuation of roads is the calculated replacement cost which is heavily reliant upon engineers’ and valuers’ professional judgement.

During 2015-16, the road infrastructure valuation methodology was reviewed by the Department of Transport and Main Roads, and National Parks, Sport and Racing. Both departments now apply a resource-based assessment for valuation using a series of road stereotypes, with Transport and Main Roads specifically applying a reconstruction approach in deriving replacement cost, rather than the ‘greenfield’ approach used in previous years. The useful lives of road components were also reassessed and extended in some cases. The review has resulted in significant revaluation of infrastructure and is reflected in the reconciliation tables above.

Heritage and cultural assets	1,384

Heritage and cultural assets are mainly comprised of unique or iconic items which are considered to be of historical or cultural significance. These assets are primarily held by the Queensland Art Gallery and the Queensland Museum. While some of these items are able to be traded, such transactions are highly individualised and accordingly it is not considered that there is an active market for these types of assets.

		Collections held by the Queensland Art Gallery and Queensland Museum are largely valued on an individual basis with reference to recent transactions in similar works or the cost of replicating or recollecting items. Due to the unique nature of these items, despite some reliance on recent transactions in similar items, the most significant input to the valuation of collections held by the Queensland Art Gallery and Queensland Museum is the professional judgement of the valuer.

6-46	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

32.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

Total State Sector
Description	Fair value at 30 June 2016 $M	Significant unobservable inputs
Infrastructure	117,596	In addition to the infrastructure assets identified above in the General Government Sector, level 3 infrastructure for the Total State Sector includes water, ports, electricity and rail infrastructure assets.

		The majority of water infrastructure assets (mainly Seqwater) are valued using an income based approach. Unobservable inputs in this type of valuation include assumptions about future market conditions and selection of an appropriate discount rate. The discount rate is a significant unobservable input to the valuation of water infrastructure.

		Port infrastructure has been largely valued using an income based approach. Inherent in this valuation process are assumptions in relation to future operating cash flows, projected capital replacement and selection of an appropriate discount rate (equal to the Weighted Average Cost of Capital) for the organisation holding the assets. The discount rate has a significant impact upon the final valuation and, being based upon professional judgement, is an unobservable input.

		The valuation of electricity distribution and transmission infrastructure is undertaken using an income based approach. Being regulated assets, significant professional judgement is required in forecasting future cash flows. The significant unobservable inputs affecting the valuation of electricity infrastructure include assumptions about future revenue caps, future capital expenditure requirements and selection of an appropriate discount rates.

		The valuation of NEM connected power stations is based on an income approach using a pre-tax nominal cash flow and discount rate model and various demand, supply and RET scenarios. The significant unobservable inputs affecting the valuation include assumptions about electricity spot prices, contract load and premium and discount rate.

The majority of rail infrastructure is valued using a depreciated replacement cost methodology except for regional freight assets which are valued on a discounted cash flow basis. The significant unobservable inputs to the depreciated replacement cost valuation are costs to replace existing assets and the assessments of current asset condition and remaining useful life.

Major Plant and Equipment	1,227	Major plant and equipment in the Total State Sector is primarily Queensland Rail rollingstock.

		Rollingstock is valued using a depreciated replacement cost approach. The significant unobservable inputs to the valuation of rollingstock are estimated costs to replace existing assets and the assumptions made about current asset condition and remaining useful life.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-47

Notes to the Financial Statements

32.	Property, plant and equipment continued

Assets not recognised

The following assets are not recognised in the Balance Sheet:

Railway corridor land

Under the Transport Infrastructure Act 1994, railway corridor land was rendered State land under the control of the Department of Natural Resources and Mines which for reporting purposes recorded the land at nil value. This land is on-leased to Queensland Rail via the Department of Transport and Main Roads at no cost.

Library collections

Purchases for common use collections are expensed as they are incurred, except for the State Library’s Library Collection. Purchases for this collection are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector, except for certain heritage assets whose value cannot be reliably measured.

Native forests and biological assets

Disclosures are outlined in Note 34 Other Non-financial assets.

User funded assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheet as users of the assets have either fully or partially funded these facilities and they are either not considered to be controlled by the corporations or no income will flow from the facilities.

Heritage assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

6-48	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

33.	Intangibles

General Government Sector
	Cost		Accumulated amortisation		Written down value
	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M
Software development	1,740	1,715	(1,149)	(1,133)	591	582
Purchased software	386	402	(304)	(312)	82	90
Other	49	48	(8)	(7)	41	41

	2,176	2,165	(1,461)	(1,452)	714	713

	Software		Other		Total
	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	671	751	41	25	713	776
Acquisitions	8	5	2	13	10	18
Acquisitions through internal development	142	100	—	—	142	100
Disposals	(2)	(29)	—	—	(2)	(29)
Impairment (losses)/reversals	(17)	—	—	—	(17)	—
Amortisation	(132)	(148)	(3)	(2)	(134)	(150)
Net asset transfers	2	(7)	2	3	4	(4)

Carrying amount at end of year	672	671	42	41	714	713

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-49

Notes to the Financial Statements

33.	Intangibles continued

Total State Sector
	Cost		Valuation		Accumulated amortisation		Written down value
	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M
Software development	2,350	2,287	—	—	(1,546)	(1,481)	804	806
Purchased software	863	864	13	15	(635)	(665)	241	213
Licences and rights	16	14	55	55	(56)	(54)	16	15
Other	326	323	8	7	(46)	(39)	287	290

	3,555	3,487	76	76	(2,283)	(2,239)	1,348	1,324

	Software		Licences and rights		Other		Total
	2016	2015	2016	2015	2016	2015	2016	2015
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	1,019	1,061	15	64	290	269	1,324	1,393
Acquisitions	45	13	—	—	4	21	49	34
Acquisitions through internal development	147	162	—	—	—	—	147	162
Disposals	(3)	(29)	—	—	—	—	(3)	(29)
Impairment (losses)/reversals	(17)	—	—	(48)	—	—	(17)	(48)
Amortisation	(232)	(254)	(1)	(1)	(8)	(8)	(241)	(263)
Net asset transfers	87	67	2	—	1	6	90	73

Carrying amount at end of year	1,045	1,019	16	15	287	290	1,348	1,324

Intangible assets are recognised in accordance with AASB 138 Intangible Assets. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated goodwill, brands, and items of similar substance, as well as expenditure on initial research, are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Assets Policies for the Queensland Public Sector, the recognition threshold for departments and not-for-profit statutory bodies is $100,000. Items with a lesser value are expensed. The threshold for other entities does not exceed this amount.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

For information on Impairment policies, refer to Note 16.

6-50	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
34.	Other non-financial assets

	Current
	Prepayments	306	278	422	412
	Other	13	14	118	137
		319	292	540	550
	Non-current
	Biological assets	6	6	7	6
	Prepayments	31	32	56	54
	Other	13	7	29	31
		51	45	92	91

		370	337	632	641

	Other non-financial assets primarily represent prepayments by the State. These prepayments include salaries and wages, grant payments or payments of a general nature made in advance.

Biological assets are recognised at fair value which is the amount that could be expected to be received from the disposal of the asset in an active and liquid market, after deducting costs expected to be incurred in realising the proceeds of such a disposal.

	Biological assets recognised in the Balance Sheet include livestock (comprising cattle, horses, goats, sheep and pigs), and plants (comprising grain and cotton crops, and timber plantations).

	Biological assets such as tree fruit orchards, vines and nursery seedlings have been assessed in accordance with AASB 141 Agriculture , found not to be material and accordingly, not recognised.

35.	Payables

	Current
	Trade creditors	1,707	1,743	2,547	2,373
	Grants and other contributions	221	543	130	431
	GST payable	58	76	139	184
	Other payables	1,539	828	1,624	954
		3,525	3,189	4,440	3,943
	Non-current
	Trade creditors	66	56	86	64
	Other payables	6	10	9	12
		71	66	94	75

		3,596	3,255	4,535	4,019

Payables mainly represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

	Payables are recognised at amortised cost using the effective interest rate method.

36.	Employee benefit obligations

	(a) Superannuation liability

	Current
	Superannuation (refer Note 48)	1,903	1,924	1,903	1,924
	Judges’ pensions (refer Note 48)	19	19	19	19
		1,923	1,943	1,923	1,943
	Non-current
	Superannuation (refer Note 48)	24,702	23,281	24,532	22,977
	Judges’ pensions (refer Note 48)	735	645	735	645
		25,437	23,927	25,267	23,622

		27,360	25,869	27,189	25,566

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-51

Notes to the Financial Statements

36.	Employee benefit obligations continued

Superannuation/retirement benefit obligations

A superannuation liability for the State public sector is recognised in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Operating Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred e.g. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

For the State Public Sector Superannuation Scheme (QSuper), expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2016 was 2.0% (2015, 3.1%).

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Energy Super Fund (ESF). The ESF uses discount rates in 2016 that are more closely aligned to the corporate bond rate (refer Note 48).

Future taxes are part of the provision of the existing benefit obligations and are taken into account in measuring the net liability or asset.

	General Government Sector		Total State Sector
	2016	2015	2016	2015
	$M	$M	$M	$M
(b) Other employee benefits

Current
Salary and wages payable	567	416	647	492
Annual leave	1,622	1,518	1,794	1,685
Long service leave	477	438	833	757
Other employee entitlements	46	37	136	130
	2,711	2,408	3,409	3,064
Non-current
Long service leave	2,490	2,300	2,587	2,393
Other employee entitlements	15	16	25	26
	2,505	2,316	2,612	2,418

	5,217	4,724	6,022	5,483

Wages, salaries and sick leave

Liabilities for wages and salaries are accrued at year end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Annual leave

The Annual Leave Central Scheme (ALCS) was established on 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the ALCS continue to determine and recognise their own leave liabilities.

The State’s annual leave liability has been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs. In accordance with AASB 119 Employee Benefits, where annual leave is not expected to be paid within 12 months, the liability is measured at the present value of the future cash flows.

Long service leave

A levy of 2.1% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme which was introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

6-52	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

36.	Employee benefit obligations continued

Long service leave continued

The valuation method used incorporates consideration of expected future wage and salary levels, experience of employee departures and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified, as they are not material in the context of the State’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2016 was 2.0% (2015, 3.1%).

Entities that do not participate in the Long Service Leave Central Scheme determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

If termination benefits meet the AASB 119 timeframe criterion for ‘short-term employee benefits’ they are measured according to the AASB 119 requirements for ‘short-term employee benefits’. Otherwise, termination benefits are measured according to the requirements for ‘other long-term employee benefits’.

Benefits falling due more than 12 months after balance date are discounted to present value.

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
37.	Deposits, borrowings and advances, securities and derivatives

	(a) Deposits held

	Current
	Deposits at fair value through profit or loss	3	3	4,733	5,059
	Interest bearing security deposits	—	—	20	27
		3	3	4,753	5,085
	(b) Borrowings and advances

	Advances received
	Current
	State debt to the Commonwealth	24	132	24	132

	Non-current
	State debt to the Commonwealth	489	492	489	492
		514	625	514	625
	Borrowings
	Current
	Finance lease liability (refer Note 41)	30	22	56	33
	QTC borrowings	111	5,538	—	—
	Loans - other	1	703	44	763
		141	6,263	100	795
	Non-Current
	Finance lease liability (refer Note 41)	1,256	1,036	1,260	1,067
	QTC borrowings	34,089	35,806	—	—
	Loans - other	—	—	250	191
		35,345	36,842	1,510	1,258

		35,486	43,105	1,610	2,053

Lease liabilities are effectively secured, as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-53

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

	General Government
	Sector		Total State Sector
	2016	2015	2016	2015
	$M	$M	$M	$M

(c) Securities and derivatives

Current
Government securities issued	—	—	16,376	19,577
Derivatives
Derivatives - cash flow hedges	—	—	190	18
Other derivatives	—	—	194	134
	—	—	16,761	19,729
Non-current
Government securities issued	—	—	84,009	81,604
Derivatives
Derivatives - cash flow hedges	—	—	60	5
Other derivatives	—	—	515	446
	—	—	84,585	82,055

	—	—	101,346	101,784

The classification of deposits held, borrowings and advances, securities and derivatives disclosed in (a), (b) and (c) above are classified as either financial liabilities held at amortised cost or as financial liabilities at fair value through profit or loss. The carrying amount of financial liabilities in each of the categories is disclosed in Note 47.

Financial liabilities held at amortised cost

Financial liabilities held at amortised cost are initially measured at fair value plus any directly attributable transaction costs. Subsequently, such financial liabilities are measured at amortised cost using the effective interest method.

Financial liabilities measured at amortised cost include interest bearing security deposits, GGS loans with QTC and State debt to the Commonwealth (loans made by the Commonwealth under Loan Council agreements). The GGS loans with QTC are eliminated on consolidation of the Total State Sector.

Financial liabilities at fair value through profit or loss

Financial liabilities are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial liabilities at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Financial liabilities at fair value through profit or loss include deposits, government securities issued by QTC and derivatives. In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

Government securities issued include Treasury notes, Australian and overseas bonds, commercial paper and medium term notes, principally raised by QTC.

Derivative financial instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposure to movements in interest rates, commodity prices and foreign currency exchange rates. Strict criteria must be met in order for derivatives to be hedge accounted. GGS entities do not engage in speculative trading.

Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured to their fair value at each balance date.

Derivative instruments are used to hedge the State’s exposures to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may also be used to deliver long term floating rate or long term fixed rate exposure. Derivatives may be designated as either hedges of the fair value of recognised assets or liabilities or firm commitments (fair value hedges) or as hedges of the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges). Gains or losses on fair value hedges are recognised as other economic flows included in the operating result. Gains or losses on the effective portion of cash flow hedges are recognised directly in the hedge reserve in equity, while the ineffective portion is recognised immediately as other economic flows included in the operating result.

6-54	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Derivative financial instruments continued

Amounts taken to the hedge reserve in equity are transferred to the operating result when the hedged transaction affects the operating result, such as when a forecast sale or purchase occurs or when the hedge becomes ineffective. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gains or losses previously deferred in equity are transferred to the carrying amount of the asset or liability.

When a hedging instrument expires or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised as other economic flows included in the operating result. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the operating result.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative assets are disclosed in Note 25(a). Derivative instruments used by the State include: options, futures contracts, electricity derivative contracts, forward starting loans, forward rate agreements, foreign exchange contracts, cross currency swaps and interest rate swaps which may be categorised as:

(i) Cash flow hedges

Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

Commodity swaps are used to hedge against price fluctuations of commodities, such as diesel fuel and gas.

Forward exchange contracts and cross currency swaps are entered into to protect against foreign exchange movements. These transactions relate to contracted purchases of components used in capital investments, capital equipment and operating expenditure denominated in foreign currencies.

Settlement of these contracts is to be within 12 - 18 months.

The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised directly in equity. When the cash flows occur, amounts that had been recognised in the hedge reserve in equity are transferred to the operating result. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gain or loss previously deferred in equity is transferred to the carrying amount of the asset or liability.

Total State Sector net gains/losses deferred to or removed from equity were as follows:

–	net losses deferred to equity totalled $277 million (2015, $88 million);

–	net losses of $113 million (2015, $34 million) were removed from equity and reclassified to the operating result as a result of cash flow hedge settlements;

–	a gain of $1 million (2015, $1 million) was removed from equity and transferred to the cost of components.

No amounts were deferred to or removed from equity by GGS entities in 2016 or 2015.

(ii) Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include some electricity derivatives such as swaps, caps and options and environmental derivatives contracts, such as forward contracts and options. Interest rate swaps, forward rate agreements, options and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
38.	Provisions

	Current
	Outstanding claims
	Workers’ compensation	—	—	1,050	1,067
	Other	122	118	129	162
	Onerous contracts	—	—	22	32
	Queensland Government Insurance Fund	160	158	160	158
	Other	257	214	398	271
		539	489	1,759	1,689

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-55

Notes to the Financial Statements

38.	Provisions continued

	General Government
	Sector		Total State Sector
	2016	2015	2016	2015
	$M	$M	$M	$M
Non-current
Outstanding claims
Workers’ compensation	—	—	1,641	1,408
Other	300	306	311	321
Onerous contracts	—	—	174	178
Queensland Government Insurance Fund	723	745	723	745
Other	39	88	507	595
	1,062	1,138	3,356	3,247

	1,601	1,628	5,115	4,937

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

Outstanding Claims

The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables.

	General Government
	Sector		Total State Sector
	2016	2015	2016	2015
	$M	$M	$M	$M
Outstanding claim recoveries and reinsurance receivables	3	5	164	155

In accordance with AASB 1023 General Insurance Contracts, the claims liability includes a risk margin in addition to expected future payments. These liabilities are discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates. The discount rate applied to Workers’ Compensation gross outstanding claims as at 30 June 2016 was 1.7% (2015, 2.4%).

Queensland Government Insurance Fund (QGIF)

QGIF was established as a centrally managed self-insurance fund for the State’s insurable liabilities covering property, medical and other liabilities and is an administrative arrangement within the Consolidated Fund. QGIF aims to improve the management of insurable risks through identifying, providing for and funding the Government’s insurance liabilities.

Participating government agencies pay premiums into the fund to meet the cost of claims and future insurable liabilities. QGIF outstanding claim liabilities are reported at whole of Government level, with claims paid out of Queensland Treasury’s Administered accounts.

The State’s QGIF provisions are actuarially assessed annually and are calculated in accordance with AASB 137. The liabilities relate to all claims incurred prior to 30 June 2016 and include an estimate of the cost of claims that are incurred but not reported. Expected future payments are discounted using yields on Australian government bonds. This risk free discount rate applied as at 30 June 2016 was 1.85% (2015, 2.8%).

The outstanding claims liability is a central estimate and includes no prudential margin.

Other provisions

(i) Power Purchase/Pooling Agreement provisions

A provision for onerous contracts has been realised in relation to long-term power purchase/pooling agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. The provision for onerous contracts reflects the net present value of the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements for early termination.

An onerous contract provision exists in relation to the Gladstone Interconnection and Power Pooling Agreement and was remeasured upwards by $24 million during the year due to a change in future period cash flow assumptions.

6-56	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

38.	Provisions continued

(i) Power Purchase/Pooling Agreement provisions continued

The extent of the future losses from the power purchase/pooling agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

(ii) Restoration provisions

Provisions are recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

General Government Sector movements in provisions
	Outstanding Claims	QGIF	Other Provisions	Total
	2016 $M	2016 $M	2016 $M	2016 $M
Carrying amount at beginning of year	423	903	301	1,627
Additional provisions recognised	113	185	56	354
Reductions in provisions and payments	(83)	(141)	(54)	(278)
Change from remeasurement and discounting adjustments	(31)	(65)	(7)	(103)

Carrying amount at end of year	422	882	296	1,601

Total State Sector movements in provisions	Outstanding Claims	QGIF	Other Provisions	Total
	2016 $M	2016 $M	2016 $M	2016 $M
Carrying amount at beginning of year	2,958	903	1,076	4,937
Additional provisions recognised	1,746	185	150	2,081
Reductions in provisions and payments	(1,428)	(141)	(77)	(1,645)
Change from remeasurement and discounting adjustments	(144)	(65)	(48)	(257)

Carrying amount at end of year	3,132	882	1,101	5,115

		General Government Sector		Total State Sector
		2016 $M	2015 $M	2016 $M	2015 $M
39.	Other liabilities

	Current
	Unearned revenue	453	442	561	552
	Environmental surrender obligations (RECs, GECs, NGACs)	—	—	125	66
	Other	204	167	144	134
		657	609	829	752
	Non-current
	Unearned revenue	112	169	593	568
	Other	21	1	26	8
		133	171	619	575

		790	780	1,449	1,328

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-57

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
40.	Reconciliation of operating result to net cash flows from operating activities

	Operating result	1,088	3,949	(4,088)	481

	Non-cash movements:
	Depreciation and amortisation	2,930	3,139	5,334	5,550
	Net (gain)/loss on disposal/revaluation of non-current assets and settlement of liabilities	(126)	764	1,673	472
	Impairment and write-off of bad debts	55	117	141	140
	Equity accounting (profit)/loss	2	2	2	2
	Unrealised net (gain)/loss on borrowings/investments	(2)	(19)	1,309	(856)
	Other	249	(731)	65	(525)

	(Increase)/decrease in receivables	271	(3,585)	(428)	11
	(Increase)/decrease in inventories	23	3	(43)	(103)
	(Increase)/decrease in prepayment and other assets	39	(70)	70	(21)
	Increase/(decrease) in payables	(99)	387	103	240
	Increase/(decrease) in provisions	203	104	387	(416)
	Increase/(decrease) in other liabilities	71	53	257	115
	Total non-cash movements	3,616	163	8,870	4,609
	Cash flows from operating activities	4,704	4,112	4,782	5,090
41.	Expenditure commitments
	As at 30 June 2016, State Government entities had entered into the following capital and lease commitments. Commitments are exclusive of anticipated recoverable GST.

These commitments are in addition to those disclosed in Note 27 as Public private partnerships (PPPs), except for finance lease commitments related to Education and Transport and Main Roads’ PPPs which are also included in Note 27.

Other than obligations under finance leases, where substantially all the risks and benefits incidental to ownership of the leased assets are transferred to the lessee, the following commitments have not been recognised as liabilities in the Balance Sheet.

	Capital expenditure commitments

	Capital expenditure commitments contracted for at reporting date but not recognised in the Balance Sheet are:	1,853	2,565	2,481	3,342

	Operating lease commitments
	Not later than 1 year	471	525	583	646
	Later than 1 year but not later than 5 years	1,202	1,306	1,607	1,717
	Later than 5 years	941	897	1,550	1,673
		2,614	2,728	3,740	4,036

Operating leases are entered into as a means of acquiring access to office accommodation and storage facilities. Lease payments are generally fixed but with inflation escalation clauses on which contingent rentals are determined.

Some renewal or extension options exist in relation to operating leases. No operating leases contain restrictions on financing or other leasing activities.

6-58	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

		General Government
		Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
41.	Expenditure commitments continued

	Finance lease commitments

	Not later than 1 year	137	100	164	113
	Later than 1 year but not later than 5 years	591	453	596	484
	Later than 5 years	2,389	1,865	2,389	1,865
	Total minimum lease payments *	3,117	2,418	3,149	2,462
	Future finance charges	(1,832)	(1,359)	(1,833)	(1,362)
	Total lease liabilities	1,285	1,059	1,316	1,100
	Reconciliation to Balance Sheet
	Current lease liabilities (refer Note 37)	30	22	56	33
	Non-current lease liabilities (refer Note 37)	1,256	1,036	1,260	1,067
		1,285	1,059	1,316	1,100

Finance leases are entered into as a means of funding the acquisition of certain non-current physical assets. Lease payments are generally fixed. No leases have escalation clauses other than in the event of payment default. A small number of leases have renewal or purchase options. Where such options exist, they are all exercisable at market prices.

	* Includes minimum lease payments in relation to Education and Transport and Main Roads of $1.055 billion which are included in Note 27 PPPs.

42.	Cash and other assets held in trust

	Various monies were held in trust by State Government agencies at year end and have not been included as assets/liabilities in the Balance Sheet.

	A summary follows of entities holding assets in trust:

	QIC Limited	—	—	38,146	32,567
	The Public Trustee of Queensland	1,668	1,672	1,668	1,672
	Department of Justice and Attorney-General	43	69	43	69
	Department of Natural Resources and Mines	43	32	43	32
	Queensland Performing Arts Trust	23	20	23	20
	Queensland Police Service	21	18	21	18
	Queensland Treasury	32	16	32	16
	Department of Housing and Public Works	12	—	12	—
	QRAA	52	—	52	—
	Other	47	38	47	38
		1,941	1,865	40,087	34,432

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

43.	Contingent assets and liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

-	there is a possible asset or an obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

-	there is a present obligation arising from past events but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a GGS and Total State Sector perspective.

Pursuant to section 15 of the Queensland Treasury Corporation Act 1988 , any losses of QTC are the responsibility of the Consolidated Fund. On this basis, the contingent assets and liabilities of QTC, which forms part of the Public Financial Corporations Sector, are also incorporated in GGS statements.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-59

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

	General Government Sector		Total State Sector
	2016	2015	2016	2015
	$M	$M	$M	$M
Contingent liabilities - quantifiable

Nature of contingency

Guarantees and indemnities	52,875	45,137	10,452	10,235
Other	1,230	1,021	1,235	1,024
	54,105	46,158	11,686	11,260

Guarantees and indemnities

General Government Sector

For the GGS, these mainly comprise guarantees of borrowings by local governments and Public Non-financial Corporations from QTC of $9.063 billion and $42.395 billion (2015, $8.898 billion and $34.827 billion) respectively and of insurance policies issued by Suncorp Life and Superannuation Limited of $295 million (2015, $420 million). QTC also provided guarantees of $100 million (2015, $100 million) relating to the trading activities in the National Electricity Market of subsidiaries of Energy Queensland Limited, a Queensland Government-owned corporation.

Total State Sector
From a Total State perspective, borrowings by Public Non-financial Corporations from QTC as disclosed above are eliminated on consolidation.

Other

General Government Sector

As at 30 June 2016, there are 20 cases (2015, 20 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $251 million (2015, $40 million).

Under the agreement entered into for the development of the 1 William Street site, the State has agreed to enter into a sub-lease of the building when construction has been completed. The State’s commitment for the operating lease payments on the building sub-lease is $979 million (2015, $979 million). The commitment is contingent on the developer, CBus Property 1 William Street Pty Ltd, meeting certain requirements under the contract and has therefore not been included in note 41 as an operating lease commitment.

Contingent liabilities - not quantifiable

General Government Sector

Legal proceedings and disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation.

Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth) . The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

It is possible that the Government may face future litigation and liability in respect of claims for native title. However, given the subjectivity of the issue, it is not appropriate to attempt to determine the likely success of such claims or to quantify any potential liability.

Securities, warranties and guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

6-60	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

General Government Sector continued

Cross Border Lease transactions

QTC has assumed responsibility for a significant portion of the transaction risk relating to certain cross border lease transactions and in certain situations could be liable to make additional payments under the transactions. However, external advice and history to date indicate that there is remote likelihood of these events occurring.

In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Unless exceptional and extreme circumstances arise, it is unlikely that QTC will be required to make a significant payment under these guarantees and indemnities.

Financial assurance liability gap for mining projects

Financial assurances are required for mining projects to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The liability to undertake rehabilitation work remains the responsibility of the mining leaseholder. The State’s responsibility in regard to rehabilitation is limited to managing any potential public safety and health risks only. At reporting date, it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

Long-term sales permits

The Department of Agriculture and Fisheries has issued long-term permits to various sawmilling businesses regarding the supply of log timber from State-owned native forests. These sales permits provide for the payment of compensation by the State to the holder to the extent that the specified quantity of log timber is not harvested from the particular State-owned forests.

Collingwood Park guarantee

Due to a mine subsidence event that occurred at Collingwood Park in 2008, the State, under the Mineral Resources Act 1989 , provides a guarantee to owners of affected land to stabilise land, repair subsidence related damage (if cost effective to do so), or purchase land beyond economic repair.

Major capital projects

In the course of constructing the Sunshine Coast University Hospital (SCUH), Queensland Health entered into agreements which may give rise to possible obligations which are contingent on the occurrence or non-occurrence of uncertain future events. Queensland Health has agreed to certain compensation events with the carpark operators of SCUH, which may give rise to possible obligations.

Impact of disasters

As a result of previous disasters impacting the State, there is a possibility of further claims being made on the Queensland Reconstruction Authority. As per the 2016-17 Budget papers, the expected future expenditure in relation to prior disasters is $406 million (2015, $1.013 billion), the majority of which is expected to be recovered from the Commonwealth.

Refer to the contingent assets section for the Natural Disaster Relief and Recovery Arrangements (NDRRA) claims lodged by the State with the Commonwealth which are yet to be approved or paid.

The Queensland Floods Commission of Inquiry delivered its Final Report on 16 March 2012. The State is implementing relevant recommendations from the Interim and Final Reports. Certain property owners have commenced a class action making claims against the State in respect of the January 2011 flood.

Total State Sector

In addition to the above GGS non-quantifiable contingent liabilities, the following relate specifically to the Public Non-financial and Financial Corporation Sectors.

WorkCover Queensland

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-61

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

Total State Sector continued

Contaminated land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

QIC Limited

QIC Limited, in its capacity as trustee, is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds, the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by QIC Limited in a trustee capacity totalled $38.449 billion at 30 June 2016 (2015, $32.908 billion).

State asset sales

As part of the State’s asset sales process in 2011-12 (the initial public offering of shares in QR National Limited (now Aurizon Limited), the Forestry Plantations business, the Port of Brisbane business, the Abbot Point Coal Terminal (X50) business and Queensland Motorways Limited), the State put in place a number of contractual arrangements which result in contingent liabilities as follows:

-	Superannuation indemnity for QR National and Forestry Plantations Queensland for the cost of employer contributions above a particular threshold for their employees who remained as members of QSuper’s defined benefit category.

-	State indemnities for directors and officers of relevant Government-owned corporations and State public servants were put into place in relation to liabilities which might arise out of the restructuring and sale of the various sale entities.

-	Indemnities as to tax and other liabilities (including previous cross border lease liabilities) accrued during the State’s ownership.

-	Compensation potentially payable in the event that the leases issued over land and infrastructure by State agencies are terminated.

-	Compensation potentially payable for improvements in the event of the termination of relevant leases.

-	Various warranties in relation to the businesses sold.

At present, management are unaware of any breaches of agreements and there are no claims being made. As such, it is not possible to estimate any potential financial effect should such a claim arise in the future.

Julia Creek derailment - Environmental incident

A locomotive derailed on the Mount Isa line on 27 December 2015 releasing 60,873 litres of concentrated sulfuric acid to the ground and into surface water approximately 28 kilometres east of Julia Creek township. Queensland Rail has worked closely with the Department of Environment and Heritage Protection, the third party operator and the product owner throughout the phases of the containment, investigation and remediation. The incident is currently under investigation by the Australian Transport Safety Bureau (ATSB).

	General Government
	Sector		Total State Sector
	2016	2015	2016	2015
	$M	$M	$M	$M
Contingent assets - quantifiable

Nature of contingency

Guarantees and indemnities	7,352	7,506	8,170	8,489
Other	1,055	7	1,065	17
	8,407	7,512	9,235	8,506

6-62	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

Contingent assets - quantifiable continued

Guarantees

General Government Sector

The Department of Natural Resources and Mines holds financial assurances of $5.665 billion (2015, $5.849 billion) for mining projects, to cover rehabilitation should a leaseholder fail to undertake rehabilitation.

The Departments of Environment and Heritage Protection and Natural Resources and Mines hold bank guarantees totalling $1.265 billion and $29 million (2015, $1.25 billion and $30 million) respectively as financial security to ensure compliance with various acts, environmental management activities, vegetation management development applications and other agreements.

The Department of Transport and Main Roads holds securities on behalf of contractors in the form of performance guarantees amounting to $194 million (2015, $164 million).

The Department of Health holds $106 million (2015, $106 million) in guarantees and undertakings from third parties in the normal course of business.

The Department of State Development holds bank guarantees in relation to the Queensland Investment Incentive Scheme (QIIS) grants and other financial support provided to public sector proponents totalling $35 million (2015, $27 million).

The developer of 1 William Street, CBus Property 1 William Street Pty Ltd, has provided a bank guarantee of $35 million (2015, $35 million) for security performance of the developer’s obligations under the project deed.

The Department of Infrastructure, Local Government and Planning holds bank guarantees for the performance and satisfaction of construction contracts amounting to $23 million (2015, $44 million).

Total State Sector

In addition to the above General Government quantifiable guarantees and indemnities, the following relate specifically to the Public Non-financial and Financial Corporations sectors.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $499 million (2015, $542 million).

Queensland Rail holds bank, insurance company and other guarantees of $220 million (2015, $292 million).

Energy Queensland Limited holds bank guarantees totalling $98 million (2015, $149 million) mainly relating to the construction of capital assets for energy customers.

Other

General Government Sector

NDRRA claim

In relation to the 2014-15 NDRRA claim lodged with the Commonwealth in March 2016, the Commonwealth had not approved or paid the $1.05 billion anticipated under the claim at 30 June 2016. Because of uncertainties in the approval process for NDRRA claims, revenue is generally only recognised by the State when the cash is received.

Construction Industry Skills Centre Pty Ltd

A non-recoverable loan of $11 million (2015, $11 million) paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government in circumstances contingent on the winding up of the company and related trust.

Contingent assets - not quantifiable

General Government Sector

Department of Natural Resources and Mines and SunWater Limited land

The Department of Natural Resources and Mines and SunWater Limited (SunWater) share a 8.827 hectare site at Rocklea. Various agreements entered into since 2001 between the Department of Natural Resources and Mines and SunWater carry an obligation on SunWater to provide a freehold portion of land to the department at no cost with sale proceeds from the surplus land payable to SunWater. The sale of surplus land is subject to various approvals from Brisbane City Council, leading to uncertainty about the timing of the sale and therefore the time at which the Department of Natural Resources and Mines will receive freehold title. For these reasons, it is not possible to provide a reliable estimate of the value of the land at balance date.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-63

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

Contingent assets - not quantifiable

Total State Sector

Insurance claims

There are a number of insurance and other claims against external parties yet to be finalised in relation to various matters.

North Queensland Bulk Ports Corporation Limited

North Queensland Bulk Ports Corporation Limited holds a number of guarantees for security over defects in construction and for future liabilities of port operators.

Other claims

At 30 June 2016, CS Energy was in dispute with Anglo American Australia Limited (Anglo) in relation to the supply of coal by Anglo to the Callide B and C power stations. Anglo finalised the sale of the Callide Mine to the private sector on 31 October 2016, and CS Energy will assess the impact in 2016-17.

Stanwell Corporation Limited is seeking to recover amounts in relation to a coal supply agreement between the corporation and Wesfarmers Curragh Pty Ltd (Wesfarmers). Wesfarmers has counter claimed. The dispute is yet to be resolved.

44.	Post balance date events

Restoration and redevelopment of the Herston Quarter

On the 10 July 2015, the Queensland Government announced its plans to progress the redevelopment of the Herston Quarter with the announcement of three proponents for the development work. The Queensland Government has now announced that Australian Unity is the preferred tenderer to develop the five-hectare site adjacent to the Royal Brisbane and Women’s Hospital over a 10 year period. The project will deliver a mix of health, aged care, retirement living and residential accommodation to complement and support the current adjacent health, research and education uses. The project will also include a 132 bed public healthcare facility known as the Specialist Rehabilitation and Ambulatory Care Centre.

National Injury Insurance Scheme

The National Injury Insurance Scheme (Queensland) Act 2016 commenced on 1st July 2016 and establishes the National Injury Insurance Scheme, the National Injury Insurance Agency Queensland and the National Injury Insurance Scheme Fund. The scheme supports eligible participants who sustain serious personal injuries in a motor vehicle accident in Queensland with necessary and reasonable lifetime treatment, care and support.

45.	Defeased cross border leases

The Stanwell power station is subject to cross border leases that were entered into in 1995 and 1996. In accordance with AASB 117 Leases, the leases are treated as finance leases and are being amortised over the estimated life of the assets on a straight line basis consistent with other power stations.

There is no lease liability as future lease payments were prepaid at the commencement of the lease.

46.	Financial risk management disclosure

The State’s activities expose it to a variety of financial risks, such as credit risk, liquidity risk and market risk (including interest rate risk, price risk and foreign exchange risk). The State’s overall risk management objectives, policies and strategies focus on minimising financial risk exposures and seek to mitigate potential adverse effects. The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. Individual agencies are responsible for managing risks to which they are exposed.

Risk management strategies in relation to the State’s financial assets and liabilities are summarised below. Additional risk management information can be found in individual agencies’ general purpose financial reports.

6-64	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a) Credit risk

Credit risk exposure represents the potential loss that would be recognised if counterparties failed to meet contractual obligations in relation to receivables, loans and other financial assets. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies.

The credit risk in relation to receivables is managed in the following manner:

-	trading terms require payment within a specified period after the goods and services are supplied;

-	outstanding accounts are assessed for impairment at each reporting date based on objective evidence of impairment;

-	bad debts are written off as they are incurred;

-	the credit ratings of all counterparties are monitored and limits adjusted where necessary;

-	where possible, transactions are undertaken with a large number of counterparties to avoid concentrations of credit risk;

-	collateral arrangements are utilised to limit derivative credit exposure; and

-	derivative transactions are undertaken via recognised derivative trading exchanges where practical.

Receivables and loans past due but not impaired and past due and individually impaired are disclosed in Note 24.

Credit risk in relation to loans and other financial assets is managed through regular analysis of borrowers, potential borrowers and financial market counterparties with respect to their ability to meet interest and capital repayment obligations. Where appropriate, collateral is obtained in the form of rights to securities, deeds of undertaking, letters of credit or guarantees.

Credit risk for the GGS and Total State Sector on recognised financial assets, including derivatives, is the carrying amount of these assets in the Balance Sheet, net of any impairment losses. The State’s major concentrations of credit risk are with the finance sector, the National Electricity Market and rural, housing and health sectors.

The credit exposure for derivative contracts, other than electricity derivatives, is calculated utilising the ‘value-at-risk’ methodology which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility. The State utilises collateral arrangements to limit its derivative credit exposure.

The State is exposed to significant concentrations of risk in the finance industry. This is difficult to avoid given the size of the State’s investment portfolio and the requirement to invest with counterparties rated A- or better and to invest in highly liquid securities. A ratings-based approach is used to determine maximum credit exposure, as well as the counterparty’s credit metrics, country of domicile, size of its funding programs, asset composition and quality of the underlying security.

The State’s largest holder of investments and non-electricity derivatives is QTC. QTC’s credit risk exposures and its counterparty exposures by rating are as follows:

By credit rating 2016	AAA	AA+	AA	AA-	A+	A	Other	Total
	$M	$M	$M	$M	$M	$M	$M	$M
Cash & equivalent	—	—	—	1,142	—	—	—	1,142
Financial assets	2,324	807	109	12,114	709	171	140	16,374
Derivatives	—	—	—	249	41	42	2	334
Other	—	—	—	585	387	—	—	972

	2,324	807	109	14,090	1,137	213	141	18,822

	12%	4%	1%	75%	6%	1%	1%	100%

By credit rating 2015	AAA	AA+	AA	AA-	A+	A	Other	Total
	$M	$M	$M	$M	$M	$M	$M	$M
Cash & equivalent	—	—	—	2,117	—	—	—	2,117
Financial assets	2,729	579	61	13,719	571	102	456	18,217
Derivatives	—	—	—	469	—	43	—	512
Other	—	—	—	9	853	—	—	862

	2,729	579	61	16,314	1,424	145	456	21,708

	12%	3%	—	75%	7%	1%	2%	100%

The State also operates in the National Electricity Market, operated by the Australian Energy Market Operator, which has strict prudential guidelines that minimise the potential for credit related losses. This is supported by individual agencies’ Board approved policies. Security deposits, letters of credit or bank guarantees are obtained from customers to mitigate possible losses. Credit risk exposures that relate to electricity derivative financial instruments are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA also has a strict credit policy, based on counterparties’ credit ratings and requiring appropriate security.

The State has made loans and advances to primary producers and small businesses at either commercial or concessional interest rates. The credit risk of the rural sector is mitigated through collateral in the form of real property mortgages.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-65

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a) Credit risk continued

Master netting arrangements

The GGS does not have financial instruments that are subject to enforceable master netting arrangements or similar agreements.

The Total State Sector enters into derivative transactions under ISDA Master Agreements and similar agreements. Under the terms of these agreements, the right to set off is enforceable only on the occurrence of default or other credit events. The Total State Sector’s ISDA agreements do not currently meet the criteria for offsetting at balance date, and accordingly the relevant assets and liabilities are shown grossed up.

Collateral is also transferred with derivative counterparties to reduce the Total State Sector’s credit exposure.

(b) Liquidity risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding strategies is used to ensure funds are available, such as maintaining a sufficient level of cash holdings to fund unexpected cash flows. QTC holds a minimum 5 working days’ cash requirements in 11AM cash to fund unexpected cash flows. QTC measures the minimum liquidity requirements to comfortably meet the following four scenarios simultaneously:

-	Going Concern - progressively pre-fund term maturities 6 months from maturity

-	Market Disruption - 90 days survival horizon (severe market circumstances)

-	Name Crisis - 30 days survival horizon (extreme market circumstances)

-	Standard & Poor’s Liquidity Ratio - maintain a ratio greater than 80%

Liquidity risk of electricity market trading is controlled by the Australian Energy Market Operator, whereby all market participants are required to deliver irrevocable bank guarantees as security for timely settlement.

The contractual maturities of financial liabilities are included below:

General Government Sector

The table below sets out the contractual cash flows of the GGS financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2016
	1 Year or Less	1 to 5 Years	Over 5 Years	Total	Carrying Value
	$M	$M	$M	$M	$M
Payables	5,237	196	412	5,845	5,845
Commonwealth borrowings	47	298	367	712	514
Other liabilities at amortised cost	35	169	1,193	1,397	1,286
QTC borrowings	1,112	6,526	35,191	42,828	34,200
Government securities and other loans at fair value	3	—	—	3	3

	6,434	7,189	37,163	50,785	41,848

As at 30 June 2015
	1 Year or Less	1 to 5 Years	Over 5 Years	Total	Carrying Value
	$M	$M	$M	$M	$M
Payables	5,158	83	—	5,242	5,242
Commonwealth borrowings	156	289	402	847	625
Other liabilities at amortised cost	223	242	1,439	1,905	1,761
QTC borrowings	2,197	8,725	40,098	51,020	41,343
Government securities and other loans at fair value	3	—	—	3	3

	7,738	9,340	41,939	59,017	48,974

6-66	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(b) Liquidity risk continued

Total State Sector

The table below sets out the contractual cash flows of the Total State Sector’s financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2016	1 year or less	1 to 5 years	Over 5 years	Total	Carrying value
	$M	$M	$M	$M	$M
Payables	6,493	231	412	7,136	7,136
Commonwealth borrowings	47	298	367	712	514
Other liabilities at amortised cost	82	174	1,193	1,449	1,336
Government securities and other loans at fair value	18,798	53,706	43,207	115,711	105,413
Derivatives	428	348	420	1,196	960

	25,848	54,757	45,599	126,203	115,359

As at 30 June 2015	1 year or less	1 to 5 years	Over 5 years	Total	Carrying value
	$M	$M	$M	$M	$M
Payables	6,244	104	—	6,349	6,349
Commonwealth borrowings	156	289	402	847	625
Other liabilities at amortised cost	262	274	1,439	1,976	1,829
Government securities and other loans at fair value	24,905	53,680	41,081	119,667	106,491
Derivatives	208	248	389	846	603

	31,776	54,596	43,312	129,684	115,896

(c) Market risk

(i) Interest rate and unit price risk

Interest income

The GGS and Total State Sector are exposed to interest rate risk through investments managed by QIC Limited, cash deposits with the Commonwealth Bank of Australia and borrowings from the Commonwealth Government. The GGS is also exposed to interest rate risk through its deposits and fixed rate notes with QTC. The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. Since July 2012, LTAAB has been reducing risk in the Asset Portfolio. The result was a reduction in expected return and volatility. In light of this strategy, the expected rate of return on the portfolio on which the interest rate on the fixed rate notes is set was revised from 7.5% to 7.1%, effective 1 July 2013 and reduced to 7% from 1 July 2015. These assets are held to fund superannuation and other long-term obligations of the State.

The GGS does not undertake hedging in relation to interest rate risk on cash deposits or borrowings. This is managed as per the liquidity risk management strategy.

Interest expense

A number of other State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In some instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate. At times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

General Government Sector

The GGS is exposed to movements in interest rates and managed fund unit prices through its cash deposits, investments and borrowings.

The effect of a 1% movement in interest rates on the GGS cash balances would be a $11 million (2015, $12 million) change in the GGS operating result and equity.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-67

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c) Market risk continued

(i) Interest rate and unit price risk continued

General Government Sector continued

The GGS has fixed rate notes with QTC and other investments with QIC Limited that are exposed to interest rate changes and changes in the unit price of the funds managed. Assuming all other variables remained constant, if the return on the notes and investments moved by 1%, the change to the GGS operating result and equity would be approximately $319 million (2015, $348 million).

QTC borrowings by the GGS are in the form of fixed rate loans, generic debt pool borrowings (which are akin to fixed rate loans) or floating rate loans. Although the majority of the GGS agency borrowings are either fixed rate loans or generic debt pool loans, the Consolidated Fund bears the risk of movements between the fixed rate and market rate. Consequently, if interest rates on QTC borrowings were to change by 1%, the effect on GGS operating result and equity would be approximately $342 million (2015, $413 million).

Total State Sector

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of the State and raises funding in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds and invests surplus funds on behalf of its clients and for liquidity management purposes. These activities expose the State to interest rate risk including basis risk which is managed within a value-at-risk (VaR) framework and complemented by other measures such as defined stress tests and PVBP (the change in present value for a 1 basis point movement).

	Total State Sector
	2016	2015
	$M	$M
Interest rate risk VaR at 30 June	4.7	7.7
Average for the year	6.6	7.9
Financial year - minimum	4.1	3.6
Financial year - maximum	16.2	12.2

The above VaR calculation does not include the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund and the Cross Border Lease Portfolio. At 30 June 2016, the State had an exposure of approximately $1.1 million (2015, $0.8 million) per basis point to changes in credit spreads of assets held in the QTC Cash Fund.

The effect of a 1% movement in interest rates on the State’s cash balances would result in a $19 million (2015, $27 million) change to the State’s operating result and equity.

The State has other investments exposed to interest rate changes and changes in the unit price of the funds managed by QIC Limited. Assuming all other variables remained constant, if the return on these investments moved by 1%, the effect on the State’s operating result and equity would be approximately $327 million (2015, $389 million). For the range of changes to the operating result and equity that are considered reasonably possible at year end refer to individual agency statements, particularly QTC.

(ii) Share price and commodity price risk

Share price risk

At 30 June 2016, the State held less than 3% of the shares in Aurizon Holdings Limited (formerly QR National Limited), which is listed on the Australian Stock Exchange. Consequently, it is exposed to changes in the share price. If the share price changed by 10%, the effect on the State’s operating result and equity would be approximately $26 million (2015, $28 million).

Commodity price risk

Other State entities are exposed to commodity price risk resulting from changes in electricity, coal, gas, diesel and other commodity prices. Longer term fixed price supply agreements are utilised to manage risk in relation to coal and gas. A variety of swaps, futures, options and forward exchange contracts are used to hedge against price fluctuations of other commodities, such as diesel fuel. Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity in the National Electricity Market. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

As a result of its ownership of electricity generating Government-owned corporations, the State is exposed to Electricity Price Risk.

Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for Total State Sector are CS Energy, Energy Queensland Limited and Stanwell Corporation Limited.

6-68	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c) Market risk continued

(ii) Share price and commodity price risk continued

Commodity price risk continued

On the assumption that all other variables remain constant, the impact of electricity forward price movements on the State’s operating result and equity are as follows:

	2016				2015
	Operating Result		Equity		Operating Result		Equity
	$M	$M	$M	$M	$M	$M	$M	$M
	+10%	-10%	+10%	-10%	+10%	-10%	+10%	-10%

CS Energy	(9)	9	(98)	79	(20)	19	(46)	46
Energy Queensland Limited	10	(11)	92	(92)	14	(17)	86	(85)

	+15%	-15%	+15%	-15%	+15%	-15%	+15%	-15%
Stanwell	42	(95)	(162)	213	42	(19)	(67)	70

(d) Foreign exchange risk

The State is exposed to movements in foreign currencies as a result of future commercial transactions and recognised assets and liabilities denominated in currencies other than the Australian dollar. The State enters into forward exchange contracts, currency options and swaps to effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies. Foreign exchange risk is managed by individual agencies which hedge significant proportions of anticipated transactions in line with their respective risk management strategies.

The State also borrows offshore to provide access to additional sources of funding and diversify risk and undertakes investments in foreign currency assets. To effectively manage the exposure to fluctuations in exchange rates, forward exchange contracts and cross currency swaps are used.

The State’s exposure to foreign exchange risk is not considered material due to the effectiveness of risk management strategies.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-69

Notes to the Financial Statements

		General Government Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
47.	Net fair value of financial instruments

	The carrying amounts of the GGS and Total State Sector financial assets and financial liabilities by category are:

	Financial assets
	Cash and deposits	1,104	1,198	1,876	2,701
	Receivables and loans at amortised cost	5,005	8,324	4,783	4,460
	Held-to-maturity	30,736	33,478	351	422
	Fair value through profit and loss (at initial recognition)	2,441	2,381	64,584	69,644
	Fair value through profit and loss (held for trading/not hedge accounted)	—	2	412	405
	Available-for-sale investments	20,843	23,895	374	213
		60,130	69,278	72,380	77,845
	Financial liabilities
	Amortised cost	41,845	48,971	8,986	8,802
	Fair value through profit and loss (at initial recognition)	3	3	105,663	106,513
	Fair value through profit and loss (held for trading/not hedge accounted)	—	—	709	581
		41,848	48,974	115,359	115,896
	Net gains/(losses) on available-for-sale investments recognised in equity	(3)	1	(3)	1

The carrying amounts of GGS and Total State Sector’s financial assets and liabilities, including cash, deposits, receivables and payables, equate approximately to their net fair value, except as outlined below.

General Government Sector
	Carrying		Carrying
	amount	Fair value	amount	Fair value
	2016	2016	2015	2015
	$M	$M	$M	$M
Financial Liabilities
QTC borrowings	34,200	38,585	41,343	44,988

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13. The three levels of fair value hierarchy reflect the significance of the inputs used to determine the valuation of these instruments.

–	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

–	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within Level 1) that are observable, either directly or indirectly; and

–	Level 3: represents fair value measurements that are substantially derived from inputs that are not based on observable market data.

Level 1

The fair value of financial assets and liabilities with standard terms and conditions and traded in an active market is based on unadjusted quoted market prices. Financial instruments in this category include certain equity and debt investments where quoted prices are available from an active market, such as publicly traded derivatives, short-term and tradeable bank deposits, actively traded Commonwealth and semi-government bonds and investments in certain unit trusts.

Level 2

The fair value of financial assets and liabilities is determined by using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly (prices) or indirectly (derived from prices) observable from market data, other than quoted prices included in Level 1. Financial instruments in this category include fixed interest deposits, fixed term notes, commercial paper, non-actively traded corporate, government and semi-government bonds, certain money market securities, unit trusts and other derivatives such as over-the-counter derivatives, forward exchange contracts, commodity swaps, interest rate and cross currency swaps and some electricity derivatives.

Level 3

Where financial instruments are measured using valuation techniques based on unobservable inputs or observable inputs to which significant adjustments have been applied, such instruments are included in level 3 of the fair value hierarchy. These may include power purchase agreements and other electricity derivative contracts.

6-70	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

Valuation policies and procedures of the GGS and Total State Sector are developed and reviewed by management of respective agencies. Major valuation techniques adopted by the GGS and Total State Sector include market comparison techniques, option valuation models, forecasting, estimated discounted cash flow techniques, and extrapolation, scalar and translation techniques. There have been no material changes in the above valuation techniques used during the year.

Significant valuation inputs used to value financial instruments categorised within level 2 and level 3 of the fair value hierarchy are:

-	Broker quotes or market prices for similar instruments;

-	Expected cash flows;

-	Interest rates;

-	Exchange rates;

-	Market indices;

-	Credit spreads;

-	Forward curve prices;

-	Extrapolation rates;

-	Scalar and translation factors; and

-	Market volatility.

The following table presents the GGS and Total State Sector financial assets and liabilities recognised and measured at fair value.

	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M
General Government Sector

2016
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	191	—	191
Other investments	116	2,118	—	2,234
Available-for-sale financial assets
Corporate bonds	352	—	—	352
Total assets	467	2,309	—	2,776

2015
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	192	—	192
Derivatives	—	2	—	2
Other investments	104	2,078	—	2,182
Available-for-sale financial assets
Corporate bonds	195	—	—	195
Total assets	299	2,273	—	2,572

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-71

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M
Total State Sector

2016
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	191	—	191
Derivatives	111	351	5	467
Securities and bonds	4,451	7,317	—	11,767
Shares	265	—	—	265
Loans	—	9,854	—	9,854
Other investments	573	41,704	—	42,276
Available-for-sale financial assets
Corporate bonds	352	—	—	195
Shares	2	—	—	2
Other	—	20	—	15

Total assets	5,753	59,436	5	65,033

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	225	731	4	960
Deposits	—	4,730	—	4,730
Government securities issued	83,719	16,667	—	100,386
Borrowings	—	294	—	294

Total liabilities	83,944	22,421	4	106,369

2015
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	192	—	192
Derivatives	18	415	4	437
Securities and bonds	12,786	1	—	12,787
Shares	282	—	—	282
Loans	—	9,615	—	9,615
Other investments	657	46,012	—	46,669
Available-for-sale financial assets
Corporate bonds	195	—	—	195
Shares	2	—	—	2
Other	—	15	—	15

Total assets	13,939	56,250	4	70,193

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	45	549	8	603
Deposits	—	5,056	—	5,056
Government securities issued	92,702	8,479	—	101,181
Borrowings	—	251	—	251

Total liabilities	92,747	14,335	8	107,090

Classification of instruments into fair value hierarchy levels is reviewed annually and the GGS and Total State Sector recognise any transfers between levels of the fair value hierarchy during the reporting period in which the transfer has occurred.

There were no significant transfers between level 1 and level 2 during the years ended 30 June 2016 and 2015. Certain derivative instruments of the Total State Sector were transferred out of level 3 to level 2 due to an increase in market liquidity and the instruments becoming readily available.

Net changes in level 3 instruments are not material.

The sensitivity of the State’s level 3 derivatives is not material.

6-72	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

48.	Retirement benefit obligations

Retirement benefit liabilities include the following final salary defined benefit schemes:

-	State Public Sector Superannuation Scheme (QSuper);

-	Pensions provided in accordance with the Judges’ (Pensions and Long Leave) Act 1957 (Judges’ Scheme); and

-	Energy Super Fund (ESF)

QSuper and Judges’ Schemes

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme provides accrued benefits based on a member’s salary, contribution rate and length of membership. State Government budget dependent agencies, together with a number of statutory bodies, excluding principally the Queensland electricity supply industry, make employer contributions as required.

QSuper is a regulated defined benefit scheme under the prudential supervision of the Australian Prudential Regulation Authority (APRA) and is subject to the legislation under the Superannuation Industry (Supervision) Act and Regulations. The provisions of the Superannuation (State Public Sector) Act 1990 and the Superannuation (State Public Sector) Deed 1990 govern the operation of QSuper. The QSuper Board of Trustees is responsible for the management of QSuper.

The QSuper scheme is assessed annually by the State Actuary. The latest full actuarial review of the QSuper scheme was as at 30 June 2015 and was presented in a report dated 31 March 2016.

The QSuper defined benefit account is closed to new members.

The Judges’ Scheme provides defined benefit pension entitlements to serving judges and is governed by the provisions of the Judges (Pensions and Long Leave) Act 1957. The Judges’ Scheme is a wholly unfunded scheme.

These schemes expose the State to the following :

-	Inflation risk - the defined benefit obligations are linked to employees’ salaries and therefore the net liability position can be adversely affected by an increase in the defined benefit obligation resulting from unexpected wage inflation. Similarly, the proportion of the defined benefit obligation linked to the consumer price index (pensions) is also subject to the risk of unexpected price inflation.

-	Interest rate risk - a decrease in the discount rate will increase the defined benefit obligations.

-	Investment risk resulting from the mismatch between the current investment strategy and the liabilities.

-	Demographic risk resulting from unexpected employee movements.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to defined contribution schemes. In particular, no assets or liabilities relating to the funded Defined Contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contributions, $2.087 billion (2015, $1.872 billion).

Energy Super Fund

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Energy Super Fund (ESF). The ESF was formed on the 1 April 2011 with the merger of the Electricity Supply Industry Superannuation Fund (QLD) (ESI Super) and Superannuation Plan for Electrical Contractors (SPEC Super). Members are entitled to benefits from the fund on retirement, resignation, retrenchment, disability or death.

ESF is regulated by APRA under the Superannuation Industry (Supervision) Act 1993.

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employer contributions to the defined benefit section of the plan are based on recommendations by the plan’s actuary. The actuary has adopted the aggregate funding method to ensure that the benefit entitlements of members and other beneficiaries are fully funded by the time they become payable. This funding method seeks to have benefits funded by a total contribution which is expected to be a constant percentage of members’ salaries and wages over their working lifetimes. Actuarial assessments are made at no more than three yearly intervals, with the most recent actuarial assessment undertaken as at 30 June 2013 by Sunsuper Financial Services Pty Ltd.

The ESF does not impose a legal liability on employer agencies to cover any deficits that may exist in the fund. If the fund were to be wound up there would be no legal obligation on employer agencies to make good any shortfall. The Trust Deed of the Fund states that if the Fund is terminated, after payment of all costs and member benefits in respect for the period up to the date of termination, any remaining assets are to be distributed by the Trustees of the Fund, acting on the advice of the actuary, to participating employers.

Employer agencies may benefit from any surplus in the Fund in the form of a contribution reduction or contribution holiday. Any reduction in contributions would normally be implemented only after advice from the Fund’s actuary.

The defined benefit account of this fund is closed to new members.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-73

Notes to the Financial Statements

48.	Retirement benefit obligations continued

	General Government
	Sector		Total State Sector
	2016	2015	2016	2015
	$M	$M	$M	$M
Present value of the defined benefit obligation
QSuper DB	31,841	30,276	31,841	30,276
Judges	755	665	755	665
ESF	—	—	1,041	961
Total present value of the defined benefit obligation	32,596	30,941	33,637	31,902

Fair value of plan assets
QSuper DB	5,236	5,072	5,236	5,072
Judges	—	—	—	—
ESF	—	—	1,212	1,264
Total fair value of the plan assets	5,236	5,072	6,448	6,336

Defined benefit obligation Liability/(Asset) recognised in Balance Sheet
QSuper DB	26,605	25,204	26,605	25,204
Judges	755	665	755	665
ESF	—	—	(171)	(303)
Liability/(Asset) recognised in Balance Sheet	27,360	25,869	27,189	25,566

Reconciliation of the present value of the defined benefit obligation
Opening balance	30,941	30,261	31,902	31,363
Current service cost	946	934	983	977
Contributions by plan participants	207	240	218	251
Interest cost	919	1,044	956	1,080
Benefits paid (including contributions tax)	(1,850)	(2,076)	(1,977)	(2,200)
Actuarial (gain)/loss	1,433	538	1,555	431
Closing balance	32,596	30,941	33,637	31,902

Reconciliation of the fair value of plan assets
Opening balance	5,072	4,749	6,336	6,004
Return on plan assets at discount rate	151	166	200	207
Return on plan assets above discount rate (actuarial gain)	60	179	67	249
Employer contributions - State share of beneficiary payments	1,579	1,796	1,579	1,796
Employer contributions	—	—	8	11
Contributions by plan participants	207	240	218	251
Benefits paid (including contributions tax)	(1,833)	(2,058)	(1,960)	(2,182)
Closing balance	5,236	5,072	6,448	6,336

Present value of the obligation by funding policy
Present value of the obligation - wholly unfunded	755	665	755	665
Present value of the obligation - wholly/partly funded	26,605	25,204	26,434	24,901
	27,360	25,869	27,189	25,566
Amounts recognised in Operating Statement
Current service cost (including employer contributions)	946	934	983	977
Superannuation interest cost	767	878	755	873
Total amounts recognised in Operating Statement	1,713	1,812	1,739	1,850

6-74	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

48.	Retirement benefit obligations continued

	General Government
	Sector		Total State Sector
	2016	2015	2016	2015
	$M	$M	$M	$M
Remeasurements of net defined benefit obligation

Actuarial gain/(loss) due to changes in demographic assumptions	(300)	—	(300)	—
Actuarial gain/(loss) due to changes in financial assumptions	(1,569)	(1,058)	(1,655)	(965)
Actuarial gain/(loss) due to changes in experience adjustments	436	520	397	533
Return on plan assets above discount rate	60	179	67	249
Amounts recognised in Statement of Changes in Net Assets (Equity)	(1,373)	(359)	(1,491)	(183)

Plan Asset Allocations

The State Public Sector Superannuation scheme holds investments with the following asset allocations:

	2016	2016	2015	2015
	Quoted	Unquoted	Quoted	Unquoted
	$M	$M	$M	$M
Global equities	3,361	—	3,190	—
Global private equity	—	153	—	175
Global real estate	—	1,097	—	1,059
Cash and fixed interest	—	625	—	648

Total	3,361	1,875	3,190	1,882

QSuper plan assets are those held within the QSuper Trust Fund only. QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to value accurately and are immaterial in proportion to the value of the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to determine accurately, nor do they represent a material proportion of the fair value of plan assets.

No plan assets are held in respect of the Judges’ Scheme.

	2016	2015
	$M	$M
The major categories of Energy Super Fund plan assets are as follows:
Global equities	616	659
Cash and fixed interest	180	238
Real estate	150	127
Other	266	240

	1,212	1,264

	2016	2015	2016	2015
	$M	$M	$M	$M
	QSuper DB	QSuper DB	ESF	ESF
Actual return on plan assets	211	345	57	111

	QSuper DB	ESF
Estimate of State share of benefits (employer contributions) to be paid in 2016-17	1,903	8

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-75

Notes to the Financial Statements

48.	Retirement benefit obligations continued

Principal actuarial assumptions at 30 June 2016	QSuper DB	Judges	ESF
Discount rate	2.00%	2.00%	3.30%
Future inflationary salary increases	2.60%	2.60%	3.0-4.0%
Expected CPI increases	1.60%	N/A	N/A

Principal actuarial assumptions at 30 June 2015	QSuper DB	Judges	ESF
Discount rate	3.10%	3.10%	4.3-4.5%
Future inflationary salary increases	3.20%	3.20%	3.0-4.0%
Expected CPI increases	2.20%	N/A	N/A

At 30 June 2016, the weighted average duration of the QSuper defined benefit obligation is 8.6 years (8.6 years, 2015) and between 9 and 10 years for the ESF defined benefit obligation.

Sensitivity Analysis for each significant actuarial assumption

	$M	$M
	QSuper DB	Judges
Change in defined benefit obligation brought about by a 1% increase in:
Discount rate	(2,499)	(105)
Future inflationary salary increases	2,594	130
Expected CPI increases	227	N/A

The sensitivity analysis shown above represents the effects of notional changes in each of the key parameters underlying the obligations, while holding all other assumptions constant. The sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions are correlated. They are not intended to represent any particular probability of occurrence.

In presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the Balance Sheet.

QSuper funding arrangements and funding policy that affect future contributions

QSuper defined benefit category members are required to contribute a percentage of salary. Standard member contributions range between 5-6% of salary.

Unlike typical regulated defined benefit schemes, only the employee contributions are held within the QSuper Fund. Employer contributions received from employing authorities are held separate from the QSuper Fund in the Long Term Asset portfolio held by Queensland Treasury Corporation. The State makes a last minute contribution to the QSuper Fund when a member exits the defined benefit scheme. Employer contributions to the Fund are decided by the QSuper Board based on the recommendation of the Actuary (95% of benefit payments) as per the relevant actuarial investigation for funding purposes.

Under the Debt Action Plan announced in the 2015-16 Budget the Government has suspended for five years, commencing in 2015-16, the investment of defined benefit employer contributions.

The Long Term Asset portfolio held by the Government, within the Total State Sector, to fund the employee entitlement liabilities includes interest rate and inflation linked portfolios intended to partially hedge the corresponding liability risks.

Employee numbers

The number of full time equivalent employees in the GGS at 30 June 2016 relating to the GGS entities listed in Note 49 totalled 215,751 (2015, 206,557). The full time equivalent employees number for 2016 calculated using the same scope as Budget Paper 2 (Table 5.2) is 210,285.

The number of Total State full time equivalent employees at 30 June 2016 relating to the consolidated entities listed in Note 49 totalled 234,390 (2015, 225,463).

6-76	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

49.	Controlled entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

-	net operating result in excess of $5 million (2015, $4 million); or

-	net assets in excess of $75 million (2015, $50 million).

However, in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department or if they are funded for the delivery of services.

When financial results are available in respect of non-material entities, they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2016. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

The GGS has 100% ownership and voting power in other Queensland public sector entities, classified as either Public Non-financial Corporations or Public Financial Corporations below.

General Government

Departments of Government

Aboriginal and Torres Strait Islander Partnerships

Agriculture and Fisheries

Communities, Child Safety and Disability Services

Education and Training

Energy and Water Supply

Environment and Heritage Protection

Housing and Public Works

*	Building and Asset Services - commercialised business unit
*	QFleet - commercialised business unit

Infrastructure, Local Government and Planning

*	Economic Development Queensland - commercialised business unit

Justice and Attorney-General

National Parks, Sport and Racing

Natural Resources and Mines

Premier and Cabinet

*	Corporate Administration Agency - shared service provider
*	Arts Queensland

Public Safety Business Agency

Queensland Fire and Emergency Services

Queensland Health

Queensland Police Service

Queensland Treasury

Science, Information Technology and Innovation

*	CITEC - commercialised business unit
*	Queensland Shared Services - shared service provider

State Development

Tourism, Major Events, Small Business and the Commonwealth Games

Transport and Main Roads

*	RoadTek - commercialised business unit

Other General Government entities

Anti-Discrimination Commission

Board of the Queensland Museum

*	Queensland Museum Foundation Trust

City North Infrastructure Pty Ltd (deconsolidated 1 July 2015)

Crime and Corruption Commission

Electoral Commission of Queensland

Gold Coast 2018 Commonwealth Games Corporation

Gold Coast Waterways Authority

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-77

Notes to the Financial Statements

49.	Controlled entities continued

General Government continued

Other General Government entities continued

Hospital and Health Services

Cairns and Hinterland

Central Queensland

Central West

Children’s Health Queensland

Darling Downs

Gold Coast

Mackay

Metro North

Metro South

North West

South West

Sunshine Coast

Torres and Cape

Townsville

West Moreton

Wide Bay

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

* Queensland Library Foundation

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Health Ombudsman

Office of the Information Commissioner

Office of the Inspector-General of Emergency Management

Office of the Ombudsman

Prostitution Licensing Authority

Public Service Commission

QRAA

Queensland Agricultural Training Colleges

Queensland Art Gallery Board of Trustees

* Queensland Art Gallery Foundation

Queensland Audit Office

Queensland Building and Construction Commission

Queensland Curriculum and Assessment Authority

Queensland Family and Child Commission

Queensland Mental Health Commission

Queensland Performing Arts Trust

Queensland Reconstruction Authority

Residential Tenancies Authority

South Bank Corporation

TAFE Queensland

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism and Events Queensland

* Gold Coast Events Management Ltd

Trade and Investment Queensland

6-78	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

49.	Controlled entities continued

Public Non-financial Corporations

CS Energy Ltd

* Aberdare Collieries Pty Ltd

* Callide Energy Pty Ltd

* CS Energy Group Holdings Pty Ltd

* CS Energy Group Operations Holdings Pty Ltd

* CS Energy Kogan Creek Pty Ltd

* CS Energy Oxyfuel Pty Ltd

* CS Kogan (Australia) Pty Ltd

* Kogan Creek Power Pty Ltd

* Kogan Creek Power Station Pty Ltd

* Manzillo Insurance (PCC) Ltd - Cell EnMach (wound up and closed during 2015-16)

Energy Queensland Limited (formed on 30 June 2016 by a merger of Ergon Energy and Energex)

*Energex Ltd

* Energy Impact Pty Ltd

* Metering Dynamics Business Support Pty Ltd

* Varnsdorf Pty Ltd

* VH Operations Pty Ltd

* Ergon Energy Corporation Limited

* Ergon Energy Queensland Pty Ltd

* Ergon Energy Telecommunications Pty Ltd

* Sparq Solutions Pty Ltd

Far North Queensland Ports Corporation Limited

Gladstone Area Water Board

Gladstone Ports Corporation Limited

* Gladstone Marine Pilot Services Pty Ltd

* Gladstone WICET Operations Pty Ltd (dormant)

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

Port of Townsville Limited

Powerlink Queensland

* Harold Street Holdings Pty Ltd

* Powerlink Transmission Services Pty Ltd

Queensland Bulk Water Supply Authority (trading as Seqwater)

Queensland Rail

* Queensland Rail Limited

* On Track Insurance Pty Ltd

Queensland Treasury Holdings Pty Ltd (controlled entity of Queensland Treasury)

* Brisbane Port Holdings Pty Ltd

* DBCT Holdings Pty Ltd

* Network Infrastructure Company Pty Ltd

* Queensland Airport Holdings (Cairns) Pty Ltd

* Queensland Airport Holdings (Mackay) Pty Ltd

* Queensland Lottery Corporation Pty Ltd

Stadiums Queensland

Stanwell Corporation Limited

* Energy Portfolio 1 Pty Ltd (dormant)

* Glen Wilga Coal Pty Ltd (dormant)

* Goondi Energy Pty Ltd

* Mica Creek Pty Ltd

* SCL North West Pty Ltd

* Tarong Energy Corporation Pty Ltd (dormant)

* Tarong Fuel Pty Ltd

* Tarong North Pty Ltd

* TEC Coal Pty Ltd

* TN Power Pty Ltd

SunWater Limited

* Burnett Water Pty Ltd

* Eungella Water Pipeline Pty Ltd

* North West Queensland Water Pipeline Pty Ltd

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-79

Notes to the Financial Statements

49.	Controlled entities continued

Public Financial Corporations

QIC Limited (non-trading entities that were effectively dormant are not included in this list)

* QIC European Investment Services Limited

* QIC Infrastructure Management No. 2 Pty Ltd

* QIC Investments No.1 Pty Ltd

* QIC Private Capital Pty Ltd

* QIC Properties Pty Ltd

* QIC (UK) Management Limited

* QIC US Management, Inc.

* QIC Global Infrastructure (US), Inc.

* QIC GRE Management (US), Inc.

* QIC (US) Investment Services, Inc.

* QIC Private Equity, LLC

* QIC Properties US, Inc.

* QIC US Shopping Centre Fund No 1 GP LLC

Queensland Treasury Corporation

WorkCover Queensland

50.	Reconciliation to GFS

The following reconciliations to GFS are determined in accordance with the ABS GFS Manual.

(a)	Reconciliation to GFS Net Operating Balance

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2016
Net result from transactions
Net operating balance (as per Operating Statement)		970	1,600	(1,258)	(1,806)	(494)

Convergence differences
Other operating expenses - onerous contract	a	—	(12)	—	—	(12)
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(1,696)	(109)	1,806	—
Total convergence differences		—	(1,708)	(109)	1,806	(12)
GFS Net Operating Balance		970	(108)	(1,367)	—	(506)

2015
Net result from transactions
Net operating balance (as per Operating Statement)		420	1,629	(1,101)	(1,828)	(881)

Convergence differences
Other operating expenses - onerous contract	a	—	(1)	—	—	(1)
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(1,731)	(97)	1,828	—
Total convergence differences		—	(1,732)	(97)	1,828	(1)
GFS Net Operating Balance		420	(103)	(1,198)	—	(882)

Notes:

The convergence differences comprise:

a.	The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the Total State Sector.

b.	GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

An elimination difference arises in respect of social benefits of $36 million (2015, $39 million) in the GGS and $88 million (2015, $86 million) in the Total State Sector. In accordance with the ABS GFS Manual, certain transactions within and between the GGS and the PNFC sector are not eliminated on consolidation of the GGS or Total State Sector, whereas under AASB 127, intragroup transactions are eliminated in full. These benefits are grossed up for GFS reporting in sales of goods and services and other operating expenses and there is no net effect on the Net operating balance.

6-80	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

50.	Reconciliation to GFS continued

(b)	Reconciliation to GFS Fiscal Balance

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2016
Fiscal Balance (as per Operating Statement)		(461)	1,178	(1,230)	(1,846)	(2,360)

Convergence differences
Relating to net operating balance		—	(1,708)	(109)	1,806	(12)
Purchases of non-financial assets	a	(131)	—	—	—	(131)
Sales of non-financial assets	a	121	—	—	—	121
Change in net inventories	a, b	(45)	—	—	—	(45)
GFS Fiscal Balance		(515)	(530)	(1,339)	(41)	(2,425)

2015
Fiscal Balance (as per Operating Statement)		(572)	848	(1,067)	(1,830)	(2,622)

Convergence differences
Relating to net operating balance		—	(1,732)	(97)	1,828	(1)
Purchases of non-financial assets	a	(152)	—	—	—	(152)
Sales of non-financial assets	a	161	—	—	—	161
Change in net inventories	a, b	(77)	—	—	—	(77)

GFS Fiscal Balance		(640)	(884)	(1,164)	(2)	(2,691)

Notes:

The convergence differences comprise:

a.	GFS treats purchases and sales of land inventories and assets held for rental and subsequently held for sale as purchases and sales of non-financial assets. These are reflected in changes in net inventories for AASB 1049.

b.	For AASB 1049, change in net inventories includes total changes in the balance of land inventories and assets held for rental and subsequently held for sale.

(c)	Reconciliation to GFS Total Change in Net Worth

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2016
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		19,976	340	(839)	(2,763)	16,715

Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(1,696)	(109)	1,806	—
Relating to other economic flows
Impairment of receivables	b	(7)	85	—	—	78
Net gain on investments in other entities	c	(304)	—	—	304	—
Deferred income tax equivalents	d	401	(361)	(39)	—	—
Net restoration costs	e	(1)	26	—	—	25
Onerous contracts	f	—	(14)	(1)	—	(15)
Remeasurement of shares and other contributed capital	g	—	1,620	989	(2,608)	—
Total convergence differences		89	(340)	839	(499)	89
GFS Total Change in Net Worth		20,065	—	—	(3,262)	16,804

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-81

Notes to the Financial Statements

50.	Reconciliation to GFS continued

(c)	Reconciliation to GFS Total Change in Net Worth continued

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2015
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		5,442	1,868	505	(3,132)	4,682

Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(1,731)	(97)	1,828	—
Relating to other economic flows
Impairment of receivables	b	84	17	1	—	101
Net gain on investments in other entities	c	150	—	—	(150)	—
Deferred income tax equivalents	d	(323)	236	86	—	—
Net restoration costs	e	10	1	—	—	11
Onerous contracts	f	—	(190)	(1)	—	(191)
Other
Remeasurement of shares and other contributed capital	g	—	(201)	(494)	694	—
Total convergence differences		(80)	(1,868)	(505)	2,373	(80)

GFS Total Change in Net Worth		5,362	—	—	(759)	4,602

Notes:

The convergence differences comprise:

a.	GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

b.	GFS does not recognise impairment of receivables, whereas the Operating Statement recognises impairment of receivables and classifies them as other economic flows. The total difference flows through to the Total State Sector.

c.	The measurement of equity investments in other public sector entities differs for GFS in that, for example, allowance for impairment of receivables, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

d.	GFS does not recognise deferred income tax equivalents at all, whereas the Operating Statement recognises the deferred income tax equivalents and classifies them as other economic flows. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

e.	GFS does not recognise restoration costs, whereas restoration costs have been recognised in the Operating Statement. This difference flows through to the Total State Sector.

f.	The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the Total State Sector.

g.	GFS measures net worth as assets less liabilities less shares/contributed equity (remeasured). Shares/contributed equity are not deducted under Australian Accounting Standards.

6-82	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

50.	Reconciliation to GFS continued

(d)	Reconciliation to GFS Net Worth

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2016
Net Worth (as per Balance Sheet)		191,910	17,208	3,269	(30,297)	182,090

Convergence differences
Financial assets
Accounts receivable	a	728	120	4	—	852
Investment in other entities	b	5,838	—	—	(5,838)	—
Non-financial assets
Restoration assets	c	6	(68)	—	—	(62)
Deferred tax assets	d	(5,972)	(770)	(43)	6,786	—
Liabilities
Deferred tax liabilities	e	814	5,955	17	(6,786)	—
Restoration provision	f	1	428	—	—	430
Provision for onerous contracts	g	1	194	—	—	196
Shares and other contributed equity	h	—	(23,068)	(3,247)	26,315	—
Total convergence differences		1,416	(17,208)	(3,269)	20,477	1,416
GFS Net Worth		193,326	—	—	(9,820)	183,506

2015
Net Worth (as per Balance Sheet)		171,933	19,469	4,217	(30,245)	165,375

Convergence differences
Financial assets
Accounts receivable	a	734	35	5	—	774
Investment in other entities	b	6,142	—	—	(6,142)	—
Non-financial assets
Restoration assets	c	6	(138)	—	—	(132)
Deferred tax assets	d	(6,233)	(641)	(33)	6,908	—
Liabilities
Deferred tax liabilities	e	674	6,187	46	(6,908)	—
Restoration provision	f	3	471	—	—	475
Provision for onerous contracts	g	1	209	1	—	210
Shares and other contributed equity	h	—	(25,592)	(4,236)	29,828	—
Total convergence differences		1,327	(19,469)	(4,217)	23,686	1,327
GFS Net Worth		173,260	—	—	(6,559)	166,702

Notes:

The convergence differences comprise:

a.	GFS does not recognise impairment of receivables, whereas an allowance for impairment of receivables is recognised in the Balance Sheet. This total convergence difference flows through to the Total State Sector.

b.	The measurement of equity investments in other public sector entities differs for GFS in that, for example, allowance for impairment of receivables, net restoration provisions, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

	General Government
	Sector
	2016	2015
	$M	$M
Reconciliation of GAAP GGS investments in other public sector entities to GFS

Investments in other public sector entities under GAAP	20,477	23,685
Less negative net worth of PNFCs and PFCs	—	—
Add allowance for impairment of receivables	124	40
Add net deferred tax equivalent liabilities reported by PNFC and PFC	5,159	5,559
Add provisions for onerous contracts recorded by PNFC and PFC	195	210
Add net restoration costs	360	334
Investments in other public sector entities under GFS	26,315	29,828

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-83

Notes to the Financial Statements

50.	Reconciliation to GFS continued

(d)	Reconciliation to GFS Net Worth continued

c.	GFS does not recognise restoration assets, whereas restoration assets have been recognised in the Balance Sheet. This difference flows through to the Total State Sector.

d.	GFS does not recognise deferred tax assets, whereas deferred tax assets are classified as non-financial assets in the Balance Sheet. The difference does not flow through to the Total State Sector as it arises from intersector transactions.

e.	GFS does not recognise deferred tax liabilities, whereas deferred tax liabilities are classified as non-financial liabilities in the Balance Sheet. The difference does not flow through to the Total State Sector as it arises from intersector transactions.

f.	GFS does not recognise restoration provisions, whereas restoration provisions have been recognised in the Balance Sheet. This difference flows through to the Total State Sector.

g.	GFS does not recognise a provision for onerous contracts, whereas a provision for onerous contracts is recognised in the Balance Sheet. This difference flows through to the Total State Sector.

h.	GFS measures net worth as assets less liabilities less shares/contributed equity. Shares/contributed equity are not deducted under Australian Accounting Standards.

(e)	Reconciliation to GFS Cash Surplus/(Deficit)

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2016
Cash surplus/(deficit)		866	(1,459)	(1,263)	—	(1,849)
Convergence differences
Acquisitions under finances leases and similar arrangements	a	(341)	—	—	—	(341)
GFS Cash Surplus/(Deficit)		525	(1,459)	(1,263)	—	(2,190)

2015
Cash surplus/(deficit)		(105)	(450)	(1,636)	—	(2,191)
Convergence differences
Acquisitions under finances leases and similar arrangements	a	(470)	(9)	—	—	(479)
GFS Cash Surplus/(Deficit)		(575)	(459)	(1,636)	—	(2,670)

Notes:

a.	The convergence differences arise because GFS recognises a notional cash outflow relating to new finance leases and similar arrangements in calculating cash surplus/(deficit), whereas the Cash Flow Statement does not recognise notional cash flows. This total difference flows through to the Total State Sector.

6-84	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

		General Government
		Sector		Total State Sector
		2016	2015	2016	2015
		$M	$M	$M	$M
51.	Expenses from transactions by function

	General public services	1,648	1,803	1,861	1,941
	Public order and safety	4,495	4,337	4,446	4,290
	Education	11,810	11,263	11,687	11,145
	Health	15,099	13,668	15,013	13,588
	Social security and welfare	3,091	2,978	3,030	2,920
	Housing and community amenities	1,455	1,551	1,991	2,073
	Recreation and culture	1,109	928	1,166	995
	Fuel and energy	570	640	4,787	4,398
	Agriculture, forestry, fishing and hunting	692	630	845	772
	Mining, manufacturing and construction	284	243	284	243
	Transport and communications	5,303	6,398	5,483	6,673
	Other economic affairs	874	769	874	768
	Other purposes	3,597	4,341	6,887	7,385
		50,025	49,551	58,353	57,191
52.	Sector assets by function

	General public services	1,540	3,396	1,614	1,532
	Public order and safety	7,984	7,678	7,813	7,470
	Education	20,131	18,458	19,979	18,301
	Health	13,667	13,050	13,634	13,014
	Social security and welfare	539	578	534	567
	Housing and community amenities	18,138	18,265	30,501	31,245
	Recreation and culture	7,833	7,628	8,501	8,321
	Fuel and energy	7,937	12,069	36,917	35,907
	Agriculture, forestry, fishing and hunting	63,720	58,264	64,278	58,982
	Mining, manufacturing and construction	1,341	1,186	1,331	1,175
	Transport and communications	79,521	62,459	88,493	71,753
	Other purposes and economic affairs[1]	44,939	49,566	61,027	67,988
		267,289	252,596	334,622	316,254

[1]	For GGS, includes fixed rate notes and investments in other public sector entities.
For Total State Sector, includes investments held in trust, securities and bonds.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-85

Notes to the Financial Statements

53.	General Government Sector budget to actual comparison

Operating Statement

			Published
			Budget	Actual
		Variance	2016	2016	Change	Change
		Notes	$M	$M	$M	%
	Revenue from Transactions
	Taxation revenue	1	12,926	12,547	(378)	-2.9%
	Grants revenue	2	24,555	23,740	(815)	-3.3%
	Sales of goods and services	3	5,430	5,926	497	9.1%
	Interest income	4	2,372	2,543	171	7.2%
	Dividend and income tax equivalents income	5	2,395	2,661	267	11.1%
	Other revenue		3,509	3,577	68	1.9%
	Total Revenue from Transactions		51,186	50,995	(191)	-0.4%

Less	Expenses from Transactions
	Employee expenses		19,937	20,044	107	0.5%
	Superannuation expenses
	Superannuation interest cost		803	767	(36)	-4.5%
	Other superannuation expenses		2,553	2,507	(46)	-1.8%
	Other operating expenses		14,980	15,000	20	0.1%
	Depreciation and amortisation	6	3,264	2,927	(337)	-10.3%
	Other interest expense		2,115	2,220	104	4.9%
	Grants expenses	7	6,320	6,559	239	3.8%
	Total Expenses from Transactions		49,973	50,025	52	0.1%

Equals	Net Operating Balance		1,213	970	(243)

	Other Economic Flows - Included in Operating Result
	Gain/(loss) on sale of assets and investments/settlement of liabilities		18	3	(14)
	Revaluation increments and impairment loss reversals		(131)	16	148
	Asset write-down, revaluation decrements and impairment loss		(232)	(257)	(26)
	Actuarial adjustments to liabilities		72	(49)	(121)
	Deferred income tax equivalents		(19)	(187)	(168)
	Dividends and tax equivalents treated as capital returns		156	595	439
	Other		(2)	(3)	(1)
	Total Other Economic Flows - Included in Operating Result	8	(139)	119	257

	Operating Result		1,074	1,088	14

	Other Economic Flows - Other Movements in Equity
	Revaluations		2,617	18,889	16,272
	Other		3	(1)	(4)
	Total Other Economic Flows - Other Movements in
	Equity	9	2,619	18,888	16,269

	Comprehensive Result - Total Changes in Net Worth		3,693	19,976	16,283

	KEY FISCAL AGGREGATES

	Net Operating Balance		1,213	970	(243)
Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		5,374	4,092	(1,282)
	Less Sales of non-financial assets		305	254	(51)
	Less Depreciation		3,264	2,927	(337)
	Plus Change in inventories		25	(37)	(62)
	Plus Other movement in non-financial assets		545	556	11
	Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		2,375	1,431	(944)

Equals	Fiscal Balance		(1,162)	(461)	701

6-86	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

53.	General Government Sector budget to actual comparison continued

Balance Sheet

		Published
		Budget	Actual
	Variance	2016	2016	Change	Change
	Notes	$M	$M	$M	%
Assets
Financial Assets
Cash and deposits		875	1,104	229	26.2%
Receivables and loans
Receivables		4,177	4,282	106	2.5%
Advances paid		820	632	(188)	-22.9%
Loans paid		352	90	(261)	-74.3%
Securities other than shares		32,877	33,522	645	2.0%
Shares and other equity investment
Investments in public sector entities	10	22,528	20,477	(2,051)	-9.1%
Investments in other entities		18	8	—	0.0%
Investments accounted for using equity method		152	150	(3)	-1.7%
Total Financial Assets		61,798	60,265	(1,523)	-2.5%

Non-Financial Assets
Inventories		584	507	(77)	-13.2%
Assets held for sale		156	123	(33)	-21.2%
Investment properties		349	341	(8)	-2.2%
Property, plant and equipment	11	178,972	198,996	20,024	11.2%
Intangibles		737	714	(22)	-3.0%
Deferred tax asset		5,935	5,972	37	0.6%
Other non-financial assets		325	370	45	13.8%
Total Non-Financial Assets		187,058	207,024	19,966	10.7%

Total Assets		248,856	267,289	18,444	7.4%

Liabilities
Payables		3,328	3,596	268	8.1%
Employee benefit obligations
Superannuation liability	12	24,278	27,360	3,082	12.7%
Other employee benefits		5,204	5,217	12	0.2%
Deposits held		1	3	3	574.0%
Borrowings and advances
Advances received		682	514	(169)	-24.7%
Borrowings	13	38,160	35,486	(2,674)	-7.0%
Securities other than shares		(9)	—	9	-100.0%
Deferred tax liability		860	814	(46)	-5.4%
Provisions		1,897	1,601	(296)	-15.6%
Other liabilities		756	790	34	4.5%
Total Liabilities		75,155	75,380	224	0.3%

Net Assets		173,700	191,910	18,219	10.5%

Net Worth
Accumulated surplus		88,132	83,672	(4,461)	-5.1%
Reserves		85,519	108,238	22,719	26.6%
Total Net Worth		173,652	191,910	18,258	10.5%

KEY FISCAL AGGREGATES
Net Financial Worth		(13,357)	(15,114)	(1,757)
Net Financial Liabilities		35,885	35,591	(294)
Net Debt		3,910	654	(3,255)

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-87

Notes to the Financial Statements

53.	General Government Sector budget to actual comparison continued

Cash flow Statement

		Published
		Budget	Actual
	Variance	2016	2016	Change	Change
	Notes	$M	$M	$M	%
Cash Flows from Operating Activities
Cash received
Taxes received	14	12,924	12,588	(336)	-2.6%
Grants and subsidies received	15	24,650	23,891	(759)	-3.1%
Sales of goods and services	16	5,565	6,083	518	9.3%
Interest receipts	17	2,372	2,536	163	6.9%
Dividends and income tax equivalents	18	2,740	3,754	1,015	37.0%
Other receipts	19	4,605	4,385	(220)	-4.8%
		52,856	53,237	381	0.7%
Cash paid
Payments for employees	20	(23,113)	(22,830)	284	-1.2%
Payments for goods and services	21	(16,289)	(16,459)	(170)	1.0%
Grants and subsidies	22	(6,506)	(6,750)	(244)	3.8%
Interest paid		(2,115)	(2,223)	(107)	5.1%
Other payments		(348)	(271)	76	-21.9%
		(48,372)	(48,533)	(161)	0.3%

Net Cash Flows from Operating Activities		4,485	4,704	220	4.9%

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	23	(5,374)	(4,092)	1,282	-23.9%
Sales of non-financial assets		305	254	(51)	-16.8%
		(5,069)	(3,838)	1,231	-24.3%
Financial Assets (Policy Purposes)
Equity disposals		3,159	3,348	190	6.0%
	24	3,100	3,348	248	8.0%
Financial Assets (Liquidity Purposes)
Sales of investments		5,655	5,547	(108)	-1.9%
Purchases of investments		(2,595)	(3,008)	(413)	15.9%
	25	3,061	2,540	(521)	-17.0%

Net Cash Flows from Investing Activities		1,092	2,050	958	87.7%

Cash Flows from Financing Activities
Cash received
Advances received		116	117	1	0.9%
Proceeds of borrowing	26	1,764	667	(1,097)	-62%
Deposits received		—	5	5	100%
		1,880	789	(1,091)	-58.0%
Cash paid
Advances paid		(157)	(229)	(72)	45.6%
Borrowing repaid		(7,278)	(7,404)	(126)	1.7%
Deposits withdrawn		—	(5)	(5)	100%
		(7,435)	(7,638)	(202)	2.7%

Net Cash Flows from Financing Activities		(5,555)	(6,848)	(1,293)	23.3%

Net increase/(decreased) in Cash and Deposits Held		22	(94)	(116)	-529.8%
Cash and deposits at the beginning of the financial year		853	1,198	345	40.5%
Cash and Deposits Held at the End of the Financial Year		875	1,104	229	26.2%

KEY FISCAL AGGREGATES
Net Cash from Operating Activities		4,485	4,704	220
Net Cash Flow from Investments in Non-Financial Assets		(5,069)	(3,838)	1,231
CASH SURPLUS/(DEFICIT)		(584)	866	1,450

6-88	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Notes to the Financial Statements

53.	General Government Sector budget to actual comparison continued

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for GGS

Operating Statement

	1	Taxation revenue has decreased $378 million since the 2015-16 Budget reflecting lower payroll tax revenue ($242 million) as a result of restrained employment and wages growth and lower insurance duty ($63 million) with insurers operating in a highly competitive environment.

	2	The Australian Government revised its timing of reimbursements to Queensland under the Natural Disaster Relief and Recovery Arrangements (NDRRA) from 2015-16 to subsequent years reducing grant revenue by $1.1 billion. Partially offsetting lower NDRRA revenue were increases in health activity based funding from the Commonwealth ($364 million) and higher than estimated GST revenue ($132 million).

	3.	Sales of goods and services were $497 million higher than the 2015-16 Budget and mainly relate to higher recoveries of the cost of certain drugs and patient recoveries for Queensland Health and HHSs which to a large extent were matched by higher than estimated operating expenses. In addition, casino licence revenue of $78 million received in prior years and previously treated as unearned, has now been recognised.

	4	Interest income was $171 million higher than that forecast in the 2015-16 Budget due to the revised timing of the withdrawal of all investments held in relation to long service leave liabilities as part of the Government’s Debt Action Plan (DAP) and higher interest earnings on working capital facilities and monies held in relation to DAP, offset in part by lower returns on Nominal Defendant investments held with Queensland Investment Corporation.

	5	Since the 2015-16 Budget, dividend and income tax equivalents income increased $267 million reflecting the Government’s decision to increase all Government owned corporations (excluding CS Energy) dividend payout ratios from 80% to 100% of profit after tax, Queensland Rail’s improved operating position as a result of lower operating costs and dividends declared by Queensland Treasury Corporation and Queensland Treasury Holdings that were not budgeted.

	6	Depreciation and amortisation expenses decreased $337 million over the 2015-16 Budget following changes to useful lives for road infrastructure assets which were not budgeted ($228 million) and lower depreciation and amortisation expenses by the Department of Health ($62 million) resulting from a lower asset base.

	7	Grant expenses increased $239 million from the 2015-16 Budget estimate of $6.320 billion. This variance is due mainly to the Department of Education and Training reclassifying $335 million in training subsidies from other operating expenses to grant expenses and higher electricity community service obligation payments under the uniform tariff policy ($112 million), offset by deferrals in various grant programs.

	8	Total other economic flows - included in operating result were $257 million higher than budget as a result of :

		-	$439 million additional return of capital from regearing Government owned corporations as part of the Government’s enhanced Debt Action Plan (DAP) and lower than anticipated impairment losses ($148 million); partially offset by:

		-	upward actuarial adjustments associated with the long service leave liabilities resulting from lower than expected discount rates and downward actuarial adjustments to the Queensland Government Insurance Fund.

		-	lower deferred income tax equivalents mainly due to tax losses by Queensland Bulk Water Supply Authority and WorkCover Queensland.

	9	Other movements in equity mainly relate to upwards valuations of road infrastructure assets and land ($15.615 billion) following the completion of a specific valuation undertaken by the Department of Transport and Main Roads in 2015-16 and revaluation of land under roads by the Department of Natural Resources and Mines ($5.1 billion), neither of which were available at the time of the 2015-16 Budget. These increases were partially offset by actuarial losses on the valuation of defined benefit superannuation liabilities ($2.647 billion) due to lower than expected discount rates and revaluation in value of the GGS investment in public sector entities ($2.491 billion).

Balance Sheet

	10	Investments in public sector entities decreased $2.051 billion from the 2015-16 Budget. This reflects the decline in net worth of the PFC sector of $1.193 billion, mainly due to lower than expected return on Queensland Treasury Corporation’s long term assets portfolio, and the PNFC sector of $858 million, partly due to further enhancements to the Government’s Debt Action Plan since the 2015-16 Budget, including regearing other non-electricity network government owned corporations.

	11	The increase in property, plant and equipment of $20.024 billion over the 2015-16 Budget is largely due to upwards revaluation of road infrastructure assets and land under roads and to some extent offset by lower capital purchases (refer to variance explanation 23).

	12	Superannuation liabilities were $3.082 billion higher than Budget due to actuarial losses resulting from lower Commonwealth bond yields at 30 June 2016 compared to those used to discount the defined benefit obligations at the time of the 2015-16 Budget.

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-89

Notes to the Financial Statements

53.	General Government Sector budget to actual comparison continued

Variance notes continued

Balance Sheet continued

	13	Borrowings declined $2.674 billion from the 2015-16 Budget forecast reflecting lower financing requirements due to lower than anticipated purchases of non-financial assets (Variance note 27), reclassification by the Public Trust Office of monies held in trust from borrowings to payables and regearing Energy Queensland through the transfer of General Government sector borrowings.

Cash Flow Statement

	14	The variance in taxes received is consistent with the Operating Statement.

	15	The variance in grants and subsidies received is consistent with the Operating Statement but is also impacted by settlement of receivables for Commonwealth funding in relation to aged care and disability services transition.

	16	The variance in receipts from sales of goods and services is consistent with the Operating Statement.

	17	The variance in interest receipts is consistent with the Operating Statement.

	18	Higher dividend receipts are mainly from the electricity distributors following the early payment of 2015-16 dividends prior to the merger of these entities into Energy Queensland Limited.

	19	Other receipts are $220 million lower than budget. This is mainly as a result of lower than expected royalty receipts, coupled with higher than budgeted royalties receivable.

	20	Payments for employee expenses are $284 million lower than budget. This was mainly due to lower than expected superannuation beneficiary payments as the number of retirements was less than budgeted.

	21	The variance in payments for goods and services is mainly due to lower than budgeted operating payables across the sector.

	22	The variance in grants and subsidies is consistent with the Operating Statement.

	23	The lower payments for property, plant and equipment of $1.282 billion compared to the 2015-16 original budget largely reflect revised timing of capital spending for a number of projects (including NDRRA) in the Department of Transport and Main Roads and Queensland Health.

	24	Net cash inflows from policy purposes are $248 million higher than the 2015-16 Budget, mainly due to higher net equity withdrawals from Government owned Corporations.

	25	Net cash inflows from liquidity purposes are $521 million lower than the 2015-16 Budget. This was mainly due to lower than expected sale of investments to meet superannuation beneficiary payments (see explanation 20 above).

	26	Proceeds of borrowing were $1.097 billion lower than the 2015-16 Budget mainly due to lower purchases of non-financial assets.

6-90	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

Certificate of Queensland State Government Financial Statements

General Government Sector and Total State Sector Consolidated Financial Statements

2015-16

Management Certificate

The foregoing GGS and Total State Sector consolidated financial statements have been prepared pursuant to section 25(1)(a) and (b) of the Financial Accountability Act 2009 and other prescribed requirements.

In our opinion and in terms of section 25(3) of the Financial Accountability Act 2009, we certify that the GGS and Total State Sector consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i)	the financial operations and cash flows of the Government of Queensland for the financial year; and

(ii)	the financial position of the Government of Queensland at 30 June 2016.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the GGS and Total State Sector consolidated financial statements misleading or inaccurate.

David Newby, CA	Jim Murphy	HON CURTIS PITT MP
Director, Whole of Government Reporting	Under Treasurer	Treasurer,
Queensland Treasury	Queensland Treasury	Minister for Aboriginal and Torres Strait Islander Partnerships and Minister for Sport

23 November 2016

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-91

INDEPENDENT AUDITOR’S REPORT

To the Treasurer of Queensland

Report on the Financial Report

I have audited the accompanying financial report of the Government of Queensland including General Government Sector and Total State Sector, which comprises the balance sheet as at 30 June 2016, and the operating statement, statement of changes in net assets (equity), and cash flow statement for the year ended on that date, notes to the financial statements including, significant accounting policies and other explanatory financial statement information and the certificates given by the Treasurer, Under Treasurer and Director, Whole of Government Reporting. The financial report includes the consolidated financial statements of the Government of Queensland and the entities it controlled at the year’s end or from time to time during the financial year.

Responsibility for the Financial Report

The Treasurer, through Queensland Treasury, is responsible for the preparation and fair presentation of the financial report in accordance with prescribed accounting requirements identified in the Financial Accountability Act 2009 and with Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting. AASB 1049 requires compliance with other applicable Australian Accounting Standards. This responsibility includes such internal control as the Treasurer determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. Those auditing standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance about whether the financial report is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers the entity’s internal control relevant to the entity’s preparation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Treasurer, as well as evaluating the overall presentation of the financial report and any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance on the underlying assumptions used in formulating the Budget figures disclosed in the financial statements.

Independence

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Opinion

In accordance with s.42 of the Auditor-General Act 2009 -

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion -

(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report has been drawn up under prescribed requirements so as to present a true and fair view of the financial operations and cash flows of the Government of Queensland for the financial year 1 July 2015 to 30 June 2016 and of the financial position as at the end of that year.

6-92	Audited Consolidated Financial Statements 2015–16 – Government of Queensland

INDEPENDENT AUDITOR’S REPORT continued

Electronic Presentation of the Audited Financial Report

Those viewing an electronic presentation of these financial statements should note that audit does not provide assurance on the integrity of the information presented electronically and does not provide an opinion on any information which may be hyperlinked to or from the financial statements. If users of the financial statements are concerned with the inherent risks arising from electronic presentation of information, they are advised to refer to the printed copy of the audited financial statements to confirm the accuracy of this electronically presented information.

A D CLOSE FCPA Auditor-General of Queensland (acting)

Audited Consolidated Financial Statements 2015–16 – Government of Queensland	6-93